SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(RULE 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

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INTERPORE INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

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May 17, 2004

Merger Proposal—Your Vote Is Very Important

To the Stockholders of Interpore International, Inc.:

You are cordially invited to attend our special meeting of stockholders to be held on June 18, 2004 at 9:00 a.m. local time at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626.

On March 7, 2004, we entered into a merger agreement with Biomet, Inc., pursuant to which Interpore International, Inc. will become a wholly-owned subsidiary of Biomet, Inc. If the merger is completed, you will receive $14.50 in cash, without interest, for each share of Interpore International, Inc. common stock you own. At our special meeting of stockholders, we will ask you to, among other things, consider and vote on the approval and adoption of the merger agreement.

After careful consideration, the board of directors unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to and in the best interests of Interpore and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

Your vote is important. The merger cannot be completed unless stockholders holding a majority of the outstanding shares on the record date approve and adopt the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other conditions, including obtaining clearance from regulatory agencies. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the approval and adoption of the merger agreement.

If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the merger agreement, and any proposal presented by Interpore’s management to adjourn or postpone the special meeting to a later date, but in no event later than October 1, 2004, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the merger agreement.

I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the approval and adoption of the merger agreement.

Sincerely,

David C. Mercer

Chairman and Chief Executive Officer

This proxy statement is dated May 17, 2004 and is first being mailed to stockholders on or about May 19, 2004.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held June 18, 2004

To the Stockholders of Interpore International, Inc.:

We will hold our special meeting of the stockholders of Interpore International, Inc. on June 18, 2004, at 9:00 a.m., local time, at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626, to consider and vote on the following proposals:

1. To approve and adopt the Agreement and Plan of Merger, dated as of March 7, 2004, by and among Interpore International, Inc., a Delaware corporation, Biomet, Inc., an Indiana corporation, and Laker Acquisition Corp. I, a Delaware corporation and a wholly owned subsidiary of Biomet;

2. Any proposal presented by Interpore’s management to adjourn or postpone the special meeting to a later date, but in no event later than October 1, 2004, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the merger agreement; and

3. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only stockholders of record at the close of business on May 5, 2004, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of Interpore stockholders of record entitled to vote at the special meeting will be available for the 10 days before the special meeting at our executive offices and principal place of business for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. Your vote is very important. Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting.

Whether you attend the special meeting or not, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

Interpore stockholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the approval and adoption of the merger agreement may dissent from the merger and may have appraisal rights for such shares, subject to the requirements of Delaware law.

For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A.

By Order of the Board of Directors,

Richard L. Harrison

Secretary

Irvine, California

May 17, 2004

i

ii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. In addition, to understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this proxy statement in its entirety, including the annexes, and the other documents to which we have referred you.

The Companies (page 16)

Interpore International, Inc.

We are a medical device company that designs, develops, manufactures and markets a complementary portfolio of products for spine, orthobiologic and minimally invasive surgery applications. Our principal executive offices are located at 181 Technology Drive, Irvine, California 92618, and our telephone number there is (949) 453-3200.

Biomet, Inc.

Biomet and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Its principal executive offices are located at 56 East Bell Drive, Warsaw, Indiana 46582, and its telephone number there is (574) 267-6639.

Laker Acquisition Corp. I

Laker Acquisition Corp. I, a Delaware corporation and a wholly owned subsidiary of Biomet, was formed in 2004 solely for the purpose of facilitating Biomet’s acquisition of Interpore. Its principal executive offices are located at the same address as Biomet’s principal executive offices.

The Merger (page 16)

Biomet has agreed to acquire Interpore pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

Under the terms of the merger agreement:

•	Laker Acquisition Corp will merge with and into Interpore, with Interpore surviving as a wholly-owned subsidiary of Biomet;

•	each share of Interpore common stock, par value $0.01 per share, other than shares owned by Interpore, Biomet or their respective subsidiaries and shares for which appraisal rights have been validly exercised under Delaware law, will be converted into the right to receive $14.50 in cash, without interest;

•	all outstanding vested options to purchase shares of Interpore common stock and all outstanding warrants will be entitled to $14.50 in cash, without interest, less the exercise price, for each share underlying the options, and less applicable tax withholdings;

•	all unvested options held by non-employee directors of the Company will be treated as fully vested and will be entitled to $14.50 in cash, without interest, less the exercise price, for each share underlying the options, and less applicable tax withholdings; and

•	all unvested options (other than those held by non-employee directors of the company) will be converted into a right to acquire shares of common stock of Biomet on terms set forth in the merger agreement.

After the merger is effected:

•	each share of Interpore common stock outstanding immediately prior to the merger shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the merger represented shares of Interpore common stock shall cease to have any rights with respect to such shares of Interpore common stock;

•	each certificate representing Interpore shares shall thereafter represent the right to receive $14.50 in cash, without interest (other than shares owned by Interpore and Biomet and their respective subsidiaries, which shall be canceled, and shares with respect to which the holder has properly demanded appraisal rights, which we collectively refer to as the “excluded shares”); and

•	each dissenting stockholder will no longer have any rights as a stockholder of Interpore with respect to his or her shares, except for the right to receive payment of the judicially-determined fair value of his or her shares under Delaware law if the stockholder has validly perfected and not withdrawn this right. For additional information about appraisal rights, see “The Merger—Appraisal Rights” on page 36.

Recommendation of the Board of Directors (page 24)

On March 7, 2004, after a series of meetings and careful consideration of the factors described in the section “The Merger-Recommendation of our Board of Directors and its Reasons for the Merger,” our board of directors unanimously:

•	determined that it was advisable for Interpore to enter into the merger agreement and that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Interpore and its stockholders;

•	approved the merger agreement and the merger; and

•	determined to recommend to Interpore stockholders that they vote for the approval and adoption of the merger agreement.

To review the background and reasons for the merger in greater detail, see pages 17 through 26.

The Special Meeting (page 13)

The special meeting of our stockholders will be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626 at 9:00 a.m, local time, on June 18, 2004. At the special meeting, you will be asked to vote to approve and adopt the merger agreement and to approve any proposal presented by Interpore’s management to adjourn or postpone the special meeting, if necessary.

Stockholders Entitled to Vote; Vote Required (pages 13 and 14)

You may vote at the special meeting if you owned Interpore common stock at the close of business on May 5, 2004, the record date for the special meeting. On that date, there were 18,010,587 shares of Interpore common stock outstanding and entitled to vote. You may cast one vote for each share of Interpore common stock that you owned on that date. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Interpore common stock entitled to vote at the special meeting. Approval of a proposal to adjourn or postpone the special meeting requires the affirmative vote of a majority of the shares of Interpore common stock represented at the special meeting and entitled to vote on the proposal.

Fairness Opinion of Financial Advisor (page 26)

On March 7, 2004, Piper Jaffray & Co., financial advisor to Interpore, delivered its oral opinion to our board of directors, subsequently confirmed in writing, that, as of that date, and based upon and subject to the considerations described in their written opinion, the cash consideration of $14.50 per share to be paid under the merger agreement was fair from a financial point of view to the holders of Interpore common stock.

The full text of the written opinion of Piper Jaffray & Co. is attached as Annex B to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion is directed to our board of directors and does not constitute a recommendation by Piper Jaffray & Co. to any stockholder as to any matter relating to the merger.

The Voting and Support Agreements (page 31)

As a condition to its entering into the merger agreement, Biomet required three of our executive officers, and two of our non-employee directors, to enter into voting and support agreements under which they have agreed to vote in favor of approval and adoption of the merger agreement and related matters, and against any competing transaction or proposal or any proposal or transaction that could reasonably be expected to prevent or impede the completion of the merger. The voting and support agreements terminate upon the earliest of the effective time of the merger, the mutual consent of Biomet and the individual party thereto, the termination of the merger agreement or an amendment to the merger agreement that provides for a reduction in the merger consideration. As of the record date, the parties to the voting and support agreement held an aggregate of 696,493 shares of Interpore common stock, representing approximately 3.9% of the votes eligible to be cast at the special meeting.

Interests of Our Directors and Executive Officers in the Merger (page 32)

Members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of other stockholders. For example:

•	all vested options to purchase Interpore common stock, including options held by our directors and executive officers, will cease to represent the right to acquire Interpore common stock and will, at the time the merger is effected, be converted into the right to receive an amount in cash equal to $14.50, without interest, the exercise price for each share of Interpore stock underlying the option and less any applicable tax withholding amounts;

•	all options to purchase Interpore common stock held by our non-employee directors will be accelerated so that these options will be fully vested immediately prior to the consummation of the merger;

•	all unvested options to purchase Interpore common stock at the time the merger is effected will be converted into a right to acquire shares of common stock of Biomet on terms set forth in the merger agreement;

•	our executive officers may be entitled to severance benefits if their employment is terminated;

•	the restrictions on shares of restricted stock held by our executive officers will lapse upon consummation of the merger, so that our executive officers will be entitled to receive the $14.50 cash merger consideration for these shares; and

•	our current and former directors and officers will continue to be indemnified for six years after the completion of the merger and will have the benefit of liability insurance for six years after completion of the merger.

Delisting and Deregistration of Interpore Common Stock (page 42)

If the merger is completed, Interpore common stock will no longer be listed on the NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934.

Litigation Related to the Merger (page 42)

On March 8, 2004, a putative stockholder class action lawsuit was filed in Superior Court of the State of California, County of Orange, alleging that Interpore and each of our directors breached their fiduciary duties of care, loyalty, candor, and independence owed to the public stockholders of Interpore in connection with the merger. The plaintiff seeks to enjoin Interpore from proceeding with the proposed acquisition by Biomet. We believe that this lawsuit is meritless and we intend to vigorously defend against the allegations in the complaint.

On April 9, 2004, a second putative stockholder class action lawsuit was filed in Superior Court of the State of California, County of Orange, alleging that Interpore, each of our directors breached their fiduciary duties of care and loyalty owed to the public stockholders of Interpore in connection with the merger, and that Biomet aided and abetted these breaches. The lawsuit also alleges claims for breach of the duty of disclosure and indemnification. The plaintiff seeks to enjoin Interpore from proceeding with the proposed acquisition by Biomet. We and Biomet believe that this lawsuit is meritless and we and Biomet intend to vigorously defend against the allegations in the complaint.

The Merger Agreement (page 44)

Conditions to the Completion of the Merger (page 52)

Each of Biomet’s and Interpore’s obligation to complete the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	the approval and adoption of the merger agreement by affirmative vote of Interpore stockholders holding in excess of 50% of the outstanding shares;

•	all required governmental entity consents and approvals must be obtained;

•	the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act;

•	the absence of any law or order that restrains, enjoins or otherwise prohibits or makes illegal the completion of the merger;

•	the absence of breaches of representations and warranties of the other party to the merger agreement, except where the breaches would not reasonably be expected to have a material adverse effect on the representing party;

•	the material performance of the other party’s obligations under the merger agreement;

•	the absence of any material adverse effect on the other party; and

•	in the case of the obligations of Biomet and Laker Acquisition Corp to complete the merger:

—	the number of dissenting shares must not exceed 6% of our issued and outstanding shares;

—	the absence of any new litigation matters or change in any existing litigation matters that has had or could reasonably be expected to have a material adverse effect on us;

—	our obtaining and delivering an estoppel certificate with respect to the lease for our headquarters in Irvine, California; and

—	our delivery of an affidavit that we are not and have not been a United States real property holding corporation.

Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

No Solicitation Covenant (page 49)

The merger agreement contains restrictions on our ability to solicit, engage in discussions or negotiations with, furnish non-public information to, or enter into an agreement with, a third party with respect to a proposal to acquire all of, or any significant interest in, Interpore. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if we receive an acquisition proposal from a third party that our board of directors determines in good faith after consultation with financial advisors is, or would reasonably be expected to lead to a proposal that is, superior to the Biomet transaction, and if our board of directors determines in good faith after consultation with outside legal advisors that the failure to do so would present a reasonably substantial risk of a breach of its fiduciary duties to our stockholders, we may furnish non-public information to that third party and engage in negotiations with that third party regarding an acquisition proposal.

Termination of the Merger Agreement (page 53)

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval and adoption of the merger agreement by our stockholders:

•	by mutual written agreement of Interpore and Biomet;

•	by Interpore or Biomet, if the merger is not completed by October 1, 2004;

•	by Interpore or Biomet, if our stockholders fail to approve and adopt the merger agreement at the special meeting or at any adjournment or postponement thereof;

•	by Interpore or Biomet, if a court or governmental authority or law permanently restrains, enjoins or otherwise prohibits completion of the merger;

•	by Interpore or Biomet, if the other party breaches its representations, warranties or covenants in the merger agreement, which results in a failure of one of the conditions to the completion of the merger being satisfied, and the breaches cannot be cured or are not cured within 30 days of receiving notice of such breach;

•	by Interpore, if we receive a superior proposal from a third party, prior to our stockholders’ approval of the merger agreement, and our board of directors has determined in good faith, after consultation with outside counsel, that failure to accept the superior proposal would constitute a breach of its fiduciary duties, subject to certain conditions and payment of the termination fee described below; or

•	by Biomet, if our board of directors withdraws or adversely modifies its recommendation of the merger, or fails to recommend that our stockholders reject a tender offer made by a third party; we fail to issue a press release reaffirming our recommendation for the merger after an acquisition proposal is publicly announced; or we materially breach our no solicitation covenant.

Termination Fees and Other Expenses (pages 55 and 56)

If the merger agreement is terminated in specified circumstances, Interpore may be required to pay a termination fee of $8 million to Biomet. Under certain circumstances, Interpore or Biomet may be required to reimburse the other party for up to $2 million of its expenses, but in no event will Interpore be required to pay such expenses if we are required to pay a termination fee.

Effect on Outstanding Stock Options (page 49)

Upon completion of the merger, each outstanding vested option to purchase Interpore common stock will be converted into the right to receive $14.50 in cash, without interest, less (a) the exercise price for such Interpore stock option and (b) any applicable tax withholding amounts. In addition, the vesting of all options held by our non-employee directors will be accelerated so that these options will be fully vested immediately prior to the consummation of the merger. Consequently, these options will be converted into the right to receive cash as described above. All options to purchase Interpore common stock that remain unvested at the time when the merger is effected will be converted into the right to acquire a number of shares of Biomet common stock equal to the number of shares of Interpore common stock subject to the unvested option multiplied by an exchange ratio equal to $14.50 divided by the average of the per share closing prices of Biomet’s common stock as reported by the NASDAQ National Market for the five consecutive trading days ending two trading days prior to the date on which the merger is effected. The per share exercise price of the resulting option to purchase Biomet common stock will be the quotient obtained by dividing the per share exercise price of the converted Interpore option by the exchange ratio. If an employee’s employment with the surviving corporation terminates under certain conditions within one year of the closing date, that employee’s options will become fully vested and immediately exercisable in accordance with their terms.

Material United States Federal Income Tax Consequences (page 40)

The receipt of $14.50 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a United States stockholder generally will recognize gain or loss as a result of the merger measured by the difference, if any, between $14.50 per share and such holder’s adjusted tax basis in that share. However, subject to certain exceptions, a non-United States stockholder will generally not be subject to United States federal income tax on any gain or loss recognized as a result of the merger.

You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 40 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page 36)

Under the HSR Act, we cannot complete the merger until both parties have notified the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission, or FTC, of the merger, furnished them with certain information and materials and allowed the applicable waiting period to terminate or expire. Interpore and Biomet filed notification and report forms under the HSR Act with the FTC and the Department of Justice on March 23, 2004. The initial waiting period under the HSR Act expired on April 22, 2004 without the Department of Justice or the FTC requesting additional information. Likewise, under the German Act Against Restraints of Competition, as amended, Biomet was also required to notify the merger to the German Federal Cartel Office and seek clearance before closing. Biomet submitted a notification to the German Federal Cartel Office on March 25, 2004, and obtained clearance on April 1, 2004.

Exchange Agent (page 44)

U.S. Stock Transfer Corporation or another comparable institution will act as the exchange agent in connection with the merger.

Appraisal Rights (page 36)

Under Delaware law, stockholders who do not wish to accept the $14.50 per share cash consideration payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $14.50 per share. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to approve and adopt the merger agreement;

•	you must make a written demand on us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to approve and adopt the merger agreement occurs at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger. A stockholder who is the record holder of shares of common stock of Interpore on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to approve and adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See the Section entitled “The Merger—Appraisal Rights” on page 36 for a description of the procedures that you must follow in order to exercise your appraisal rights. If stockholders holding in excess of 6% of our common stock exercise their appraisal rights, Biomet will not be obligated to complete the merger.

Annex D to this proxy statement contains the full text Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What matters will be voted on at the special meeting?

A:

You will vote on the following proposals: (i) to approve and adopt the merger agreement; and (ii) to approve any proposal presented by Interpore’s management to adjourn or postpone the special meeting to a later date, but in no event later than October 1, 2004, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the merger agreement.

We have entered into a merger agreement with Biomet, Inc., an Indiana corporation (“Biomet”). Under the merger agreement, Interpore will become a wholly-owned subsidiary of Biomet and holders of Interpore common stock will be entitled to receive $14.50 per share in cash, without interest.

In order to complete the merger, our stockholders holding in excess of 50% of the outstanding common stock must vote to approve and adopt the merger agreement. We will hold a special meeting of our stockholders to obtain this approval. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Q:	As a stockholder, what will I receive in the merger?

A:	You will be entitled to receive $14.50 in cash, without interest, for each share of Interpore common stock that you own immediately prior to the effective time of the merger unless you perfect your appraisal rights under Delaware law.

Q:	If I also hold warrants or options to purchase shares of Interpore common stock, how will my warrants or options be treated in the merger?

A:	All outstanding vested options to purchase shares of Interpore common stock and all outstanding warrants will be entitled to $14.50 in cash, without interest, less the exercise price for each share underlying the options or warrants, and less applicable tax withholdings. All unvested options held by non-employee directors of the Company will be treated as fully vested and will be entitled to $14.50 in cash, without interest, less the exercise price for each share underlying the options and less applicable tax withholdings. All unvested options (other than those held by non-employee directors of Interpore) will be converted into a right to acquire shares of common stock of Biomet on terms set forth in the merger agreement.

Q:	Is the merger contingent upon Biomet obtaining financing?

A:	No. The consummation of the merger is not contingent upon Biomet obtaining financing. Biomet has represented to us that it has access to, and will have at closing, sufficient funds available to complete the merger.

Q:	Is the approval of the Biomet stockholders required to effectuate the merger?

A:	No. Biomet may complete the merger without obtaining the approval of its stockholders.

Q:	What constitutes a quorum at the special meeting?

A:	In order to constitute a quorum and to transact business at the special meeting, a majority of the outstanding shares on the record date must be represented at the special meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker, bank or nominee which are represented at the special meeting, but not instructed or empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	What vote of our stockholders is required to approve and adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of Interpore common stock outstanding at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and broker non-votes will have the same effect as voting against the merger agreement.

Q:	What is the required vote for the other matters at the special meeting?

A:	A proposal to adjourn or postpone the special meeting must be approved by holders of a majority of the shares of Interpore common stock represented at the special meeting, in person or by proxy, and entitled to vote. Because abstentions are counted as shares entitled to vote at the special meeting, abstentions will have the effect of votes against a proposal to adjourn or postpone the special meeting. However, broker non-votes will have no effect on the outcome of this proposal.

Q:	Who can vote and attend the special meeting?

A:	All stockholders of record as of the close of business on May 5, 2004, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” any proposal presented by Interpore’s management to adjourn or postpone the special meeting to a later date, but in no event later than October 1, 2004, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the merger agreement.

Q:	Why is our board of directors recommending that I vote in favor of the proposal to approve and adopt the merger agreement?

A:	After careful consideration, our board of directors unanimously approved the merger agreement and the merger, and unanimously determined that the merger is advisable and in the best interests of Interpore and our stockholders. In reaching its decision to approve the merger agreement and the merger and to recommend the approval and adoption of the merger agreement by our stockholders, the board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 24 through 26 under “The Merger—Reasons for the Merger.”

Q:	Have any executive officers or directors of Interpore agreed to vote in favor of the approval and adoption of the merger agreement as stockholders?

A:	Yes. Three of our executive officers and two of our non-employee directors have entered into Voting and Support Agreements with Biomet under which these executive officers and directors have agreed to vote certain of their shares of our common stock, representing in the aggregate approximately 3.9% of our outstanding common stock as of the record date, in favor of approving and adopting the merger agreement. The Voting and Support Agreements are described in “The Merger—Description of the Voting and Support Agreements.” In addition, the entire text of the form of Voting and Support Agreement is attached as Annex C.

Q:	How do I cast my vote?

A:	If you were a holder of record on May 5, 2004, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope.
If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the merger agreement, and “FOR” any proposal presented by Interpore’s management to adjourn or postpone the special meeting.

Q:	How do I cast my vote if my Interpore shares are held in “street name” by my bank, broker or another nominee?

A:	If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide your broker, banker or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. This will have the same effect as voting against the approval and adoption of the merger agreement. Broker non-votes will have no effect on a proposal to adjourn or postpone the special meeting. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against approval and adoption of the merger agreement. Abstention from voting will also have the same effect as a vote against a proposal to adjourn or postpone the special meeting, however, a failure to cast your vote or give voting instructions to your bank, broker or nominee will have no effect on this proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by delivering a later-dated, signed proxy card to the corporate secretary of Interpore or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the corporate secretary of Interpore prior to the vote at the special meeting. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Am I entitled to appraisal rights?

A:	Yes. If you do not wish to accept the $14.50 per share cash consideration payable pursuant to the merger, you may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of your shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $14.50 per share. This right to appraisal is subject to a number of restrictions and technical requirements summarized under the section entitled “The Merger—Appraisal Rights” beginning on page 36. We have included the full text of Section 262 of the General Corporation Law of the State of Delaware as Annex D to this proxy statement. We urge you to read all of Section 262 carefully if you wish to exercise your appraisal rights. If you fail to timely and properly comply with the requirements of Section 262, you will lose your appraisal rights under Delaware law.

Q:	Is the merger expected to be taxable to me?

A:

Generally, with respect to a United States stockholder, yes. The receipt of $14.50 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a United States stockholder generally will recognize gain or loss as a result of the merger measured by the difference, if any, between $14.50 per share and such holder’s adjusted tax basis in that share. However, subject to certain exceptions, a non-United States stockholder will generally not be subject to United States federal income tax on any gain or loss recognized as a result of the merger.

You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 40 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will take place at 9:00 a.m. local time on June 18, 2004, at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626.

Q:	Should I send in my share certificates now?

A:	No. Promptly after the merger is completed, each holder of record on May 5, 2004 will be sent written instructions for exchanging your share certificates for your cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the exchange agent receives your stock certificates and any other documents requested in the instructions.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect to complete the merger at the end of the second quarter of 2004. However, we cannot predict the exact timing of the merger because the merger is subject to the receipt of regulatory approvals and other closing conditions. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained and, even if they are ultimately obtained, they might not be obtained for a substantial period of time following the approval and adoption of the merger agreement at the special meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Interpore International, Inc. 181 Technology Drive Irvine, CA 92618 (949) 453-3200 Attention: Richard Harrison E-mail: corporate@interpore.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe,” “will,” “may,” “should,” “would,” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statement.

In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the ability of Interpore to obtain the stockholder and regulatory approvals required for the merger;

•	the timing of the closing of the merger and receipt by stockholders of the merger consideration;

•	the impact of uncertainty surrounding the merger on our business; and

•	other risks related to our business that are described in our public filings (see “Where You Can Find More Information” on page 63).

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE INTERPORE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting on June 18, 2004, at 9:00 a.m., local time, at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of Interpore common stock to consider and vote on the following proposals:

•	The approval and adoption of the merger agreement by and among Interpore, Biomet, and Laker Acquisition Corp (see “The Merger” beginning on page 16 and “The Merger Agreement” beginning on page 44);

•	Any proposal to adjourn or postpone the special meeting to a later date, but in no event later than October 1, 2004, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the merger agreement (see “Proposal No. 2—Adjournment of the Special Meeting” on page 59); and

•	The transaction of any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of Our Board of Directors

Our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Interpore and our stockholders, and has approved the merger agreement and merger.

Our board of directors unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement and “FOR” any proposal presented by Interpore’s management to approve the adjournment or postponement of the special meeting.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of Interpore common stock at the close of business on May 5, 2004, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 18,010,587 shares of Interpore common stock were issued and outstanding and held by 396 holders of record. Holders of record of Interpore common stock on the record date are entitled to one vote per share at the special meeting on each proposal. A list of Interpore stockholders will be available for review for any purpose germane to the special meeting at our executive offices and principal place of business during regular business hours for a period of ten days before the special meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of Interpore common stock outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and broker “non-votes,” discussed below, count as present for establishing a quorum for the transaction of all business.

Vote Required

The approval and adoption of the merger agreement by our stockholders requires the affirmative vote of the holders of a majority of the shares of Interpore common stock outstanding and entitled to vote at the special meeting as of the record date, either in person or by proxy. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and broker non-votes will have the same effect as voting against the merger agreement.

The approval of any proposal presented by Interpore’s management to adjourn or postpone the special meeting requires the affirmative vote of holders of a majority of the shares of Interpore common stock represented at the special meeting, in person or by proxy, and eligible to vote on the proposal. Because abstentions are counted as shares entitled to vote at the special meeting, abstentions will have the effect of votes against such proposal. However, broker non-votes will have no effect on the outcome of such proposal.

Voting by Interpore Directors and Executive Officers

At the close of business on the record date, our directors and executive officers owned and were entitled to vote approximately 4.6% of the Interpore common stock outstanding on that date. Three of our executive officers, and two of our non-employee directors have entered into voting and support agreements with Biomet under which these executive officers and directors have agreed to vote certain of their shares of our common stock, representing in the aggregate approximately 3.9% of our outstanding common stock as of the record date, in favor of approving and adopting the merger agreement.

Voting; Proxies

You may vote by proxy or in person at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Voting by Proxy

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval and adoption of the merger agreement, and any proposal to approve the adjournment or postponement of the special meeting.

Only shares affirmatively voted for the approval and adoption of the merger agreement, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposals. Shares of Interpore common stock held by persons attending the special meeting but not voting, and shares of Interpore common stock for which we received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes against the approval and adoption of the merger agreement. Shares represented by proxies that reflect a broker “non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have the same effect as votes against the approval and adoption of the merger agreement. A broker “non-vote” will have no effect on the outcome of a proposal to adjourn or postpone the special meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Adjournments; Other Business

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment requires the affirmative vote of the holders of a majority of the shares of Interpore common stock represented at the special meeting, in person or by proxy, and eligible to vote on the proposal, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. No proxy voted against the proposal to approve and adopt the merger agreement will be voted in favor of any adjournment unless it is specifically marked “for” a proposal presented by Interpore’s management to adjourn or postpone the special meeting. We do not currently intend to seek an adjournment of the special meeting.

We do not expect that any matter other than the proposal to approve and adopt the merger agreement, or a proposal relating to adjournment or postponement of the special meeting will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Solicitation of Proxies

We are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Interpore common stock held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of Interpore common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Annex D to this proxy statement.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Interpore special meeting, please contact:

Interpore International, Inc.

181 Technology Drive

Irvine, California 92618

(949) 453-3200

Attention: Richard Harrison

E-mail: corporate@interpore.com

PROPOSAL 1

APPROVAL OF THE MERGER AGREEMENT

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Companies

Interpore International, Inc.

We are a medical device company that designs, develops, manufactures and markets a complementary portfolio of products for spine, orthobiologic and minimally invasive surgery applications. Our focus is primarily on the spinal surgery market. Our product portfolio addresses what we believe are two of the fastest growing areas in the medical device industry—spinal implants and orthobiologics.

Virtually all spine fusion procedures require the use of a bone graft and a majority of these procedures also use spinal implants. We offer three distinct product lines which can be used in combination for spinal fusions: spinal implants, bone graft materials and products used to derive growth factors.

We are a Delaware corporation quoted on the NASDAQ National Market under the symbol “BONZ.” Our principal executive offices are located at 181 Technology Drive, Irvine, California 92618, and our telephone number there is (949) 453-3200.

For additional information about Interpore and its business, see “Where You Can Find More Information” beginning on page 63.

Biomet, Inc.

Biomet and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy, including reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, spinal implants, bone cements and accessories, bone substitute materials, craniomaxillofacial implants and instruments, and dental reconstructive implants and associated instrumentation. Biomet currently distributes products in more than 100 countries worldwide.

Biomet is an Indiana corporation quoted on the NASDAQ National Market under the symbol “BMET.” Its principal executive offices are located at 56 East Bell Drive, Warsaw, Indiana 46582, and its telephone number there is (574) 267-6639.

For additional information about Biomet and its business, you should review the documents that Biomet files with the SEC at www.sec.gov.

Laker Acquisition Corp. I

Laker Acquisition Corp. I, a Delaware corporation and a wholly owned subsidiary of Biomet, was formed in 2004 solely for the purpose of facilitating Biomet’s acquisition of Interpore. Laker Acquisition Corp has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the merger agreement. Its principal executive offices are located at the same address as Biomet’s principal executive offices.

General Description of the Merger

Under the merger agreement, Laker Acquisition Corp will merge with and into Interpore, with Interpore surviving as a wholly-owned subsidiary of Biomet. Pursuant to the merger agreement, each outstanding share of Interpore common stock, par value $0.01 per share (other than excluded shares), will be converted into the right to receive $14.50 in cash, without interest. Each outstanding vested option to purchase Interpore common stock and each outstanding warrant to purchase Interpore common stock will be converted into the right to receive $14.50 in cash, without interest, for each share underlying such option or warrant less (a) the exercise price for such Interpore stock option or warrant and (b) any applicable tax withholding amounts. In addition, the vesting of all options held by our non-employee directors will be accelerated so that these options will be fully vested immediately prior to the consummation of the merger. Consequently, these options will be converted into the right to receive cash as described above. All options to purchase Interpore common stock that remain unvested at the time when the merger is effected will be converted into the right to acquire a number of shares of Biomet common stock equal to the number of shares of Interpore common stock subject to the unvested option multiplied by an exchange ratio equal to $14.50 divided by the average of the per share closing prices of Biomet’s common stock as reported by the NASDAQ National Market for the five consecutive trading days ending two trading days prior to the date on which the merger is effected. The per share exercise price of the resulting option to purchase Biomet common stock will be the quotient obtained by dividing the per share exercise price of the converted Interpore option by the exchange ratio. If an employee’s employment with the surviving corporation terminates under certain conditions within one year of the closing date, that employee’s options will become fully vested and immediately exercisable in accordance with their terms.

Background to the Merger

Prior exploration of strategic alternatives

The Interpore board of directors and management have regularly reviewed the company’s position in light of the changing competitive environment of the medical device industry with the objective of determining its long-term strategic plan and strategic alternatives available to enhance stockholder value. More recently, the board had become concerned about the ability of the company to execute its strategic plan in light of limited resources, an increasingly competitive environment, and the company’s recent inconsistent operating results.

From late 1999 through early 2003, Interpore explored the marketplace for potential strategic transactions but was unable to identify a suitable partner. From time to time during this period, Interpore’s board and management consulted with several investment bankers, including Piper Jaffray & Co., regarding other participants in Interpore’s industry and any potential strategic partners for Interpore. In the course of these consultations, Interpore’s management and Piper Jaffray identified a number of companies who Interpore and Piper Jaffray thought could have potential interest in a business combination with Interpore. Interpore considered each company’s potential as a strategic partner on the basis of a number of factors, including, among other things, potential synergies of product lines and distribution networks, ability to pay for an acquisition transaction and overall strategic fit with Interpore. Interpore’s board also considered the possibility of conducting a full auction process to identify potential partners for the company, and concluded that, due to the likely inability to keep such a process confidential and the resulting negative impact on sales and personnel, a full auction process was not in the best interests of the company or its stockholders. However, the board also determined that it would be prudent to explore whether there was any interest on the part of the identified potential partners to pursue a strategic transaction with Interpore on terms that would maximize value for Interpore’s stockholders. Consequently, the board authorized management and Piper Jaffray to approach the identified third parties that the board believed had the most potential for a strategic fit.

Over the course of this period, both before and after Piper Jaffray was formally engaged in early 2002 to provide financial advisory services to Interpore, Piper Jaffray had discussions with 16 orthopedic or medical technology industry participants about a potential strategic transaction with Interpore and arranged eight meetings between Interpore management and representatives from such industry participants. For a variety of strategic reasons, all of these discussions were terminated, either by Interpore or the other party, without progressing to substantial discussion regarding the terms of a potential strategic transaction, and in most cases without the performance of formal due diligence reviews.

Separately, in late 2001, in connection with discussions to settle a dispute, Interpore entered into a confidentiality agreement and provided preliminary due diligence materials to a third party. Interpore received an indication of interest from this party in October 2001 at a value of $9.00 per share. Interpore’s board of directors determined that this price level did not reflect the fundamental value of the company and discussions were terminated. In late 2002, another third party entered into a confidentiality agreement and explored a potential transaction with Interpore but decided not to proceed without ever making an offer, and ultimately acquired a competitor of Interpore in 2003.

In November 2002, Interpore engaged CIBC World Markets Corp. on a limited basis to explore a transaction with specified potential buyers. In January 2003, CIBC arranged for one of these potential buyers to explore a potential transaction with Interpore. After that party executed a confidentiality agreement with Interpore and conducted preliminary due diligence, it indicated an interest in acquiring Interpore at a maximum level of $10.00 per share. Interpore’s board of directors determined that this price level did not reflect the fundamental value of the company and discussions with this third party terminated in April 2003.

Initial contacts with Biomet

On October 23, 2003, Mr. Mercer met with representatives of Biomet at the North American Spine Society meeting in San Diego at Biomet’s request to discuss the potential of Biomet distributing selected Interpore products.

On October 31, 2003, representatives of Piper Jaffray, Interpore’s financial advisor, contacted Mr. Mercer to inform him that a representative of Biomet had contacted Piper Jaffray indicating a potential interest in a strategic transaction with Interpore and requesting a meeting with representatives of Interpore to discuss this interest.

On November 14, 2003, the Interpore board of directors held a meeting at which it was briefed on potential strategic partners and the preliminary discussions between representatives of Interpore and Biomet. During the meeting, Latham & Watkins LLP, Interpore’s outside legal counsel, advised the board of its fiduciary obligations in considering a potential strategic business combination. Following these discussions, the Interpore board of directors discussed strategic alternatives to maximize stockholder value and authorized management to continue discussions with representatives of Biomet.

On November 18, 2003, representatives of Interpore and Biomet met in Chicago, Illinois to discuss Biomet’s interest in pursuing a business combination. A representative of Piper Jaffray was also present at the meeting. In order to further explore a transaction and in contemplation of the exchange of material non-public information between the parties, Interpore and Biomet entered into a confidentiality and standstill agreement at this meeting. Representatives of Interpore and Biomet reviewed Interpore’s investor relations presentation, including product development, distribution and sales organization, facilities and manufacturing, as well as Interpore’s key personnel at the officer and divisional officer levels. Dane A. Miller, Ph.D., Biomet’s President and Chief Executive Officer, advised that Biomet would not participate in an auction or similar bidding contest for Interpore. At this time, Dr. Miller also indicated Biomet’s potential interest in a transaction at a value of approximately $15.00 per share.

On November 19, 2003, the Interpore board of directors held a special meeting at which it was briefed on discussions between representatives of Interpore and Biomet. Robert J. Williams, an Interpore director, reported that he had had conversations with Dr. Miller since the previous board meeting in which Dr. Miller affirmed Biomet’s interest in a potential business combination with Interpore. A representative of Piper Jaffray reported on the state of the market, the rationale for Biomet’s interest in pursuing a transaction with Interpore and Biomet’s indication that it would withdraw from discussions if Interpore solicited bids from other potential strategic partners. Representatives of Piper Jaffray also discussed with the board other potential buyers and possible limitations on their ability or desire to pursue a transaction. At the conclusion of the meeting, the Interpore board of directors authorized management to continue discussions regarding a transaction between Interpore and Biomet.

Between November 19, 2003 and January 21, 2004, representatives of Interpore and Biomet and their respective advisors had numerous communications relating to a potential business combination transaction. The parties discussed, among other things, the operating performance of Interpore, the strategic advantages of such a transaction, the merger consideration, the structure of a potential transaction, and the terms of agreements that would govern such a transaction. Consultations between Interpore, Biomet and their respective financial and legal advisors continued throughout this period.

On December 16, 2003, at Interpore’s request, representatives of Piper Jaffray contacted Dr. Miller to confirm Biomet’s interest in pursuing a potential business combination with Interpore and requested that Biomet submit a written indication of interest to Interpore.

On December 23, 2003, Biomet submitted a written indication of interest setting forth Biomet’s interest in pursuing an acquisition of Interpore. Biomet confirmed that it was interested in continuing discussions regarding a transaction in which Biomet would acquire all of Interpore’s outstanding shares for shares of Biomet common stock or $15.00 per share in cash or a combination thereof, subject to the completion of its due diligence review and negotiation of definitive agreements.

On January 5, 2004, the Interpore board of directors held a special meeting, at which it reviewed and discussed the written indication of interest submitted by Biomet. In addition, during the meeting, Latham & Watkins LLP advised the board of its fiduciary obligations in considering a business combination with Biomet and Piper Jaffray presented selected financial and market information concerning each company. The board also discussed strategic alternatives available to Interpore, including other potential business combination partners. Representatives of Piper Jaffray identified other potential partners and discussed with the board financial and strategic considerations relevant to each potential acquisition partner’s potential interest and ability to acquire Interpore, including their respective strategic fit with Interpore, financial resources, ability to consummate an acquisition and previous interactions regarding potential transactions. The board also discussed Biomet’s indication that it would not pursue a transaction with Interpore in the context of an auction or similar pre-agreement market test. The board discussed at length Interpore’s exploration of a possible business combination in 2000, 2001, 2002 and 2003. The board discussed the risk to ongoing operations, and specifically, the deterioration of Interpore’s sales and distribution network, that might result from an auction process. The board authorized Piper Jaffray to contact Biomet about due diligence and instructed management to continue discussions regarding a possible transaction between Interpore and Biomet.

On January 8, 2004, Interpore formally engaged Piper Jaffray to provide financial advisory services in connection with pursuing a business combination with Biomet.

Between January 12, 2004 and January 15, 2004, Interpore made available to Biomet a data room containing legal, regulatory, financial, accounting, operating and other due diligence materials. From January 12, 2004 through January 19, 2004, each of the parties and their advisors conducted due diligence reviews of the other party. During this period, representatives of Interpore and Biomet also had numerous conversations regarding due diligence matters. In the course of these meetings Interpore disclosed its preliminary operating results for the fourth quarter of 2003.

On January 16, 2004, the Interpore board of directors held a special meeting and discussed the status of the proposed transaction with Biomet. The board also discussed whether a combination with any other party would provide a better opportunity to maximize stockholder value. The board again discussed whether it should conduct a formal auction of the Company. Piper Jaffray reviewed with the board the current state of the mergers and acquisitions market, the orthopedic and spine industry participants and potential acquirers. Following this discussion, the board concluded that it should not auction the company because of its belief that Biomet would withdraw from negotiations, the lack of acquisition interest generated by the company’s prior exploration of strategic alternatives in 2000, 2001, 2002 and 2003, the risk of significant damage to on-going operations from a broad sale process and the low likelihood of receiving a proposal superior to the transaction presented by Biomet. At the conclusion of the meeting, the Interpore board of directors authorized management to continue discussions regarding a transaction between Interpore and Biomet.

On January 19, 2004, representatives of Interpore and Piper Jaffray met with representatives of Biomet in Chicago, Illinois, to discuss due diligence issues, including integration issues, and timing of a possible transaction between the companies. During the meeting, Biomet’s representatives informed Interpore’s representatives that Biomet would not pursue a transaction with Interpore, if at all, prior to Interpore’s earnings release regarding the fourth quarter and year ended December 31, 2003. Biomet cited as a reason Interpore’s financial performance in the fourth quarter of 2003, which was below research analyst expectations.

On January 21, 2004, the Interpore board of directors held a special meeting and discussed the status of negotiations with Biomet regarding a business combination, including the status of Biomet’s due diligence review of Interpore. The board discussed Biomet’s indication that it would not pursue a transaction with Interpore prior to Interpore’s earnings release regarding the fourth quarter and year ended December 31, 2003. Members of Interpore’s management presented and discussed Interpore’s fourth quarter financial performance. The board also reviewed Interpore’s short and long-term prospects as an independent company. At the conclusion of the meeting, the Interpore board of directors instructed management and Piper Jaffray to suspend discussions with Biomet regarding a potential transaction. The board discussed whether it should conduct a formal auction of the company. Piper Jaffray again reviewed with the board the current state of the mergers and acquisitions market, the orthopedic and spine industry participants and potential buyers. The board decided not to engage in an auction process due to the risk of significant damage to on-going operations and the immediate need to focus on operations.

There were no transaction discussions between Interpore and Biomet from January 21 through February 11, 2004. On February 10, 2004, Interpore reported fourth quarter earnings which were significantly below consensus analyst estimates.

Negotiation of the Merger

On February 12, 2004, two days after Interpore’s earnings release regarding the fourth quarter and year ended December 31, 2003, Dr. Miller called Mr. Mercer and expressed Biomet’s renewed interest in pursuing a business combination between Interpore and Biomet. However, Dr. Miller expressed concern over Interpore’s fourth quarter financial performance, and suggested that Biomet may be inclined to pursue a transaction at a price below $15.00 per share. Mr. Mercer indicated that he would not support a transaction at less than $15.00 per share. A representative of Piper Jaffray subsequently requested that Biomet express its interest in writing.

On February 17, 2004, Biomet submitted a second written indication of interest in pursuing an acquisition of Interpore. In this letter, Biomet reaffirmed its prior written indications of interest in a transaction in which Biomet would acquire all of Interpore’s outstanding shares for shares of Biomet common stock or $15.00 per share in cash or a combination thereof, subject to the completion of its due diligence review. Mr. Mercer informed each of the members of the board of directors by telephone that the letter had been received.

On February 23 and 24, 2004, representatives of Interpore and Piper Jaffray met with representatives of Biomet in Warsaw, Indiana, to discuss the potential transaction between the companies. At the meeting, the parties discussed, among other things, due diligence matters, including Interpore’s due diligence review of

Biomet, and the terms of the proposed transaction. A Piper Jaffray representative indicated Interpore’s board’s desire to obtain a purchase price higher than $15.00 per share. Dr. Miller indicated Biomet would not consider a purchase price above $15.00 per share.

On February 25, 2004, representatives of Interpore and Biomet met in New Jersey to discuss the proposed transaction, including due diligence matters and integration logistics.

On February 26, 2004, despite lack of agreement on significant terms of a potential transaction, Biomet’s legal counsel delivered to Interpore and its legal counsel a proposed form of merger agreement in order to begin negotiating ancillary terms of a potential transaction. On February 27, 2004, Biomet’s legal counsel delivered to Interpore and its legal counsel a proposed form of voting agreement, which provided that certain stockholders of Interpore would agree to vote their shares in favor of the approval and adoption of the merger agreement and against alternative transactions. Thereafter, on February 29, 2004, Interpore’s legal counsel, Latham & Watkins LLP, delivered to Biomet and its legal counsel a revised draft of the merger agreement.

On February 27, 2004, the Interpore board of directors held a special meeting to discuss the potential business combination with Biomet. During the meeting, a representative of Latham & Watkins LLP advised the board of its fiduciary obligations in considering a business combination with Biomet and provided a description of the draft merger agreement distributed by Biomet. The board discussed the terms of the draft merger agreement in detail. A representative of Piper Jaffray presented selected financial and market information concerning each of Interpore and Biomet. The board also discussed Interpore’s business plan, operating results and short-term and long-term prospects. The board also discussed whether it should conduct a formal auction of the company. Piper Jaffray again reviewed with the board the current state of the mergers and acquisitions market, the orthopedic and spine industry participants and potential buyers. The board again concluded that there was a low likelihood that any potential alternative acquisition partners would submit a proposal superior to that presented by Biomet and that there was a significant risk that engaging in an auction of the company would likely result in Biomet withdrawing from discussions regarding a potential business combination, as well as damage to Interpore’s sales and marketing efforts. At the conclusion of the meeting, the Interpore board of directors authorized management to continue discussions regarding a transaction between Interpore and Biomet.

On March 1, 2004, Piper Jaffray was approached by another company that expressed an interest in discussing a potential strategic transaction with Interpore. The party in question made no offer, represented its interest as preliminary and indicated its cash resources were approximately $50 million. Piper Jaffray reported this interest to Mr. Mercer on March 1, 2004. After considering this third party’s potential strategic fit with Interpore and lack of apparent synergies to create increased value, its limited resources, and the preliminary nature of the contact, Interpore’s management preliminarily concluded it was unlikely that this expression of interest would result in a viable alternative to the potential transaction then being discussed with Biomet.

On March 1 and 2, 2004, Interpore management, Biomet management and their respective legal and financial advisors met in Chicago, Illinois, to discuss the terms and conditions of the proposed merger agreement. The parties also discussed due diligence matters, including an update on Interpore’s sales performance for January and February 2004, and the potential timing of a transaction. From March 3, 2004 through March 7, 2004, each of Interpore’s and Biomet’s representatives and financial and legal advisors engaged in negotiations regarding the terms of the proposed transaction, the merger agreement, voting agreements and other transaction documents.

On March 2, 2004, representatives of Interpore, Piper Jaffray and Biomet had a telephone conversation during which Biomet informed Interpore that, based on its initial review of Interpore’s recent decline in sales performance, Biomet was only willing to proceed with the transaction at $15.00 per share on an all cash basis or, if Biomet stock was a component of the merger consideration, at a reduced purchase price, and that Biomet would continue to review the recent sales performance and other due diligence issues.

On March 3, 2004, a representative of Biomet visited Interpore’s facilities. Also, on March 3, 2004, Dr. Miller and Interpore’s financial advisors had a telephone conversation during which Dr. Miller stated that Biomet was no longer willing to pursue a transaction at $15.00 per share. Dr. Miller indicated that Biomet remained interested in pursuing a business combination with Interpore, but that based on due diligence issues, the Biomet offer was being reduced to a merger consideration of $14.00 per share in cash. Dr. Miller indicated that stock would not be a component of the merger consideration. The due diligence issues raised included litigation developments and the disappointing sales results for the previous two months which made it unlikely in Biomet’s opinion that results for the full first quarter and future periods would show meaningful improvement compared to the fourth quarter of 2003,

On March 5, 2004, the Interpore board of directors held a meeting in person in Irvine, California to discuss the potential business combination with Biomet. At the meeting:

•	Representatives of Latham & Watkins LLP reviewed the fiduciary duties of the Interpore board of directors and discussed the terms of the then-current drafts of the merger agreement and the voting agreements;

•	Mr. Mercer reviewed the status of the negotiations of the potential transaction, including Biomet’s revised proposal;

•	Management reviewed the due diligence issues raised by Biomet and legal counsel reported on certain litigation issues;

•	Mr. Harrison reviewed Interpore’s financial performance for the first two months of the year, and a forecast for the quarter ending March 31, 2004 compared to Interpore’s operating plan, its previous year’s results and analysts’ estimates for the company, noting that performance was significantly below both Interpore’s operating plan and analyst expectations, and he indicated that the results of the previous quarter and the first two months of 2004 had become a trend that had little likelihood of reversing in the near future;

•	Mr. Harrison noted in particular that domestic sales of spine products appeared to be growing at a rate significantly below that of the market, indicating a loss of market share for Interpore’s spine products in the United States. Similarly, domestic sales of higher margin biologics products were declining, resulting in lower profit margins.

•	Representatives of Piper Jaffray reported on the change in price and form of consideration in Biomet’s transaction proposal and the interest expressed from another party on March 1, 2004, and presented its preliminary financial analyses relating to the merger consideration; and

•	The Interpore board of directors reviewed:

—	the option of exploring a transaction with the company that had expressed an interest on March 1, and concluded that due to that company’s limited resources, relative size and lack of potential synergies there was no likelihood of completing a transaction with that party that would deliver the same or greater value to Interpore’s stockholders as the proposed Biomet transaction;

—	the option of exploring a transaction with other alternative companies or engaging in an auction process, and the risk of significant damage to on-going operations from a broad sale process and the low likelihood of receiving a proposal superior to the proposed Biomet transaction;

—	the rationale for, and the potential benefits and risks of, the potential transaction with Biomet, and the potential alternatives to the transaction (including remaining as an independent entity);

—	Interpore’s alternatives for maximizing stockholder value, concluding that, if the company remained independent it may require significant operational changes to reverse the emerging trends of stagnating revenues and apparent loss of U.S. market share which were suggested by preliminary sales results for January and February following disappointing results from the fourth quarter of 2003. The board of directors believed any such restructuring would likely have a sustained materially negative impact on the market price of its common stock;

—	the open issues with respect to the Biomet transaction documents; and

—	the importance of negotiating a more favorable price than $14.00 per share and more favorable provisions in the merger agreement, including those that would allow the board to more freely exercise its fiduciary duties and enable Interpore to terminate the Biomet agreement to accept a superior proposal.

Following these discussions, the meeting was adjourned to pursue discussions with Biomet. Representatives of Interpore and Biomet and their financial and legal representatives held several discussions regarding the proposed transaction and certain provisions of the merger agreement, during which Interpore informed Biomet that it would not pursue a business combination at $14.00 per share, and reaffirmed its desire to consummate a transaction at $15.00 per share. Biomet rejected the $15.00 price per share, based on Interpore’s recent operating performance and concerns identified in their due diligence investigation. During these discussions, Biomet revised its proposal from $14.00 per share to $14.50 per share and agreed to certain revisions to the merger agreement, which included changes to key fiduciary duty provisions and resulted in significant reductions in the break-up fee economics. Following these discussions, the meeting of the Interpore board of directors was reconvened to discuss the revised proposal. At the reconvened meeting, members of Interpore’s management recommended that the board pursue a transaction with Biomet at $14.50 per share in cash. At the conclusion of the meeting, the Interpore board of directors authorized management to continue discussions regarding a transaction between Interpore and Biomet.

From March 5, 2004 to March 7, 2004, the legal and financial advisors of Interpore and Biomet continued to negotiate the remaining significant open points on the transaction and to finalize the transaction documents.

On March 7, 2004, the Interpore board of directors held a special meeting to consider and approve the merger and the merger agreement, the voting agreements, and an amendment to Interpore’s stockholder rights agreement. At the meeting:

•	Mr. Mercer discussed the terms of the proposed merger with Biomet, the rationale for the transaction and alternatives to the transaction. Representatives of management discussed the Company’s recent operating performance, the challenges the Company faced to increase sales and margins and certain litigation and other matters raised by Biomet in their due diligence investigation;

•	Representatives of Latham & Watkins LLP advised the board of its fiduciary obligations when considering a business combination with Biomet, reviewed the terms of the substantially final draft of the merger agreement, the voting agreements and amendment to Interpore’s stockholder rights agreement, reported on its findings regarding the due diligence issues identified by Biomet and facilitated a discussion by the board of the potential conflicts of interests of management and directors that are discussed below in the section entitled “—Interests of Interpore’s Directors and Executive Officers in the Merger,” beginning on page 32; and

•	Representatives of Piper Jaffray made a financial presentation concerning the proposed merger consideration to the Interpore board of directors and orally delivered the opinion of Piper Jaffray that the merger consideration was fair, from a financial point of view, to the holders of Interpore’s common stock, as discussed below in the section entitled “—Opinion of Interpore’s Financial Advisor,” beginning on page 26. Piper Jaffray’s opinion was subsequently confirmed in writing on the same day.

Following lengthy discussions, the Interpore board of directors approved the merger agreement, the voting agreements, an amendment to Interpore’s stockholder rights agreement and the transactions contemplated by those documents and resolved to recommend that the Interpore stockholders vote to approve and adopt the merger agreement.

The merger agreement, the voting and support agreements and the amendment to Interpore’s stockholder rights agreement were executed by the parties on the evening of March 7, 2004 and each of Interpore and Biomet issued a press release announcing the transaction prior to the opening of the U.S. financial markets on March 8, 2004.

Recommendation of Our Board of Directors and Its Reasons for the Merger

Our board of directors, at a special meeting held on March 7, 2004, after due consideration, unanimously:

•	determined that it was advisable for Interpore to enter into the merger agreement and that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Interpore and its stockholders;

•	approved the merger agreement and the merger; and

•	recommended that Interpore stockholders vote for the approval and adoption of the merger agreement.

In reaching its decision to approve the merger and the merger agreement and to recommend that our stockholders approve and adopt the merger agreement, the board of directors consulted with management and its legal, financial and other outside advisors. These consultations included discussions regarding our strategic business plan, the historical prices for Interpore common stock, our past and current business operations and financial condition, our future prospects and the potential merger with Biomet. The board of directors also consulted with Piper Jaffray & Co. as to the fairness, from a financial point of view, to our stockholders of the merger consideration.

The board of directors also identified and considered a number of positive factors in its deliberations, including:

•	the current and historical market prices of Interpore common stock relative to the $14.50 per share merger consideration, including the fact that the cash merger consideration of $14.50 per share represented a premium of 17.5% over the closing price of Interpore common stock on March 5, 2004, the last trading day before the potential merger was publicly announced, and a premium of 30.7% over the average closing price of Interpore common stock from February, 11, 2004, the day after the earnings release, to March 5, 2004;

•	the fact that the merger consideration is all cash, which provides certainty of value to holders of Interpore common stock compared to a transaction in which stockholders would receive stock;

•	the view of management that the trading value for shares of Interpore common stock was not likely to exceed the $14.50 per share merger consideration in the foreseeable future if Interpore remained independent;

•	the potential stockholder value that could be expected to be generated from the other strategic options available to Interpore, including remaining independent and continuing to implement Interpore’s growth strategy or pursuing other strategic alternatives, as well as the risks and uncertainties associated with those alternatives, specifically that, due to recent operating results that were significantly below expectations, remaining independent may require significant operational changes and was not likely to result in stock appreciation for several years, if at all;

•	the opinion of Piper Jaffray & Co. delivered on March 7, 2004, to the Interpore board of directors that, as of March 7, 2004, based upon and subject to the matters set forth in its opinion, the consideration to be received by holders of Interpore common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•	the fact that the merger would be subject to the approval of our stockholders and that if a higher offer were to be made prior to the completion of the merger, our stockholders would be free to reject the transaction with Biomet;

•	the availability of appraisal rights for stockholders who properly exercise these statutory rights;

•	the terms of the merger agreement, as reviewed by the board of directors with Interpore’s legal advisors, including:

—	sufficient operating flexibility for Interpore to conduct its business in the ordinary course between the signing of the merger agreement and closing of the transaction;

—	the representation of Biomet that it has access to and, at the closing, will have sufficient funds available to pay the merger consideration;

—	the absence of a financing condition; and

—	Interpore’s ability to furnish information to and conduct negotiations with a third party, and to terminate the merger agreement if a third party makes a superior proposal for a business combination or acquisition, as more fully described below under “The Merger Agreement—No Solicitation.”

•	management’s assessment, after discussion with Interpore’s financial advisor, among others, that Biomet has the financial capability to complete the merger; and

•	the view of the board of directors, after receiving advice of management and after consultation with Interpore’s legal counsel, that the regulatory approvals necessary to complete the merger are likely to be obtained.

The board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	that Interpore will no longer exist as an independent company and the stockholders will no longer participate in its growth;

•	that, under the terms of the merger agreement, Interpore cannot solicit other acquisition proposals and must pay to Biomet a termination fee if the merger agreement is terminated under certain circumstances, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the fact that gains from an all-cash transaction would be taxable to Interpore stockholders for United States federal income tax purposes;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by the stockholders (see “The Merger Agreement—Conditions to the Completion of the Merger”) or may be unduly delayed;

•	the risk that the merger might not be approved by the appropriate governmental authorities; and

•	that if the merger does not close, Interpore will have incurred significant expenses and our employees will have expended extensive efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, and as a result, Interpore may experience adverse effects on its operating results, its ability to attract or retain employees and its competitive position in its markets.

During its consideration of the transaction with Biomet, the board of directors also discussed that certain of our directors and executive officers may have interests in the merger that are, or may be, different from, or in addition to, those of the stockholders generally, as described under “—Interests of Interpore Directors and Executive Officers in the Merger.”

The Interpore board of directors concluded, however, that the potentially negative factors could be managed or mitigated by Interpore or were unlikely to have a material impact on the completion of the merger or on

Interpore, and that, overall, the potentially negative factors associated with the merger were outweighed by the benefits of the merger.

The above discussion of the factors considered by the board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors. The board of directors reached the conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the board of directors felt were appropriate. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors. In considering the factors discussed above, individual directors may have given different weight to different factors.

Our board of directors unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement.

Opinion of Our Financial Advisor

Interpore retained Piper Jaffray & Co. (formerly known as U.S. Bancorp Piper Jaffray Inc.) to act as its financial advisor, and, if requested, to render to Interpore’s board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by Interpore stockholders in connection with the merger. Interpore selected Piper Jaffray based on its national reputation, experience working with Interpore, expertise with respect to Interpore’s industry and because it received Biomet’s initial indication of interest.

Piper Jaffray delivered to the board of directors of Interpore on March 7, 2004 its opinion that, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be paid for shares of Interpore common stock in the proposed merger was fair, from a financial point of view, to those stockholders. A copy of Piper Jaffray’s written opinion is attached to this document as Annex B and is incorporated into this document by reference.

While Piper Jaffray rendered its opinion and provided certain analyses to the board of directors, Piper Jaffray was not requested to, and did not make, any recommendation to the board of directors as to the specific form or amount of the consideration to be received by Interpore stockholders in the proposed merger, which was determined through negotiations between Interpore and Biomet. Piper Jaffray’s written opinion, which was directed to the Interpore board of directors, addresses only the fairness, from a financial point of view, of the proposed consideration to be received by Interpore stockholders in the proposed merger, does not address Interpore’s underlying business decision to proceed with, or effect, the merger or structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which Interpore might engage and does not constitute a recommendation to any Interpore stockholder as to how to vote in the merger.

In arriving at its opinion, Piper Jaffray’s review included:

•	a draft of the merger agreement dated March 7, 2004;

•	certain financial and other data with respect to Interpore publicly available or made available to Piper Jaffray from internal records of Interpore;

•	certain internal financial projections for Interpore on a stand-alone basis prepared for financial planning purposes and furnished to Piper Jaffray by the management of Interpore;

•	certain reported prices and trading activity of Interpore common stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to Interpore;

•	a comparison of the financial performance of Interpore with that of certain other publicly traded companies deemed by Piper Jaffray to be comparable to Interpore;

•	the financial terms, to the extent publicly available, of certain comparable merger transactions; and

•	a discounted cash flow analysis for Interpore on a stand-alone basis.

Piper Jaffray conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary and appropriate in arriving at its opinion. In connection with its 2004 engagement, Piper Jaffray was not authorized to solicit, and did not solicit, any expressions of interest from any other parties with respect to any business combination with the Company or any alternative transactions. Piper Jaffray also visited the headquarters of Interpore and discussed with members of the senior management of Interpore, members of Interpore’s board of directors, and representatives of Biomet the business and prospects of Interpore and Biomet on a stand-alone basis and on a combined basis following the merger.

The following is a summary of the material analyses and other information that Piper Jaffray prepared and relied on in delivering its opinion to the board of directors of Interpore:

Consideration

Giving effect to the $14.50 per share cash consideration, the outstanding Interpore common shares and outstanding options to purchase Interpore common shares, Piper Jaffray calculated the aggregate equity value of Interpore in the merger to be approximately $281.2 million and the aggregate enterprise value (equity value plus debt less cash) of Interpore to be approximately $267.8 million.

Market Analysis

Piper Jaffray reviewed general background information concerning Interpore, including analysts’ research ratings and estimates of the financial performance of Interpore, the price performance of Interpore common stock over the latest twelve months relative to the NASDAQ Composite Index and the comparable companies described below, the stock price and volume information of Interpore over the past five years. Piper Jaffray also reviewed the trading history of Interpore common stock at the dates or for the periods indicated below:

Closing price on March 5, 2004	$12.34
Average closing price after February 10, 2004(1)	$11.09
Average closing price since October 16, 2003(2)	$11.96
30-trading day average	$11.45
52 week high close	$19.92
52 week low close	$6.83

(1)	Interpore reported its fourth quarter fiscal 2003 financial results on February 10, 2004.
(2)	Interpore offered its first 2004 financial guidance on October 16, 2003.

Comparable Company Analysis

Piper Jaffray reviewed and compared selected actual and estimated publicly available financial, operating and stock market information of Interpore and selected publicly traded companies in the orthopedic segment of the medical technology industry with the following financial criteria:

•	companies with latest twelve month revenue of $50 million to $250 million, and

•	companies with positive earnings before interest and taxes.

This group included Arthrocare, dj Orthopedics, Encore Medical, Exactech, Kyphon, Orthofix, Osteotech and Wright Medical.

Piper Jaffray derived valuation multiples for Interpore by dividing the aggregate enterprise and equity values implied by the merger consideration by historical and projected revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT) and net earnings data for Interpore, and compared these multiples to valuation multiples for the selected comparable companies derived from their market capitalization and enterprise value and historical and projected revenue, EBITDA, EBIT and net earnings data.

This analysis produced valuation multiples as follows:

Comparable Companies
	Interpore(1)	Min.	Mean	Median	Max.
Enterprise value to calendar year 2003 revenue	3.8x	1.3x	3.8x	3.2x	8.1x
Enterprise value to calendar year 2004 revenue:
— Management estimates(2)	2.9x	1.3x	3.1x	2.9x	5.6x
— Street estimates(3)	3.3x	1.3x	3.1x	2.9x	5.6x
Enterprise value to calendar year 2005 revenue:
— Management estimates(2)	2.2x	1.1x	2.7x	2.6x	4.6x
— Street estimates(3)	2.8x	1.1x	2.7x	2.6x	4.6x
Enterprise value to LTM EBITDA(4)(6)	30.4x	6.3x	23.9x	20.0x	65.1x
Enterprise value to LTM EBIT(5) (6)	36.9x	11.5x	34.6x	29.3x	74.7x
Price per share to calendar year 2003 earnings(6)	51.1x	19.5x	46.3x	36.7x	92.4x
Price per share to calendar year 2004 earnings
— Management estimates(2)(6)	38.5x	18.1x	37.5x	43.5x	60.4x
— Street estimates(3)	51.8x	18.1x	37.5x	43.5x	60.4x
Price to calendar year 2005 earnings
— Management estimates(2)	21.9x	15.1x	27.6x	28.4x	43.0x
— Street estimates(3)	33.7x	15.1x	27.6x	28.4x	43.0x

(1)	Based on the merger consideration of $14.50 per share.
(2)	Interpore calendar year 2004 and 2005 revenues and earnings are based on Interpore management estimates.
(3)	Based on consensus published research analyst estimates.
(4)	LTM EBITDA represents latest twelve months earnings before interest, taxes, depreciation and amortization as of December 31, 2003.
(5)	LTM EBIT represents latest twelve months earnings before interest and taxes as of December 31, 2003.
(6)	Management financials (earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes and earnings per share) include litigation expenses for the latest twelve months and projected litigation expenses for 2003 and 2004.

Comparable Transaction Analysis

Piper Jaffray reviewed transactions involving target companies that it deemed comparable to Interpore. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and press reports, databases and other sources and by applying the following criteria:

•	transactions involving target companies that were focused on orthopedics,

•	transactions that were announced since January 1, 1998,

•	transactions in which the acquiring company purchased a controlling interest in the target, and

•	transactions involving deal size of $50 million to $1 billion.

This group included BREG, Orthologic (BGS Business), Royce Medical, Spinal Concepts, Surgical Dynamics, Oratec Interventions, Smith & Nephew ENT, Bioelectron, Innovasive Devices, Implant Innovations, Xomed Surgical Products, Exogen, Stratec, Midas Rex, Steri-Oss and AcroMed.

Piper Jaffray derived valuation multiples for Interpore by dividing the aggregate enterprise value implied by the merger consideration by historical and projected revenue and EBIT data for Interpore, and compared these multiples to valuation multiples for the selected comparable transactions derived from the aggregate enterprise value implied in the comparable transaction and historical and projected revenue and EBIT data of the acquired company.

Comparable Transactions
	Interpore(1)	Min.	Mean	Median	Max.
Enterprise value to FTM revenue:(2)
— Management estimates(3)	2.9x	1.8x	3.0x	2.6x	6.2x
— Street estimates(4)	3.3x	1.8x	3.0x	2.6x	6.2x
Enterprise value to LTM revenue(5)	3.8x	2.0x	3.9x	3.6x	7.7x
Enterprise value to LTM EBIT(5)(6)	36.9x	9.7x	18.5x	16.9x	46.3x

(1)	Based on the merger consideration of $14.50 per share.
(2)	FTM revenue for Interpore represents projected revenue for the forward twelve months (FTM) ending December 31, 2004.
(3)	Interpore FTM revenue is based on Interpore management estimates.
(4)	Based on consensus published research analyst estimates.
(5)	LTM revenue for Interpore represents revenue for the latest twelve months as of December 31, 2003.
(6)	LTM EBIT, which represents latest twelve months ended December 31, 2003 earnings before interest and taxes, includes litigation expenses.

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected completed or pending transactions to determine the premiums paid in the transactions over recent trading prices prior to announcement of the transaction. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions involving a change in control,

•	transactions in which the target company operated in the medical technology industry, and

•	transactions announced since January 1, 1998 with deal size of $100 million to $1 billion.

Piper Jaffray performed its analysis on 38 transactions that satisfied the criteria, and the table below shows a comparison of premiums paid in these transactions to the premium that would be paid to Interpore stockholders based on the equity value per share payable in the merger. The premium calculations for Interpore stock are based upon an assumed announcement prior to the commencement of trading on March 8, 2004.

		Comparable Transactions
	Interpore	Min	Mean	Median	Max
One week before announcement(1)	30.7%	1.3%	37.7%	37.8%	91.5%
Four weeks before announcement(2)	20.7%	1.1%	48.8%	46.3%	114.1%

(1)	Interpore premiums based on Interpore closing sale price of $11.09 on February 27, 2004.
(2)	Interpore premiums based on Interpore closing sale price of $12.01 on February 6, 2004.

Discounted Cash Flow Analysis

Piper Jaffray performed a discounted cash flow analysis for Interpore in which it calculated the present value of the projected future cash flows of Interpore using internal financial planning data prepared by Interpore management. Piper Jaffray estimated a range of theoretical values for Interpore based on the net present value of Interpore’s projected annual cash flows and a terminal value for Interpore in fiscal 2007. Piper Jaffray applied a range of discount rates of 20% to 30% and a range of terminal value multiples of 12x to 14x of forecasted fiscal 2007 earnings before interest and taxes. This analysis resulted in implied per share value of Interpore ranging from a low of $11.13 to a high of $16.61.

In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily amenable to partial analysis or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Interpore or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Interpore was compared and other factors that could affect the public trading value of the companies.

For purposes of its opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by Interpore, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. Piper Jaffray relied upon the assurances of the management of Interpore that the information provided to it by Interpore was prepared on a reasonable basis and, with regard to financial planning data, estimates and other business outlook information, reflects the best currently available estimates and judgment of management, and that management was not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expressed no opinion as to such financial planning data, estimates and other business outlook information or the assumptions on which they are based.

For the purpose of its opinion, Piper Jaffray assumed that Interpore is not a party to any material pending transactions, including any external financing, recapitalization, acquisition or merger transactions, other than the merger with Biomet. Piper Jaffray also assumed the merger with Biomet will be consummated pursuant to the terms of the merger agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder. In arriving at its opinion, Piper Jaffray assumed that all necessary regulatory approvals and required consents for the merger will be obtained in a manner that will not adversely affect Interpore, alter the terms of the merger, or change the merger consideration.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or otherwise) of Interpore and was not furnished with any such appraisals or valuations. The analyses performed by Piper Jaffray in connection with the opinion were going concern analyses. Accordingly, Piper Jaffray expressed no opinion as to the liquidation value of any entity.

Piper Jaffray’s opinion addressed only the proposed consideration set forth in the merger agreement and no other term or agreement relating to the merger or related transactions. Piper Jaffray’s opinion did not address the availability of cash or financing to Biomet necessary to consummate the merger. The opinion was based on information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Piper Jaffray expressed no opinion as to the value at which shares of Interpore common stock have traded or may trade following announcement of the merger or at any future time after the date of the opinion. Piper Jaffray has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

Piper Jaffray, as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes.

Piper Jaffray performed other investment banking services for Interpore in the past and provided financial advisory services to Cross Medical Products, Inc. in connection with its merger with Interpore in 1998 for which Piper Jaffray received customary fees. Piper Jaffray also provided financial advisory services to Biomet in connection with its acquisition of Implant Innovations, Inc. in 1999 for which Piper Jaffray received customary fees. Piper Jaffray was also engaged by Interpore in 2002 to provide financial advisory services and assist in evaluating strategic alternatives for Interpore. Piper Jaffray received no fees or compensation for the 2002 engagement. Piper Jaffray was not engaged to provide any other services for and did not receive any other compensation from Interpore in the last two years. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Interpore and Biomet for their own account or the account of their customers and, accordingly, Piper Jaffray or such affiliates may at any time hold a long or short position in such securities. Piper Jaffray also provides research coverage relating to the common stock of Biomet and Interpore.

Piper Jaffray acted as financial advisor to Interpore in connection with the merger and will receive from Interpore a cash fee equal to the greater of 1.25% of the aggregate consideration or $1,500,000, which is contingent upon the consummation of the merger. Piper Jaffray will also receive a fee of $500,000 from Interpore for providing the fairness opinion, which will be credited against the fee for financial advisory services. The opinion fee is not contingent upon the consummation of the merger. Whether or not the transaction is consummated, Interpore has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of Piper Jaffray by Interpore’s board of directors.

Description of the Voting and Support Agreements

The following summary describes the material provisions of the voting and support agreements, the form of which is attached to this proxy statement as Annex C and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the voting and support agreements that is important to you. We encourage you to read the form of voting and support agreement carefully in its entirety.

Concurrently with the execution and delivery of the merger agreement, Biomet entered into voting and support agreements with David C. Mercer, Joseph A. Mussey, Daniel A. Funk, Lewis Parker and Edwin C. Shors. Biomet requested that these Interpore executive officers and directors execute voting and support agreements because, among all of the Interpore executive officers and directors, these individuals held the greatest number of outstanding shares of Interpore common stock as of March 7, 2004. None of these executive officers and directors received any compensation for agreeing to enter into the voting and support agreements. As of the record date for the Interpore special meeting, these officers and directors held an aggregate of 696,493 outstanding shares of Interpore common stock, representing approximately 3.9% of the outstanding shares of Interpore common stock.

Under the voting and support agreements, each of Messrs. Mercer, Mussey, Funk, Parker and Shors agreed to vote his shares of Interpore common stock: (i) in favor of the approval of the terms of the merger agreement and of the other transactions contemplated by the merger agreement; (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Interpore under or with respect to the merger agreement; and (iii) against the following actions or proposals:

•	any acquisition proposal, merger (other than pursuant to the merger agreement with Biomet), consolidation, combination, sale of substantially all of our assets, joint venture, reorganization, recapitalization, dissolution, liquidation, or winding up of Interpore or any of its subsidiaries;

•	sale or issuance of securities of Interpore or our subsidiaries; or

•	any amendment of our certificate of incorporation or bylaws or any other action or proposal involving Interpore or any of its subsidiaries, which amendment or other proposals could reasonably be expected to prevent, materially delay or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Interpore under or with respect to the merger agreement or any of the transactions contemplated by the merger agreement.

Each of Messrs. Mercer, Mussey, Funk, Parker and Shors has given Biomet an irrevocable proxy to vote his shares of Interpore common stock on the matters set forth above. However, the voting and support agreement does not limit or affect such stockholder’s right to vote his shares in his sole discretion with respect to any other matters that may be submitted to a stockholder vote, consent or other approval.

The voting and support agreements prohibit each of Messrs. Mercer, Mussey, Funk, Parker and Shors from transferring any shares of Interpore common stock at any time prior to the termination of the voting and support agreement. Each of Messrs. Mercer, Mussey, Funk, Parker and Shors also has waived any appraisal or similar rights under Section 262 of the Delaware General Corporation Law, as amended, in connection with the merger.

Each of Messrs. Mercer, Mussey, Funk, Parker and Shors also agreed he will not deposit any shares of Interpore common stock in a voting trust or subject any shares of Interpore common stock to any arrangement with any person with respect to the voting of such shares of Interpore common stock, except as permitted by the voting and support agreement.

Each voting and support agreement also provides that the stockholder party will execute and deliver additional or further consents, documents and other instruments as Biomet may reasonably request for the purpose of effectively carrying out the transactions contemplated by the voting and support agreement.

The voting and support agreements terminate upon the earliest to occur of: (i) the mutual consent of Biomet and the stockholder party; (ii) the effective time of the merger agreement; (iii) the termination of the merger agreement or (iv) an amendment to the merger agreement that provides for a reduction in the merger consideration.

Amendment to the Rights Agreement

We are a party to a Rights Agreement dated November 17, 1998 with U.S. Stock Transfer Corporation, which we refer to as the rights agreement. The rights agreement has the effect of making an acquisition of Interpore prohibitively expensive for any potential acquiror not approved by our board of directors. As a condition to its entering into the merger agreement, Biomet required us to amend the rights agreement to render it inapplicable to the merger, the merger agreement, the voting and support agreements and other transactions contemplated by the merger agreement and the voting and support agreements, which we did on March 7, 2004.

Interests of Interpore Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote for the proposal to approve and adopt the merger agreement, you should be aware that our directors and executive officers may have agreements or arrangements that may provide them with interests in the merger that differ from, or are in addition to, those of other Interpore stockholders, as applicable. Our board of directors was aware of these agreements and arrangements as they relate to our directors and executive officers during its deliberations of the merits of the merger agreement and in determining to recommend to our stockholders that they vote to approve and adopt the merger agreement. The following table summarizes the interests of our executive officers and directors in the merger including (i) the amount of cash each individual will receive in the merger in respect of shares of common stock, including restricted stock, and stock options held by such individual, (ii) the numbers of shares of restricted stock held by such individual for which the restrictions lapse upon consummation of the merger and (iii) the number of shares of Interpore common stock underlying stock options that will be converted into options to purchase Biomet common stock in connection with the merger as described below (as of May 17, 2004):

Name of Executive Officer or Director	Cash to be Received in Connection with the Merger(1)	Shares of Restricted Stock with Restrictions Lapsing in Connection with the Merger(2)	Shares of Common Stock subject to Interpore Options Converting into Biomet Options in Connection with the Merger
David C. Mercer	$3,354,222	11,250	22,500
Joseph A. Mussey	$3,711,211	11,250	22,500
Lewis Parker	$2,132,977	—	0
David W. Chonette	$453,535	—	0
Robert J. Williams	$365,846	—	0
William A. Eisenecher	$649,780	—	0
Daniel A. Funk, M.D.	$3,659,813	—	0
Richard L. Harrison	$1,837,041	9,375	18,750
M. Ross Simmonds	$1,795,656	9,375	18,750
R. Park Carmon	$489,506	7,500	22,500
Philip A. Mellinger	$1,574,079	9,375	15,000
Edwin C. Shors, Ph.D	$2,956,748	3,750	15,000
TOTAL	$22,980,414	61,875	135,000

(1)	Includes the cash to be received in respect of (i) shares of common stock (including shares of restricted stock) and (ii) stock options in connection with the merger before considering the applicable tax withholdings.
(2)	Cash-out value included in first column.

Treatment of Stock Options and Other Stock-Based Awards

Each outstanding vested option to purchase Interpore common stock will be converted into the right to receive $14.50 in cash, without interest, for each share underlying such option or warrant less (a) the exercise price for such Interpore stock option and (b) any applicable tax withholding amounts. In addition, the vesting of all options held by our non-employee directors will be accelerated so that these options will be fully vested immediately prior to the consummation of the merger. Consequently, these options will be converted into the right to receive cash as described above. All options to purchase Interpore common stock that remain unvested at the time when the merger is effected will be converted into the right to acquire a number of shares of Biomet common stock equal to the number of shares of Interpore common stock subject to the unvested option multiplied by an exchange ratio equal to $14.50 divided by the average of the per share closing prices of Biomet’s common stock as reported by the NASDAQ National Market for the five consecutive trading days ending two trading days prior to the date on which the merger is effected. The per share exercise price of the resulting option to purchase Biomet common stock will be the quotient obtained by dividing the per share exercise price of the converted Interpore option by the exchange ratio. If an employee’s employment with the surviving corporation terminates under certain conditions within one year of the closing date, that employee’s options will become fully vested and immediately exercisable in accordance with their terms.

Restricted Stock Agreements

All of our executive officers own restricted stock pursuant to our 2000 Equity Participation Plan. Upon the occurrence of a change in control, including the merger with Biomet, the restrictions on such shares of restricted stock immediately lapse, and the holders will be entitled to receive the full merger consideration for these shares. Consequently, our executive officers will be entitled to receive the $14.50 cash merger consideration for each share of restricted stock held by them upon consummation of the merger.

Employment Agreements

We have employment agreements with each of our executive officers, including Messrs. Mercer and Mussey who are also directors as summarized in the table below. Among other things, these employment agreements provide that in the event of a termination of employment of the executive officer within 12 months after a change of control transaction such as the merger, either by us without good cause (as defined in the employment agreement) or by the executive officer for good reason (as defined in the employment agreement), all stock options held by the executive officer shall become fully vested and the executive officer will be entitled to receive severance payments equal to two times the executive officer’s annual base salary then in effect plus any performance bonuses received by the executive officer in the prior 12 months, payable in 24 consecutive monthly installments following the termination of employment. In addition, we would be required to pay the applicable healthcare plan premiums for up to 18 months following such termination in accordance with COBRA. Biomet has not indicated whether it plans to terminate any of our executive officers. We do not expect that any of our non-employee directors will have a continuing role with either company following the merger.

The following table summarizes severance payments and the value of the COBRA benefits to be received under the employment agreements upon a termination by us without good cause or by the executive officer for good reason:

Name of Executive Officer with Employment Agreement	Severance Payments	COBRA Benefits
David C. Mercer	$620,736	$10,747
Joseph A. Mussey	$620,736	$16,747
Richard L. Harrison	$420,792	$16,747
M. Ross Simmonds	$437,280	$11,477
R. Park Carmon	$348,048	$5,798
Philip A. Mellinger	$469,032	$16,747
Edwin C. Shors, Ph.D	$376,008	$10,747

In addition, pursuant to the merger agreement, Biomet has agreed to continue existing automobile lease subsidies and/or related payments to our executive officers for the remaining term of the applicable lease, in the event that the executive officer is terminated following the merger. The amounts of these payments post termination, if any, will depend on when such executive officer is terminated and the then remaining term of the applicable lease.

For the purposes of the employment agreement, “good cause” includes:

•	the commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of the company;

•	engagement in activities or conduct clearly injurious to the reputation of the company;

•	refusal to perform assigned duties and responsibilities;

•	gross insubordination;

•	the clear violation of any of the material terms and conditions of the employment agreement or any written agreement or agreements the executive may from time to time have with the company (following a 30-day notice and cure period); or

•	the commission of a misdemeanor involving an act of moral turpitude or a felony.

“Good reason” for termination of employment by the executive officer following a change in control is defined to include:

•	a change in status, position or responsibilities which does not represent a promotion from existing status, position or responsibilities prior to the change in control; the assignment of any duties or responsibilities which, in the executive officer’s reasonable judgment, are inconsistent with such status, position or responsibilities; or any removal from or failure to reappoint or reelect the executive officer to any of such positions;

•	a reduction in the executive officer’s base salary or the failure to increase the executive officer’s base salary in an amount which at least equals the average percentage increase in base salary for all executive and senior officers of the company effected in the preceding twelve months;

•	the relocation of the company’s principal executive offices to a location outside the Orange County area or the relocation of the executive officer by the company to any place other than the location at which the executive performed duties prior to a change in control;

•	the failure of the company to continue in effect any incentive, bonus or other compensation plan in which the executive officer participates, unless a substitute or alternative plan has been made available with the executive officer’s consent in connection with the change in control, or the failure by the company to continue the executive officer’s participation in such plan or substitute plan;

•	the failure by the company to continue to provide the executive officer with benefits substantially similar to those enjoyed under any of the company’s pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans at the time of a change in control, or the failure by the Company to provide the number of paid vacation and sick leave days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect prior to the change in control;

•	the failure of the company to obtain a satisfactory agreement from any successor or assign of the company to assume and agree to perform the employment agreement; or

•	any request by the company that the executive officer participate in an unlawful act or take any action constituting a breach of a professional standard of conduct.

Indemnification and Insurance

The merger agreement provides that for a period of not less than six years from and after the effective time of the completion of the merger, the surviving corporation will, indemnify, defend and hold harmless each of our present and former directors and officers against any costs incurred in connection with any claim arising out of matters existing or occurring at or prior to the completion of the merger to the fullest extent permitted under applicable law. The merger agreement also provides that Biomet shall cause the surviving corporation to maintain our existing officers’ and directors’ liability insurance for a period of six years after the completion of the merger so long as the annual premium therefor is not in excess of 200% of the last annual premium, in which case Biomet shall cause the surviving corporation to obtain in the aggregate as much comparable insurance as available for such amount. In addition, if the surviving corporation or any of its successors or assigns merges into any other person and is not the surviving corporation or transfers any of its material properties or assets to any person, individually or in the aggregate, then, proper provisions must be made so that the successors and assigns of the surviving corporation or the person acquiring such assets will assume, jointly and severally, all of the obligations set forth in the section of the merger agreement relating to directors’ and officers’ insurance.

Dividends

Pursuant to the merger agreement, we are prohibited from declaring any dividends prior to the completion of the merger without the prior written consent of Biomet. We have never declared a cash dividend.

Determination of the Merger Consideration

The merger consideration was determined through arm’s length negotiations between Interpore and Biomet.

Regulatory Matters

Interpore and Biomet are not aware of any material governmental consents or approvals that are required prior to the completion of the merger, other than under the HSR Act in the United States and the Act Against Restraints on Competition in Germany, as described below. Interpore and Biomet have agreed that, if any additional governmental consents and approvals are required, each company will use its reasonable best efforts to obtain these consents and approvals.

Under the HSR Act and the rules associated with it, the merger cannot be completed until the companies have notified the FTC and the Department of Justice of the transaction and provided them with certain information and materials, and the applicable waiting periods have been terminated or expired. Interpore and Biomet filed their respective notification and report forms under the HSR Act with the FTC and the Department of Justice on March 23, 2004. The initial waiting period under the HSR Act expired at 11:59 p.m., Eastern Time, on April 22, 2004, without the FTC or the Department of Justice making a request for additional information or documentary material. Likewise, under the German Act Against Restraints of Competition, Biomet was also required to provide notification of the merger to the German Federal Cartel Office and seek clearance before closing. The Federal Cartel Office must inform the parties within one month of filing if it requires further investigation or whether the parties may proceed to closing. Biomet filed notification with the Federal Cartel Office on March 25, 2004, and obtained clearance on April 1, 2004.

At any time before or after completion of the merger, the Department of Justice, the FTC or any state may take action under the antitrust laws if it considers action to be necessary or desirable in the public interest. This action could include seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of Interpore or Biomet. Private parties also may seek to take legal action under the antitrust laws. A challenge to the merger on antitrust grounds may be made, and, if such a challenge is made, it is possible that Interpore and Biomet will not prevail.

It is possible that the Department of Justice, the FTC or any U.S. state may seek regulatory concessions as conditions for granting clearance of the merger or not seeking to prevent it on antitrust grounds. Under the merger agreement, each of Interpore and Biomet has agreed to use its reasonable best efforts to cause the satisfaction of all conditions to closing the merger, including using commercially reasonable efforts to gain clearance from antitrust and competition authorities and to obtain other required approvals. However, neither Biomet nor Interpore nor any of their respective subsidiaries is required to license, sell or otherwise dispose of any of its businesses or assets, or to take, or to agree to take, any action or agree to any limitation that limits its freedom of action with respect to, or its ability to retain, any of its assets or businesses.

Although we do not expect regulatory authorities to raise any significant objections in connection with their review of the merger, we cannot assure you that we will obtain all regulatory approvals necessary to complete the merger.

Appraisal Rights

Holders of shares of Interpore common stock (who do not vote in favor of the approval and adoption of the merger agreement), who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Interpore common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Interpore common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of Interpore common stock who do not vote in favor of the approval and adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval and adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex D. Any holder of Interpore common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and property comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.

Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the approval and adoption of the merger agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares, and a holder of shares of Interpore common stock must not vote in favor of the approval and adoption of the merger agreement. A holder of shares of Interpore common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. The holder must not vote in favor of the approval and adoption of the merger agreement. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement or abstain from voting on the merger agreement. Neither voting against the approval and adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Interpore common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Interpore common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Interpore common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Interpore International, Inc. 181 Technology Drive, Irvine, California 92618, Attention: Secretary.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of Interpore common stock who has complied with Section 262, and who has not voted in favor of the approval and adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of Interpore common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Interpore common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Interpore common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of Interpore common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval and adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Under the merger agreement, Interpore has agreed to provide Biomet prompt notice of any demands for appraisal received by it. Biomet will have the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Section 262 of the DGCL. Interpore will not make any payments with respect to, or compromise or settle, any demand for appraisal without the written consent of Biomet.

If a petition for an appraisal is timely filed by a holder of shares of Interpore common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of Interpore common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the $14.50 per share in cash merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of Delaware and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. We do not anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Interpore common stock is less than the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Interpore common stock have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of Interpore common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of Interpore common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of Interpore common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of Interpore common stock will be deemed to have been converted at the effective time of the merger into the right to receive

$14.50 in cash per share merger consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the court deems just.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of Interpore common stock whose shares are converted into the right to receive cash pursuant to the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of Interpore common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	United States persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of Interpore common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of Interpore common stock who exercise appraisal and/or dissenter’s rights under Delaware law.

We urge each holder of Interpore common stock to consult its tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

For purposes of this discussion, a “United States Holder” means a holder of Interpore common stock that is:

•	a citizen or resident of the United States;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.

A “Non-United States Holder” is a holder other than a United States Holder.

If a partnership holds Interpore common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding Interpore common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the merger to them.

Consequences of the Merger to United States Holders of Interpore Common Stock

Exchange of Interpore Common Stock for Cash

The receipt of cash in exchange for shares of Interpore common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of Interpore common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of Interpore common stock exchanged for cash pursuant to the merger. Any such gain or loss will be long-term capital gain or loss if the United States Holder’s holding period for the shares of Interpore common stock exceeds one year at the time of the merger. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum rate of 15%. Capital gains of corporate stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of Interpore common stock prior to completion of the merger, or (2) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Consequences of the Merger to Non-United States Holders of Interpore Common Stock

Exchange of Interpore Common Stock for Cash

A Non-United States Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of Interpore common stock exchanged for cash pursuant to the merger. A Non-United States Holder will generally not, however, be subject to United States federal income tax, including withholding, on any gain or loss recognized as a result of the merger unless:

•	that gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States;

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met; or

•	the Non-United States Holder is subject to Code provisions applicable to certain United States expatriates.

A Non-United States Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the exchange, except as otherwise required by an applicable income tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A Non-United States Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) United States federal income tax on the gain derived from the exchange, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States A Non-United States Holder described in the third bullet point above should consult its tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to such holder.

Backup Withholding

Payments made to a Non-United States Holder in connection with the merger may be subject to information reporting and backup withholding unless the Non-United States Holder establishes an exemption, for example by properly certifying such holder’s non-United States status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the Non-United States Holder is a United States person.

Backup withholding is not an additional tax; rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF INTERPORE COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Delisting And Deregistration Of Interpore Common Stock

If the merger is completed, Interpore common stock will be delisted from the NASDAQ National Market and deregistered under the Securities Exchange Act, and we will no longer file periodic reports with the SEC.

Litigation Related To The Merger

On March 8, 2004, a putative stockholder class action lawsuit was filed in Superior Court of the State of California, County of Orange, against Interpore and each of our directors. The lawsuit, Abrams v. Interpore International, Inc., et al., (Case No. 04CC00093) alleges that the defendants breached their fiduciary duties of care, loyalty, candor, and independence owed to the public stockholders of Interpore in connection with the merger. Specifically, the lawsuit alleges that the defendants failed to take steps to maximize the value of Interpore, took steps to avoid competitive bidding, gave Biomet an unfair advantage, failed to solicit other potential acquirors or alternative transactions, and failed to properly value Interpore. In particular, the complaint alleges that the $14.50 cash merger consideration is inadequate because our common stock had traded above this price on at least six dates in 2003, and because we reported positive financial results for the fiscal year and quarter ended December 31, 2003. The plaintiff seeks to enjoin Interpore from proceeding with the proposed acquisition by Biomet. Additionally, the complaint seeks certification of a class, a declaration that Interpore and its directors have breached their fiduciary duties in entering into the proposed transaction with Biomet, an injunction barring the proposed acquisition and directing Interpore to pursue a transaction in the best interests of its stockholders, a constructive trust upon any benefits improperly received by Interpore or any of its directors as a result of the proposed acquisition, costs, and attorneys’ and experts’ fees.

The time for the defendants to respond to the complaint has not yet expired and, to date, no motions have been filed by any of the parties to the lawsuit. We believe that this lawsuit is meritless and we intend to vigorously defend against the allegations in the complaint.

On April 9, 2004, a second putative stockholder class action lawsuit was filed in Superior Court of the State of California, County of Orange, against Interpore, each of our directors, and Biomet, Inc. The lawsuit, Spring Partners, LLC v. Mercer, et al. (Case No. 04CC00156), alleges that Interpore and each of our directors breached their fiduciary duties of care and loyalty owed to public stockholders of Interpore in connection with the merger, and that Biomet aided and abetted these breaches. Specifically, the lawsuit alleges that the defendants breached their fiduciary duties by deciding to sell Interpore to Biomet without attempting to obtain the best possible value for stockholders, entering into the transaction with Biomet without attempting to negotiate with third parties, including defensive provisions in the transaction agreement that prevent superior bids from being made, and structuring the transaction agreement such that the individual defendants benefited to the exclusion of other public stockholders of Interpore. Moreover, the lawsuit alleges that the proposed price to be paid by Biomet to acquire Interpore is unfair and inadequate, since it does not reflect the intrinsic value of Interpore’s stock or any efforts by the defendants to ascertain Interpore’s value through an open bidding process.

The lawsuit also alleges that the defendants breached their duty of disclosure by failing to disclose the amounts each director and officer will receive as a result of the acquisition, the amounts each officer or director will receive under any employment agreement, details concerning the conversion of stock options under the acquisition, details about the negotiations between Interpore and Biomet, the identity of any financial advisors and/or investment bankers used by Interpore, any prior relationship between Piper Jaffray and Interpore or Biomet, the identity of any Interpore or Biomet officers or directors who have entered into any employment, consulting or other agreement regarding their retention or continued employment by Biomet or the entity that emerges post-acquisition, the amounts purportedly received by certain individual defendants in exchange for entering into any voting agreements, and any details concerning other indications of interest, proposals or offers received by Interpore regarding a strategic transaction or combination. The lawsuit also alleges an indemnification claim for breach of fiduciary duty against the defendants.

The plaintiff seeks to enjoin Interpore from proceeding with the proposed acquisition by Biomet. Additionally, the complaint seeks certification of a class, a declaration that the defendants have breached their fiduciary duties and/or aided and abetted such breaches in entering into the proposed transaction with Biomet, a declaration that defendants have breached their duty of disclosure, indemnification from the defendants for breach of fiduciary duty, an injunction barring the proposed acquisition and directing the defendants to make corrective disclosures, damages, and attorneys’ and experts’ fees.

The time for the defendants to respond to the complaint has not yet expired and no motions are currently at issue. We and Biomet believe that this lawsuit is meritless and we and Biomet intend to vigorously defend against the allegations in the complaint.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference.

The Merger

Pursuant to the merger agreement, Laker Acquisition Corp will merge with and into Interpore, with Interpore surviving as a wholly-owned subsidiary of Biomet. At the effective time of the merger, all of our property, rights, privileges, immunities, powers and franchises before the merger will vest in the surviving corporation and all of our debts, liabilities and duties before the merger will become the debts, liabilities and duties of the surviving corporation. As a result of the merger, Interpore will become a wholly-owned subsidiary of Biomet. Following the merger, the officers and directors of Laker Acquisition Corp will become the officers and directors of Interpore.

Merger Consideration

The merger agreement provides that each share of Interpore common stock outstanding immediately prior to the effective time of the merger (other than excluded shares), will be converted into the right to receive $14.50 in cash, without interest.

Procedures for Payment of Merger Consideration

Stockholders should not return share certificates with the enclosed proxy card.

U.S. Stock Transfer Corporation will act as the exchange agent for the payment of the merger consideration. Promptly after the completion of the merger, Biomet shall cause U.S. Stock Transfer Corporation to mail the following materials to each holder of record of Interpore common stock whose shares were converted into the right to receive $14.50 in cash, without interest:

•	a letter of transmittal for the stockholder’s use in submitting its shares to the exchange agent for payment of the merger consideration, and

•	instructions explaining what a stockholder must do to effect the surrender of its share certificates in exchange for the merger consideration.

Upon receipt of a letter of transmittal, each stockholder should complete and sign the letter of transmittal and return it to the exchange agent together with the stockholder’s share certificates in accordance with the instructions.

Upon completion of the merger, each Interpore share certificate, other than those representing excluded shares, will represent only the right to receive $14.50 in cash, without interest.

At the effective time of the merger, Biomet will deposit, or will cause to be deposited, in trust with the exchange agent for the benefit of our former stockholders, cash sufficient to deliver the aggregate merger consideration.

Transfers of Ownership and Lost Stock Certificates

In the event of a transfer of ownership of shares of our common stock which is not registered in our transfer records, the merger consideration may be issued to a transferee if the certificate representing such shares is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

In the event any share certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed and, if required by Biomet, the delivery by such person of an agreement of indemnification in form reasonably satisfactory to Biomet, or the posting by such person of a bond in such amount as the exchange agent may reasonably direct as indemnity against any claim that may be made against it with respect to such share certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed share certificate the merger consideration into which shares represented by such certificate shall have been converted pursuant to the merger agreement.

Unclaimed Amounts

Any portion of the exchange fund which remains undistributed to our stockholders 180 days after the effective time of the merger will be delivered by the exchange agent to Biomet, and any of our stockholders who have not previously surrendered their stock certificates will only be entitled to look to Biomet for payment of the merger consideration due, without interest, in respect of the shares formerly represented by their certificates. If any certificate shall not have been surrendered (i) prior to seven years after the effective time of the merger or (ii) immediately prior to such earlier time when such amounts would otherwise escheat to or become the property of any governmental entity, any shares, cash, dividends and/or distributions in respect of such certificate shall, to the extent permitted by applicable laws, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

Representations and Warranties

Interpore

We have made a number of representations and warranties to Biomet regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing and qualification;

•	our and our subsidiaries’ capital structure;

•	our corporate power and authority to enter into the merger agreement and consummate the merger, the approval of our board of directors and receipt of a fairness opinion;

•	government filings required in connection with the merger, no violation of our charter documents, applicable law or certain contracts as a result of entering into the merger agreement and consummating the merger;

•	the filing of required company reports with the SEC, and the content of our financial statements included in such reports;

•	absence of certain changes since December 31, 2003;

•	absence of undisclosed litigation and liabilities;

•	employee benefits;

•	our compliance with laws; permits;

•	contracts;

•	transactions with our affiliates;

•	title to property; encumbrances;

•	major suppliers;

•	accuracy and completeness of information supplied by us for inclusion in this proxy statement;

•	non-applicability of our rights agreement;

•	inventory;

•	non-applicability of takeover statutes;

•	environmental matters;

•	taxes;

•	labor matters;

•	insurance;

•	intellectual property;

•	regulatory compliance;

•	intercompany restrictions; and

•	brokers and finders.

Biomet

Biomet has made a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	Biomet’s organization, good standing and qualification;

•	Biomet’s corporate power and authority to enter into the merger agreement and consummate the merger, approval of Biomet’s board of directors and receipt of a fairness opinion;

•	governmental filings required in connection with the merger, no violation of Biomet’s charter documents, applicable law or certain contracts as a result of entering into the merger agreement and consummating the merger;

•	availability of sufficient funds to pay the merger consideration;

•	brokers and finders; and

•	accuracy and completeness of information supplied by Biomet for inclusion in this proxy statement.

Many of the representations and warranties of Interpore and Biomet are qualified by a material adverse effect standard. A material adverse effect, with respect to either Interpore or Biomet, means any fact, event or circumstance which has had, or would reasonably be expected to have, together with all similar or related facts, events and circumstances, (1) a material adverse effect on the condition (financial or otherwise), value, business, properties, assets (including intangible assets), capitalization, liabilities or results of operations of such party and its respective subsidiaries, taken as a whole, or (2) an effect that would reasonably be likely to prevent such party from consummating the merger, except that any change, event or circumstance attributable to or arising from the following are excluded from the definition of material adverse effect:

•	changes or developments in (i) the industries in which such party participates generally, or (ii) the financial, banking, currency or capital markets or the economy in general, or (iii) the laws of general applicability (or interpretations thereof by governmental entities), which changes or developments, in each case, do not disproportionately affect such party in any material respect;

•	the execution or announcement of the merger agreement and the transactions contemplated by the merger agreement; and

•	the actions of the other party.

Interim Operations of Interpore

We have agreed that prior to the completion of the merger, unless otherwise approved in writing by Biomet or as required by the merger agreement, each of Interpore and our subsidiaries shall:

•	conduct business in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to preserve substantially intact the business organization;

•	use commercially reasonable efforts to maintain existing relations and goodwill consistent with past practice with customers, suppliers, distributors, creditors, lessors, employees, business associates and other third parties with which material business relations exist; and

•	use commercially reasonable efforts to keep available the services of current officers and key employees and maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including without limitation, all material licenses and permits that are required to carry on business.

In addition, we have agreed that, prior to the completion of the merger, unless otherwise approved in writing by Biomet or as required by the merger agreement, neither we nor any of our subsidiaries shall:

•	issue, sell, pledge, dispose of or encumber any capital stock owned by us in any of our subsidiaries;

•	amend our certificate of incorporation or by-laws or terms of any outstanding security;

•	alter our capital stock, including, among other things, stock splits, combination or reclassifications;

•	declare, set aside or pay any dividends;

•	purchase, redeem or otherwise acquire, modify or amend, or offer to redeem, purchase or otherwise acquire, or modify or amend, any of our equity or equity related securities;

•	offer, issue or sell, any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of our capital stock of any class, except that we may (i) issue up to 20,000 shares of our common stock pursuant to our Amended and Restated Employee Qualified Stock Purchase Plan dated November 13, 1998, (ii) issue shares of our common stock upon the exercise of certain of our options or warrants outstanding as of March 7, 2004 in accordance with the provisions of the merger agreement or (iii) grant options to purchase up to an aggregate of 57,500 shares of our common stock to non-employee directors for their attendance at board meetings in accordance with the terms of the Stock Option Plan for Non-Employee Directors as in effect on March 7, 2004 and consistent with past practice and with an exercise price per share no less than the fair market value of a share of common stock on the date of grant;

•	other than in the ordinary course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material property or assets;

•	without prior written notice to Biomet, make, authorize or commit or agree to make any capital expenditures or any obligations or liabilities in respect thereof, except for those which do not exceed $10,000;

•	make any capital expenditures in excess of $25,000;

•	acquire any assets or stock of or interest in any other person or entity, except in connection with capital expenditures permitted by the merger agreement and except for acquisitions of inventory and other assets in the ordinary course of business;

•	make any loans, advances, capital contributions or investments, other than loans to employees consistent with past practice which do not exceed $5,000 for any individual or $50,000 in the aggregate;

•	adversely modify or guarantee any indebtedness or issue or sell any debt securities or warrants;

•	terminate, cancel or adversely change any material contract or waive, release or assign any material rights under any material contract;

•	other than in the ordinary course of business consistent with past practice, enter into any new material contract, or fail to use reasonable business efforts to renew any material contract;

•	enter into any non-competition contracts or other contracts that limit the type of business in which we may engage or the manner or locations in which we may so engage in any business;

•	enter into any partnership, joint venture, strategic alliance, revenue or profit sharing agreement or similar arrangement with any person;

•	change or modify our line of business or enter into any new line of business;

•	terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any benefit plans;

•	except in the ordinary course of business or as required by law or the terms of any benefit plan, make any contribution to any existing benefit plan;

•	grant any pension, retirement, severance, retention, change of control or termination pay or rights to any director, officer, employee or other of our service providers, or amend or modify the terms of any of our options, except as required by law;

•	increase the salary, wage, bonus or other compensation or benefits of any directors, officers or employees, or consultants except for (i) annual increases to non-executive employees made in the ordinary course of business consistent with past practice at the regularly scheduled times and (ii) the grant of options to purchase up to 57,500 shares of common stock in the aggregate to non-employee directors pursuant to the Stock Option Plan for Non-Employee Directors as in effect on March 7, 2004;

•	make payments or distributions to or enter into any transaction with any of our affiliates;

•	enter into any consulting agreement (i) providing for payments in excess of $50,000 or (ii) with any surgeon consultant regardless of the amount of payments to be made thereunder;

•	accelerate the payment of compensation or benefits to any director, officer, employee or consultant;

•	prior to consulting with Biomet, commence any litigation or arbitration proceeding or any regulatory or other governmental action or proceeding with or before any governmental entity other than ordinary contract and commercial litigation that we do not reasonably expect to result in total costs to us in excess of $300,000;

•	waive, release or assign any material rights or claims;

•	pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent in amount and kind with past practice, of claims, liabilities or obligations reflected in our most recent publicly filed reports prior to March 7, 2004 or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

•	change our methods or principles of accounting or our fiscal year;

•	fail to use commercially reasonable efforts to keep in place any material insurance policy; and

•	do, enter into an agreement to do or publicly announce an intention to do any of the foregoing.

Employee Benefit Matters

Following the completion of the merger, Biomet shall cause service performed by our current employees and those of our subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility and vesting, and for purposes of determining severance, vacation and other paid time off entitlements, under the benefit plans of Biomet and its subsidiaries in which our employees participate to the extent such service was credited by Interpore and our subsidiaries under similar benefit plans.

When our employees become eligible to participate in a medical, dental or health plan of Biomet, to the extent permissible under the applicable benefit plan, Biomet shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under our applicable medical, health or dental plans and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under our analogous plan prior to the completion of the merger.

Biomet shall continue to provide automobile lease subsidies and/or related payments to our current and former officers in amounts no less than that provided by Interpore to each such current or former officer immediately prior to the effective time of the merger until the later of (i) each such officer’s termination of employment with the surviving corporation or Biomet or (ii) the expiration of the current lease term for such automobile.

Prior to the completion of the merger, we shall take all actions necessary to provide that upon completion of the merger, each participant in our retirement and savings plan shall have a fully vested and non-forfeitable right in his or her matching contribution account under such plan. Upon completion of the merger our employees shall be eligible to participate under Biomet’s equivalent retirement and savings plan. Immediately following the completion of the merger, our employees and those of our subsidiaries shall continue to participate in the welfare benefit plans in which they participated immediately prior to the completion of the merger or Biomet may transition our employees to other employee benefits that are comparable to those provided to Biomet’s similarly situated employees. Nothing in the merger agreement requires Biomet or us to continue any particular benefit plan or prevent the amendment or termination thereof. However, Biomet shall not take any action which is in violation of the terms of any benefit plan or applicable law.

Effect on Outstanding Stock Options and Warrants

Each outstanding vested option to purchase Interpore common stock and each outstanding warrant to purchase Interpore common stock will be converted into the right to receive $14.50 in cash, without interest, for each share underlying such option or warrant less (a) the exercise price for such Interpore stock option or warrant and (b) any applicable tax withholding amounts. In addition, the vesting of all options held by our non-employee directors will be accelerated so that these options will be fully vested immediately prior to the consummation of the merger. Consequently, these options will be converted into the right to receive cash as described above. All options to purchase Interpore common stock that remain unvested at the time when the merger is effected will be converted into the right to acquire a number of shares of Biomet common stock equal to the number of shares of Interpore common stock subject to the unvested option multiplied by an exchange ratio equal to $14.50 divided by the average of the per share closing prices of Biomet’s common stock as reported by the NASDAQ National Market for the five consecutive trading days ending two trading days prior to the date on which the merger is effected. The per share exercise price of the resulting option to purchase Biomet common stock will be the quotient obtained by dividing the per share exercise price of the converted Interpore option by the exchange ratio. If an employee’s employment with the surviving corporation terminates under certain conditions within one year of the closing date, that employee’s options will become fully vested and immediately exercisable in accordance with their terms.

No Solicitation Covenant

Under the terms of the merger agreement, we have agreed to and to cause our subsidiaries and our officers, directors, employees, financial advisors, attorneys, accountants and other advisors, representatives and agents to, immediately cease and cause to be terminated immediately any activities, discussions or negotiations with any persons that may be ongoing with respect to, or that could reasonably be expected to lead to, an acquisition proposal (as defined below).

We have also agreed that we will promptly request each person or entity that had executed a confidentiality agreement as of March 7, 2004 in connection with its consideration of any acquisition proposal to return or destroy all confidential information furnished to such person or entity by us or any of our subsidiaries, subject to the terms and conditions of such confidentiality agreements.

Under the terms of the merger agreement, subject to specific exceptions described below, we have agreed that, prior to the completion of the merger or the earlier termination of the merger agreement, neither we, our subsidiaries, nor any of our officers, directors, employees, financial advisors, attorneys, accountants and other advisors, will directly or indirectly:

•	initiate, solicit, encourage, or take any other action to knowingly facilitate any inquiries regarding, or the making of any proposal which constitutes, any acquisition proposal;

•	enter into any agreement, arrangement or understanding related to any acquisition proposal or enter into any agreement, arrangement or understanding requiring us to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;

•	initiate or participate in any way in any negotiations or discussions regarding an acquisition proposal or any inquiry or proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal; or

•	amend or grant any waiver or release under any standstill or any similar agreement with respect to any class of our equity securities.

Notwithstanding the prohibitions discussed above, prior to our stockholders approving the merger agreement, we are entitled to, after receiving a bona fide, unsolicited written acquisition proposal after March 7, 2004 that does not result from a breach by us of this covenant and giving Biomet one business day written notice: (i) furnish information with respect to us or our subsidiaries to the person making an acquisition proposal pursuant to a customary confidentiality agreement, provided that all such information has been provided to Biomet or will be provided substantially concurrent with the time it is provided to such person, and (ii) participate in discussions or negotiations with the person making such acquisition proposal, only if:

•	our board of directors has determined in good faith after consultation with a financial advisor of nationally recognized reputation, that the acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal; and

•	our board of directors has determined in good faith after consultation with outside legal counsel, that the failure to provide such information or enter into such discussions or negotiations would present a reasonably substantial risk of a breach of our fiduciary duties to our stockholders under applicable law.

An “acquisition proposal” means any inquiry, proposal or offer relating to:

•	any direct or indirect acquisition or purchase of greater than 50% of our total consolidated assets and those of our subsidiaries, taken as a whole, or 15% or more of any class of our equity securities or those of any of our subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning at least 15% of any class of our equity securities; or

•	any merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction pursuant to which our stockholders immediately prior to such transaction would either (i) own less than 85% of any class of equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) receive consideration the value of which is 15% or more of our aggregate equity value immediately before giving effect to such transaction, in each case, other than the merger.

A “superior proposal” means a bona fide, unsolicited written acquisition proposal made after March 7, 2004 and not received in violation of the terms of the merger agreement, made by a person other than Biomet or Laker

Acquisition Corp, that provides for the acquisition, whether by merger, tender offer, exchange offer, business combination, asset purchase, recapitalization or similar transaction, of greater than 50% of all of our outstanding shares of common stock or greater than 50% of our total consolidated assets:

•	that is on terms which our board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, to be more favorable for our stockholders from a financial point of view than the transactions contemplated by the merger agreement and any alternative proposed by Biomet or Laker Acquisition Corp in accordance the terms of the merger agreement;

•	which is reasonably likely to be consummated in a timely manner taking into account the legal, financial, regulatory and other aspects of the proposal and the identity of the offeror; and

•	which is fully financed or reasonably capable of being fully financed, and in either such case, is not subject to a financing contingency.

We have agreed to call, hold and convene a meeting of our stockholders as promptly as practicable after this proxy statement is cleared by the SEC. Our board of directors has agreed to recommend the approval and adoption of the merger agreement by our stockholders and to use its reasonable best efforts to obtain the required stockholder approval and adoption of the merger agreement.

Our board of directors has also agreed not to: (i) withdraw, or propose to withdraw (or modify in a manner adverse to Biomet), the approval, recommendation or declaration of advisability by our board of directors, or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any acquisition proposal.

In addition, our board of directors has agreed not to, prior to paying a termination fee to Biomet upon termination of the merger agreement: (i) approve, recommend or allow Interpore or any of our subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal. However, our board of directors may recommend, adopt or approve, or propose publicly to recommend, adopt or approve any acquisition proposal if the following conditions are met:

•	our stockholders have not approved the merger agreement;

•	our board of directors has provided three business days written notice to Biomet stating that it intends to change its recommendation and the manner in which it intends to do so; and

•	our board of directors has concluded in good faith, after consultation with its outside legal counsel, that the failure to change its recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable law.

We have agreed that promptly on the date of receipt of any request for information or other inquiry that is, or could reasonably be expected to lead to, an acquisition proposal that we shall:

•	advise Biomet orally and in writing of such request or inquiry or acquisition proposal, or any inquiry, discussions or negotiations with respect to any acquisition proposal and the terms and conditions of such request, acquisition proposal, inquiry, discussions or negotiations; and

•	promptly provide to Biomet copies of any written materials received by us in connection with any request for information or other inquiry, and the identity of the person or group making any such request, acquisition proposal or inquiry or with whom any discussions or negotiations are taking place.

In addition, we have agreed to keep Biomet fully informed of the status of any such request for information, acquisition proposal or inquiry and keep Biomet fully informed as to the details of any information requested of or provided by us and as to the details of all discussions or negotiations with respect to any such request for information, acquisition proposal or inquiry. We have agreed to provide Biomet with 48 hours prior written notice of any meeting of our board of directors at which our board of directors is reasonably expected to consider any acquisition proposal.

Notwithstanding any change in the recommendation of our board of directors, the merger agreement will be submitted to the vote of our stockholders at the special meeting of stockholders unless the merger agreement has first been terminated. We may not submit any other acquisition proposal to the vote of our stockholders, or propose to do so, prior to the termination of the merger agreement.

No provision of the merger agreement restricts us from (i) complying with applicable tender offer communication rules under the Securities Exchange Act, or (ii) making any disclosure to our stockholders if, in the good faith judgment of our board of directors after consultation with outside legal counsel, such disclosures would be required under applicable law, unless such action is prohibited by the merger agreement.

Timing of Closing

The closing will occur as promptly as practicable, but in no event later than the third business day, following the satisfaction of all of the conditions set forth in the merger agreement (other than those conditions that are waived by the party who benefits from such condition, and those that can only be satisfied at the closing, but subject to the fulfillment of those conditions), or at such other place, time and date as Interpore and Biomet agree to in writing.

Conditions to the Completion of the Merger

The respective obligation of Interpore and Biomet to effect the Merger is subject to the satisfaction of each of the following conditions:

•	approval from our stockholders must be obtained;

•	all necessary consents and approvals of any governmental entity must be obtained;

•	the waiting period under the HSR Act must have expired or been terminated; and

•	there shall not be any law or order of a court or governmental entity existing that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger.

Biomet’s and Laker Acquisition Corp’s obligations to complete the merger are subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Biomet:

•	our representations and warranties set forth in the merger agreement must be true and correct (without giving effect to any limitation as to materiality) as of March 7, 2004 and as of the completion of the merger, (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of the other date, except where the failure of such representations and warranties to be so true and correct would not, individually, or in the aggregate, result in or reflect a material adverse effect on Interpore), and Biomet shall have received a certificate signed on behalf of Interpore by our Chief Executive Officer to such effect;

•	we must have complied in all material respects with all agreements, obligations and covenants required by the merger agreement to be performed or complied with by us at or prior to the closing date, and Biomet shall have received a certificate signed on behalf of us by our Chief Executive Officer to such effect;

•	since December 31, 2003, there must not have been any event or development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Interpore;

•	the number of dissenting shares must not exceed 6% of our issued and outstanding shares of common stock;

•	since March 7, 2004, there must not have been any new litigation matters or change in any litigation matters that existed on March 7, 2004 involving Interpore or our subsidiaries or any development or combination of developments with respect to any such litigation matters that, individually or in the aggregate, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Interpore;

•	we must have delivered to Biomet an estoppel certificate with respect to the real property lease for the property located in Irvine, California; and

•	we must have delivered to Biomet an affidavit, under penalties of perjury, stating that we are not and have not been a United States real property holding corporation, dated as of March 7, 2004 and in form and substance satisfactory to the Biomet.

The obligation of Interpore to effect the merger is subject to the satisfaction of the following conditions, any one if which may be waived, in writing, by Interpore:

•	the representations and warranties of Biomet and Laker Acquisition Corp set forth in the merger agreement must be true and correct (without giving effect to any limitation on the materiality) as of March 7, 2004 and as of the closing date of the merger agreement, (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of that date, except where the failure of such representations and warranties to be so true and correct would not, individually, or in the aggregate, result in or reflect a material adverse effect on Biomet), and we shall have received a certificate signed on behalf of Biomet by the Chief Executive Officer of Biomet to such effect;

•	each of Biomet and Laker Acquisition Corp must have complied in all material respects with all agreements, obligations and covenants required under the merger agreement to be performed or complied with by it at or prior to the closing date of the merger agreement, and Interpore shall have received a certificate signed on behalf of Biomet and Laker Acquisition Corp by the Chief Executive Officer of Biomet to such effect; and

•	since May 31, 2003, there must not have been any event or development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Biomet.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to completion of the merger, whether before or after our stockholders approve the merger, by mutual written consent of Interpore, Biomet and Laker Acquisition Corp, which consent shall have been approved by action of each respective board of directors.

In addition, either Biomet or Interpore may terminate the merger agreement and abandon the merger at any time prior to the completion of the merger by providing written notice to the other party, if:

•	whether before or after our stockholders approve the merger, the merger is not consummated by October 1, 2004 (this right to terminate the merger agreement shall not be available to any party whose breach of any provision of the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated on or before October 1, 2004);

•	our stockholders approval of the merger is not obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

•	any law or order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable (whether before or after our stockholders approve the merger).

We may terminate the merger agreement and abandon the merger at any time prior to the completion of the merger by action of our board of directors:

•	whether before or after our stockholders have approved the merger, if Biomet breaches its representations, warranties, or covenants in the merger agreement, which results in a failure of one of the specified conditions to the completion of the merger being satisfied, and the breaches cannot be cured or are not cured within 30 days of receiving notice of such breach; or

•	if we have fulfilled our obligation to pay the termination fee to Biomet pursuant to the merger agreement and each of the following are true:

—	our stockholders have not approved the merger agreement;

—	a superior proposal has been made and has not been withdrawn and continues to be a superior proposal;

—	we have provided to Biomet four business days prior written notice which expressly states (i) that we have received a superior proposal, (ii) the material terms and conditions of the superior proposal and the identity of the person or group making the superior proposal and (iii) that we intend to effect a termination of the merger agreement;

—	we have made available to Biomet all materials and information made available to the person or group making the superior proposal in connection with such superior proposal; and Biomet shall not have, within 3 business days after receipt of the notice of termination, made a counter offer relating to the acquisition of Interpore, including by agreeing to accept the material terms of the superior proposal set forth in the notice of termination;

—	our board of directors has determined in good faith after consultation with its outside legal counsel and financial advisors that any counter offer from Biomet, if one is made, is not at least as favorable to our stockholders as the superior proposal;

—	our board of directors has determined in good faith after consultation with its outside legal counsel that we are required to terminate the merger agreement and accept the superior proposal in order to comply with our fiduciary duties to our stockholders under applicable law; and

—	we have complied with the section of the merger agreement relating to acquisition proposals and have not breached in any material respect any of the other provisions set forth in the section of the merger agreement relating to our stockholders’ meeting and our filings and notification covenants.

The merger agreement may be terminated by Biomet and the merger may be abandoned at any time prior to the completion of the merger by action of Biomet’s board of directors if:

•	prior to obtaining our stockholders’ approval of the merger:

—	our board of directors recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any acquisition proposal;

—	we failed to include in this proxy statement the recommendation of our board of directors that our stockholders vote in favor of the merger and the transactions contemplated thereby;

—	a tender or exchange offer relating to any of our shares of common stock commences and we do not send to our security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that we recommend rejection of such tender or exchange offer; or

—

an acquisition proposal is publicly announced, and we fail to issue, within ten business days after such acquisition proposal is announced, a press release that reaffirms the recommendation of our board of directors that our stockholders vote in favor of the merger and the transactions contemplated thereby;

•	we have breached any of our obligations relating to non-solicitation of an acquisition proposal in any material respect; or

•	if we breach our representations, warranties or covenants in the merger agreement, which results in a failure of one of the specified conditions to the completion of the merger being satisfied, and the breaches are not, and cannot be, cured within 30 days of receiving notice of such breach.

Termination Fees

We have agreed to pay Biomet a termination fee of $8 million if the merger agreement is terminated under any of the following circumstances:

•	by Biomet if, prior to obtaining our stockholders’ approval of the merger:

—	our board of directors recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any acquisition proposal;

—	we failed to include in this proxy statement the recommendation of our board of directors that our stockholders vote in favor of the merger and the transactions contemplated thereby;

—	a tender or exchange offer relating to any of our shares of common stock is commenced and we do not send to our security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that we recommend rejection of such tender or exchange offer; or

—	an acquisition proposal is publicly announced, and we fail to issue, within ten business days after such acquisition proposal is announced, a press release that reaffirms the recommendation of our board of directors that our stockholders vote in favor of the merger and the transactions contemplated thereby; or

•	by Biomet if we have breached any of our obligations relating to non-solicitation of acquisition proposals in any material respect which is not inadvertent; or

•	by Interpore if, prior to our stockholders’ approval of the merger agreement:

—	a superior proposal has been made and has not been withdrawn and continues to be a superior proposal;

—	we have provided to Biomet four business days’ prior written notice which expressly states (i) that we have received a superior proposal, (ii) the material terms and conditions of the superior proposal and the identity of the person or group making the superior proposal and (iii) that we intend to effect a termination of the merger agreement;

—	we have made available to Biomet all materials and information made available to the person or group making the superior proposal in connection with such superior proposal; Biomet shall have the right, within 3 business days after receipt of the notice of termination, to make an offer relating to the acquisition of Interpore, including by agreeing to accept the material terms of the superior proposal set forth in the notice of termination;

—	our board of directors has determined in good faith after consultation with its outside legal counsel and financial advisors that the counter offer from Biomet is not at least as favorable to our stockholders as the superior proposal;

—	our board of directors has determined in good faith after consultation with outside legal counsel that we are required to terminate the merger agreement and accept the superior proposal in order to comply with our fiduciary duties to our stockholders under applicable law; and

—	we have complied with the section of the merger agreement relating to acquisition proposals and have not breached in any material respect any of the other provisions set forth in the section of the merger agreement relating to our stockholders’ meeting and our filings and notification covenants; or

•	if an acquisition proposal was made to us or any of our subsidiaries or any of our stockholders or any person shall have publicly announced an intention to make an acquisition proposal, and the merger agreement has been terminated:

—	by either party because the merger has not been consummated by October 1, 2004, or our stockholders failed to approve the merger at a meeting duly convened therefor or at any adjournment or postponement thereof; or

—	by Biomet because we breached our representations, warranties or covenants in the merger agreement, which resulted in a failure of one of the specified conditions to the completion of the merger being satisfied, and the breaches were not, or could not be, cured within 30 days of receiving notice of such breach; and

within twelve months of the termination of the merger agreement, we enter into an agreement providing for an acquisition proposal other than a public offering by Interpore of newly-issued securities that represent less than 30% of our outstanding capital stock as of March 7, 2004, the primary purpose of which is to raise capital, whether or not such acquisition agreement related to an acquisition proposal that had been made or announced at the time of the termination of the merger agreement.

Except as described in this section and “The Merger Agreement—Other Expenses” below, neither party will have any liability to the other upon termination of the merger agreement unless it breaches its obligations with respect to confidentiality under the merger agreement or willfully breaches its representations, warranties, covenants or agreements under the merger agreement after giving effect to the material adverse effect standard for its representations and warranties.

Other Expenses

If the merger agreement is terminated by Interpore or Biomet, because the other party breaches its representations, warranties or covenants in the merger agreement, which results in a failure of one of the specified conditions to the completion of the merger being satisfied, and the breaches are not, and cannot be, cured within 30 days of receiving notice of such breach, then the non-terminating party shall promptly, but in no event later than two days after being notified of such by the terminating party, pay all of the charges and expenses, including those of the exchange agent, its financial advisors, attorneys, accountants and other advisors, incurred by the terminating party and its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement, not to exceed $2 million, payable by wire transfer of immediately available funds to an account designated in writing by the terminating party. However, Interpore is not obligated to pay any such costs and expenses if we are required to pay the termination fee described above.

Indemnification and Insurance

The merger agreement provides that for a period of not less than six years from and after the effective time of the merger agreement, the surviving corporation will, indemnify, defend and hold harmless each of our present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, settlements, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative arising out of matters existing or occurring at or prior to the completion of the merger (including the transactions contemplated thereby), whether asserted or claimed prior to, at or after the completion of the merger, to the fullest extent and only to the extent permitted under applicable law. The merger agreement also provides that the surviving corporation will also advance expenses to the fullest extent permitted under applicable law; provided that such advances are repaid if it is ultimately determined that such person is not entitled to indemnification. In addition, Biomet must cause the surviving corporation to maintain our existing officers’ and directors’ liability insurance for a period of six years after the effective time of the merger so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to March 7, 2004, in which case Biomet must cause the surviving corporation to obtain in the aggregate as much comparable insurance as available for such amount. If the surviving corporation or any of its successors or assigns (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer any of its material properties or assets to any person, individually or in the aggregate, then, and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation or the person acquiring such properties or assets shall assume, jointly and severally, all of the obligations set forth in the section of the merger agreement relating to directors’ and officers’ insurance.

Additional Agreements

The merger agreement provides a number of additional covenants of the parties.

Each of Interpore and Biomet shall cooperate with each other and use their respective commercially reasonable efforts to take all actions, and do all things, necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate the merger as soon as practicable.

Accordingly, Interpore and Biomet have agreed to prepare and file as promptly as practicable all documentation to effect all required notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations required to be obtained from any third party and/or any governmental entity in order to consummate the merger and use its reasonable best efforts to cause the satisfaction of all conditions to closing. However, Biomet will not be required to sell, license or otherwise dispose of, or hold separate before or after the effective time, any assets, businesses, or interest in any assets or businesses of Biomet, Interpore or any of their respective affiliates or to agree to any material changes or restriction in the operations of any such assets or businesses.

Each of Interpore and Biomet have agreed to make their respective filings under the HSR Act with respect to the merger within 12 business days of executing the merger agreement, to use commercially reasonable efforts to obtain an early termination of the applicable waiting period, and make as promptly as practicable, any submissions pursuant to the HSR Act which may be necessary, proper or advisable. Subject to applicable laws relating to the exchange of information, Biomet and Interpore shall have the right to review in advance all the information relating to Biomet or Interpore that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger, and consult with each other before meeting with, or engaging in any conference calls with, any antitrust agency to discuss the transactions contemplated by the merger.

Each of Interpore and Biomet have agreed to keep the other apprised of the status of matters relating to the merger, including promptly furnishing the other with copies of notice or other communications received from any third party and/or any governmental entity with respect to the merger, including information relating to our licenses, certificates, permits or other authorizations from or of governmental entities, unless we reasonably determine that furnishing such copies would violate the terms of our written confidentiality obligation to such third party or applicable law, or any written claim by a third party that a material contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by the merger agreement. If any party receives a request for additional information or documentary material from any governmental entity with respect to the transactions contemplated by the merger agreement, then such party will, as soon as reasonably practicable and after consultation with the other party, make an appropriate response in compliance with such request.

Upon reasonable notice, and except as may otherwise be required by applicable law, we have agreed to afford Biomet’s officers, employees, counsel, accountants, agents and other representatives reasonable access, during normal business hours, to all of our properties, personnel, agents, books, contracts and records and to furnish promptly to Biomet all information concerning our business, properties and personnel as may reasonably be requested by Biomet.

Each of Interpore and Biomet have agreed to consult with each other prior to issuing any press releases or other public announcements or making any filings with respect to the merger.

Interpore and Biomet have agreed to cooperate with each other to prepare this proxy statement and Interpore has agreed to file it with the SEC as promptly as practicable after March 7, 2004.

Amendment and Waiver

Subject to the provisions of the applicable law, at any time prior to the completion of the merger, Biomet or we can modify or amend the merger agreement by written agreement executed and delivered by Biomet, Laker Acquisition Corp and Interpore.

The conditions to each of our and Biomet’s obligations to consummate the Merger are for the sole benefit of such party and may be waived by us or Biomet in whole or in part to the extent permitted by applicable law.

PROPOSAL 2

ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting the number of shares of Interpore common stock present or represented and voting in favor of approval and adoption of the merger agreement is insufficient to approve and adopt the merger agreement under Delaware law and under our certificate of incorporation, our management may move to adjourn the special meeting in order to enable the Interpore board of directors to continue to solicit additional proxies in favor of the approval and adoption of the merger agreement. In that event, we will ask you to vote only upon the adjournment proposal, and not the merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Interpore board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to a date or dates not later than October 1, 2004. If the Interpore stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a date not later than October 1, 2004 and use the additional time to solicit additional proxies in favor of the approval and adoption of the merger agreement, including the solicitation of proxies from Interpore stockholders that have previously voted against the approval and adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval and adoption of the merger agreement to defeat the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the approval and adoption of the merger agreement.

Under our certificate of incorporation and bylaws, the adjournment proposal requires the affirmative vote of holders of a majority of the shares of Interpore common stock represented at the special meeting, in person or by proxy, and eligible to vote on the proposal. Accordingly, broker non-votes will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against the proposal. No proxy that is specifically marked “AGAINST” approval and adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

The Interpore board of directors believes that if the number of shares of Interpore common stock present or represented at the special meeting and voting in favor of the approval and adoption of the merger agreement is insufficient to approve and adopt the merger agreement, it is in the best interests of the Interpore stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve and adopt the merger agreement.

The Interpore board of directors unanimously recommends that you vote “FOR” the proposal to authorize the adjournment of the special meeting to a date or dates not later than October 1, 2004.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

If the merger agreement, described in Proposal 1 is approved and adopted and the merger completed, we will no longer have any public stockholders and we will not hold an annual meeting of stockholders in 2004. However, if the merger is not completed for any reason, we expect to hold a 2004 Annual Meeting of Stockholders in the second half of 2004, in which case we will make a public announcement to set the date of such meeting. In the event our 2004 Annual Meeting of Stockholders is held later than June 15, 2004, all proposals of stockholders intended to be presented at the 2004 Annual Meeting and considered for possible inclusion in the proxy statement and form of proxy used in connection with such meeting, must be directed to the attention of and received by our Secretary within reasonable time before we begin to print and mail our proxy materials. More specific details with regard to the deadline for submission of stockholder proposals for the 2004 Annual Meeting of Stockholders, if it is held, will be provided in the public announcement to set the date of such meeting. In the event our 2004 Annual Meeting of Stockholders is held earlier than June 15, 2004, the deadline for submitting proposals of stockholders has passed. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

In addition, our Bylaws provide additional notice requirements for a stockholder to bring a proposal before our 2004 Annual Meeting of Stockholders. In the event that such meeting is held later than July 24, 2004, a stockholder desiring to bring a proposal, that is not the subject of a proposal timely submitted for inclusion in the Proxy Statement as described above, to be presented at our 2004 Annual Meeting of Stockholders must provide written notice to the attention of our Secretary no later than the 70th day prior to such meeting or the 10th day following our public announcement of the date of such meeting and no sooner than the 90th day prior to such meeting. This notice must contain the information required by our Bylaws. A copy of our Bylaws may be obtained from our Secretary. In the event our 2004 Annual Meeting of Stockholder is held earlier than July 24, 2004, the deadline for submitting a proposal of stockholders has passed.

The address of our Secretary is 181 Technology Drive, Irvine, California 92618—Attention: Corporate Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management of Interpore

The following table sets forth the amount and percentage of the outstanding shares of our Common Stock, which, according to the information supplied to us, are beneficially owned by (1) each person who, to our knowledge based exclusively on Schedules 13G and 13D filed with the Securities and Exchange Commission, is the beneficial owner of more than 5% of our outstanding Common Stock; (2) each person who is currently a director; (3) our Chief Executive Officer, our four other most highly compensated executive officers and Edwin C. Shors, Ph.D., a party to a voting and support agreement with Biomet, and (4) all current directors and executive officers as a group. Except for information based on Schedules 13G and 13D, as indicated in the footnotes, beneficial ownership is stated as of May 5, 2004. As of May 5, 2004, we had 18,010,587 shares of Common Stock outstanding. Except to the extent indicated in the footnotes to the following table, to our knowledge, the person or entity listed has sole voting or dispositive power to the shares which are deemed beneficially owned by such person or entity. Except as otherwise noted, the address of each person listed is c/o Interpore International, Inc., 181 Technology Drive, Irvine, California 92618. None of the 5% beneficial owners (other than Biomet) have stated how they intend to vote their shares of Interpore common stock.

Name and Address of Beneficial Owner	Outstanding Common Stock	Options Exercisable Within 60 Days	Total Outstanding Common Stock Beneficially Owned	Percent of Shares of Common Stock Beneficially Owned(1)
Directors and Executive Officers:

David W. Chonette	10,000	21,500	31,500	*

William A. Eisenecher	9,500	49,625	59,125	*

Daniel A. Funk, M.D.	234,676	22,375	257,051	1.4%

Richard L. Harrison	32,131	171,752	203,883	1.1%

Philip A. Mellinger	30,960	125,000	155,960	*

David C. Mercer	77,641	308,803	386,444	2.1%

Joseph A. Mussey	175,550	137,500	313,050	1.7%

Lewis Parker	132,126	12,500	144,626	*

M. Ross Simmonds	24,998	173,752	198,750	1.1%

Robert J. Williams	7,650	21,875	29,525	*

Edwin C. Shors, Ph.D.	76,500	249,000	325,500	1.8%

All directors and executive officers as a group (12 persons)	821,732	1,341,182	2,162,914	11.2%

5% Beneficial Holders:

Mario J. Gabelli(2)	1,686,471	0	1,686,471	9.4%
One Corporate Center
Rye, New York 10580-1435

Paulson & Co., Inc.(3)	1,629,326	0	1,629,326	9.0%
277 Park Avenue, 26th Floor
New York, NY 10172

Kopp Investment Advisors, Inc., et. al.(4)	1,443,019	0	1,443,019	8.0%
7701 France Avenue South, Suite 500
Edina, MN 55435

Biomet, Inc.(5)	1,417,421	0	1,417,421	7.9%
56 East Bell Drive
Warsaw, IN 46582

Roger E. King (6)	1,388,113	0	1,388,113	7.7%
1980 Post Oak Boulevard, Suite 2400
Houston, TX 77056

*	less than 1%
(1)	Percentage of beneficial ownership as of April 15, 2004, for each person includes shares subject to options exercisable within 60 days after April 15, 2004, as if such shares were outstanding on April 15, 2004.

(2)	According to a Schedule 13D, amended as of March 29, 2004, the shares listed include shares beneficially owned by Mr. Gabelli or entities under his direct or indirect control, including 917,435 shares beneficially owned by GAMCO Investors, Inc.; 106,000 shares beneficially owned by Gabelli Funds, LLC; 35,500 shares beneficially owned by MJG Associates, Inc.; 60,000 shares beneficially owned by Gabelli Advisors, Inc.; and 567,536 shares beneficially owned by Gabelli Securities, Inc. All such shares are also beneficially owned by Mr. Gabelli. According to the Schedule 13D, GAMCO has sole dispositive power over all, and sole voting power over 880,735, of the shares it beneficially owns, and each of the other Gabelli-controlled entities has sole dispositive and voting power over all of the shares it beneficially owns.

(3)	Based on Schedule 13G filed by Paulson & Co., Inc. on April 2, 2004. Paulson & Co., Inc. has sole voting power and sole dispositive power over all of the shares. Paulson & Co., Inc., an investment advisor, disclaims beneficial ownership of these shares.

(4)	Based on Amendment No. 4 to Schedule 13G filed on January 28, 2004, by Kopp Investment Advisors, LLC on behalf of Kopp Investment Advisors, LLC, Kopp Holding Company, Kopp Holding Company LLC and LeRoy C. Kopp. Kopp Investment Advisors, LLC owns 1,348,019 shares, of which it holds sole voting power over 1,130,069 shares, sole dispositive power over 400,000 shares and shared dispositive power over 883,019 shares. Kopp Investment Advisors, LLC is a wholly-owned subsidiary of Kopp Holding Company, LLC. LeRoy C. Kopp is the owner of an additional 160,000 shares and holds 100% of the outstanding capital stock of Kopp Holding Company.

(5)	Based on Schedule 13D filed by Biomet, Inc. on March 17, 2004. These shares represent the aggregate number of shares of common stock of Interpore International, Inc. subject to the Voting and Support Agreements dated March 7, 2004 between Biomet, Inc. and each of Daniel A. Funk, M.D., David C. Mercer, Joseph A. Mussey, Lewis Parker and Edwin C. Shors, Ph.D. (collectively, the “Stockholders”), whereby the Stockholders have agreed to vote for the merger with Biomet, Inc. and against any other acquisition proposal. 720,928 of the 1,417,421 shares of common stock are not currently issued and outstanding but only issuable upon the exercise of outstanding options held by the Stockholders which are either currently exercisable or exercisable within 60 days of March 7, 2004. Biomet, Inc. may be deemed to beneficially own these shares, over which it shares voting power with the stockholders. Biomet, Inc. disclaims beneficial ownership of these shares.

(6)	Based on information provided by Roger E. King. Includes 1,327,163 shares held by King Investment Advisors, Inc., for the benefit of its clients. King Investment Advisors, Inc. has sole voting power over 1,311,955 shares and has shared dispositive power over 1,327,163 shares. Mr. King is the President and Chief Investment Officer of King Investment Advisors, Inc., and as such exercises voting and investment control over shares held by King Investment Advisors, Inc.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Biomet is not a participant in the solicitation made by this proxy statement. Biomet does not have any interest in the solicitation other than as a result of its agreement to acquire all of the outstanding shares of Interpore common stock pursuant to the terms of the merger agreement.

WHERE YOU CAN FIND MORE INFORMATION

Interpore and Biomet file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Interpore and Biomet file with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. This proxy statement is dated May 17, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

By order of the board of directors

Richard L. Harrison

Secretary

Irvine, California

May 17, 2004

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

BIOMET, INC.,

LAKER ACQUISITION CORP. I

and

INTERPORE INTERNATIONAL, INC.

Dated as of March 7, 2004

-i-

-ii-

-iii-

Each of the terms set forth below is defined on the page number of this Agreement set forth opposite such term.

Defined Term	Page No.
1984 ISO Plan	6
1984 NSS Option Plan	6
1994 Option Plan	6
1995 Option Plan	6
2000 Equity Participation Plan	6
2003 Equity Participation Plan	6
Acquisition Agreement	28
Acquisition Proposal	27
Affiliated Group	18
Agreement	1
Audit Date	11
Bankruptcy and Equity Exception	9
Benefit Plans	12
Business Intellectual Property	18
Business Trade Secrets	21
By–Laws	2
Certificate	2
Certificate of Merger	1
Charter	2
Claims	35
Closing	1
Closing Date	1
Closing Parent Price	33
Code	5
Company	1
Company Adverse Recommendation Change	28
Company Balance Sheet	15
Company Disclosure Letter	5
Company ESPP	7
Company Filed Reports	11
Company Financial Advisor	22
Company Material Adverse Effect	6
Company Option	7
Company Permits	13
Company Reports	10
Company Rights	3
Company Rights Agreement	3
Company Stockholder Approval	9
Company Stockholders’ Meeting	29
Company Warrants	7
Confidentiality Agreement	43
Consultants Plan	6
Contracts	10
Copyrights	19
Costs	35
Cross/Danninger Plans	6
Determination Notice	27
DGCL	1

Defined Term	Page No.
Directors Plan	6
Dissenting Shares	3
Effective Time	1
Employees	11
Environmental Laws	16
ERISA	12
ERISA Affiliate	12
Exchange Act	9
Exchange Agent	3
Exchange Fund	3
Exchange Ratio	33
Excluded Share	2
Excluded Shares	2
FDA	4
GAAP	10
Governmental Entity	4
HSR Act	9
Indebtedness	25
Indemnified Parties	35
Intellectual Property	18
Intellectual Property Contracts	19
Interpore Plan	6
IRS	12
IT Assets	19
Knowledge	11
Law	4
Licensed Intellectual Property	19
Liens	7
Material Contracts	10
Merger	1
Merger Consideration	2
Merger Sub	3
Notice of Adverse Recommendation	28
Notice of Termination	39
Order	4
Owned Intellectual Property	19
Parent	1
Parent Counter Offer	39
Parent Material Adverse Effect	22
Patents	19
Pension Plan	12
Person	4
Preferred Shares	6
Proxy Statement	30
Real Property	14
Real Property Leases	14
Registered	19
Representatives	27
Sarbanes-Oxley Act	13
SEC	10
Securities Act	7

Defined Term	Page No.
Share	2
Shares	2
Stock Plans	7
Subsidiary	6
Suit	18
Superior Proposal	28
Suppliers	15
Surviving Corporation	1
Takeover Statute	16
Tax	18
Tax Return	18
Taxable	18
Taxes	18
Termination Conditions	39
Termination Date	38
Termination Fee	40
Trade Secrets	19
Trademarks	18
Voting and Support Agreement	1
Voting Debt	8

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of March 7, 2004, among Interpore International, Inc., a Delaware corporation (the “Company”), Biomet, Inc., an Indiana corporation (“Parent”), and Laker Acquisition Corp. I, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the respective boards of directors of each of Parent and the Company have determined that the Merger is advisable and in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are each simultaneously entering into a Voting and Support Agreement with Parent with respect to the approval of the Merger and certain restrictions on the transfer of securities of the Company (collectively, the “Voting and Support Agreement”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1        The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and (c) the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub. The Merger shall have the effects set forth in ARTICLES II, III and IV below and as specified in the DGCL.

1.2        Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois, as promptly as practicable (but in no event later than the third business day) after the satisfaction of all of the conditions set forth in ARTICLE VII (other than (i) those conditions that may be and are waived by the party or parties for whose benefit such conditions exist, and (ii) those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions) or (b) at such other place, time and/or date as the Company and Parent may agree in writing (the “Closing Date”).

1.3        Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS

OF THE SURVIVING CORPORATION

2.1        The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (the “Charter”), except that (a) Article I of the Charter shall read in its entirety as follows: “The name of the corporation is Interpore Spine Ltd.”, and (b) a new Article XII shall be inserted immediately following Article XI of the Charter, which Article XII shall be identical to the Eleventh Article of the certificate of incorporation of the Company as in effect on the date hereof.

2.2        The By-Laws. At the Effective Time, the by-laws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the by-laws of Merger Sub as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation (the “By-Laws”).

ARTICLE III

OFFICERS AND DIRECTORS

OF THE SURVIVING CORPORATION

3.1        Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2        Officers. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

4.1        Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders:

(a)        Merger Consideration. Subject to Sections 4.1(d), each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent or Shares that are owned by the Company or any direct or indirect subsidiary of the Company and, in each case, not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall automatically be converted into, and become exchangeable for $14.50 in cash, without interest (the “Merger Consideration”). At the Effective Time, all Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such Shares (other than Excluded Shares) shall thereafter cease to have any rights with respect to such Shares, except the right to receive upon surrender of such Certificate in accordance with Section 4.2(b) hereof, the Merger

Consideration issued in consideration therefore in accordance with this ARTICLE IV. The Company shall cause all Rights, as defined in the Rights Agreement dated as of November 17, 1998 between the Company and U.S. Stock Transfer Corporation, as rights agent (the “Company Rights Agreement”), (the “Company Rights”), to expire and the Company Rights Agreement to terminate effective immediately prior to the Closing and Effective Time hereunder.

(b)        Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be automatically cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c)        Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)        Dissenting Shares. Shares that have not been voted for adoption of this Agreement and with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares withdraws his demand for such appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) his demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be converted into and represent the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not make any payments with respect to, or compromise or settle, any demand for appraisal without the written consent of Parent. Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of Section 262 of the DGCL, to payment for such Dissenting Shares under the provisions of Section 262 of the DGCL shall receive payment thereof from the Surviving Corporation and such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

4.2        Exchange of Certificates for Shares.

(a)        Exchange Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, in trust with an exchange agent selected by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), cash sufficient to deliver the aggregate Merger Consideration. Such cash being hereinafter referred to as the “Exchange Fund”. Until terminated pursuant to Section 4.2(d), the Exchange Fund shall not be used for any purpose other than payment of the Merger Consideration. The Exchange Agent shall invest any funds held by it for purposes of this Section 4.2(a) as directed by Parent, on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 4.2(d). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit additional cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

(b)        Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares and Dissenting Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other customary provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as contemplated by this ARTICLE IV. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount (after giving effect to any required tax withholdings) of cash equal to the amount of Merger Consideration into which the number of Shares previously represented by such Certificate shall have been converted pursuant to Section 4.1(a) and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.2(b), each Certificate (other than those representing Excluded Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

For the purposes of this Agreement, (i) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, and (ii) the term “Governmental Entity” shall mean any foreign, federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority, agency or body, domestic or foreign, whether legislative, executive, judicial or otherwise, including, without limitation, the United States Food and Drug Administration (the “FDA”).

(c)        Transfers. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law (as defined below). If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE IV. The Merger Consideration delivered upon the surrender of Certificates in accordance with the terms of this ARTICLE IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

For purposes of this Agreement, “Law” shall mean any statute, law, ordinance, rule, regulation or Order of any Governmental Entity. “Order” shall mean any judgment, order, writ, preliminary or permanent injunction, award or decree of any Governmental Entity.

(d)        Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect to the Exchange Fund) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid and/or delivered to Parent. Any stockholders of the Company who have not theretofore complied with this ARTICLE IV shall thereafter look only to Parent for payment of any cash payable pursuant to Sections 4.1 and 4.2 upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any

other Person shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificate shall not have been surrendered (i) prior to seven years after the Effective Time or (ii) immediately prior to such earlier time when such amounts would otherwise escheat to or become the property of any Governmental Entity, any shares, cash, dividends and/or distributions in respect of such Certificate shall, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)        Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the delivery by such Person of an agreement of indemnification in form reasonably satisfactory to Parent, or the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which Shares theretofore represented by such Certificate shall have been converted pursuant to this ARTICLE IV upon due surrender of such Certificate.

(f)        Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Shares, options or other securities or rights immediately prior to the Effective Time, such amounts, if any, as the Surviving Corporation, Parent or the Exchange Agent shall be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Exchange Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1        Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered to Parent by the Company that is attached to this Agreement (the “Company Disclosure Letter”) (each exception disclosed in a section or subsection of the Company Disclosure Letter shall be deemed to be disclosed solely for purposes of the correspondingly numbered representation, warranty and covenant of this Agreement, except to the extent that the relevance of a disclosure in one subsection of the Company Disclosure Letter to another subsection of the Company Disclosure Letter is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)        Organization, Good Standing and Qualification. Each of the Company and each of its Subsidiaries (as defined below) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where failure to so qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws, each as amended to date. The Company’s and its Subsidiaries’ certificates of incorporation and by-laws so made available are in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

As used in this Agreement, the following terms shall be defined as follows:

“Subsidiary” shall mean, with respect to any Person, another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is directly or indirectly owned or controlled by such first Person or by one or more of its respective Subsidiaries or by such first Person and any one or more of its respective Subsidiaries

“Company Material Adverse Effect” shall mean a fact, event or circumstance which has had, or would reasonably be expected to have, together with all similar or related facts, events and circumstances, (i) a material adverse effect on the condition (financial or otherwise), value, business, properties, assets (including intangible assets), capitalization, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) an effect that would be reasonably likely to prevent the Company from consummating the Merger; provided, however, that any change, event or circumstance attributable to or arising from (A) changes or developments in (x) the industries in which the Company participates generally, (y) the financial, banking, currency or capital markets or the economy in general, or (z) Laws of general applicability (or interpretations thereof by Governmental Entities), which changes or developments, in each case, do not disproportionately affect the Company in any material respect; (B) the execution or announcement of this Agreement and the transactions contemplated by this Agreement, and (C) the actions of Parent, shall be excluded from the definition of “Company Material Adverse Effect.”

(b)        Capital Structure.

(i)        The authorized capital stock of the Company consists of 50,000,000 Shares and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Shares”). As of the close of business on the date hereof, (A) 17,986,712 Shares (excluding treasury shares) were issued and outstanding and 605,000 Shares were held in treasury, (B) no Preferred Shares were issued and outstanding or held in treasury, (C) 400,000 Shares were reserved for issuance pursuant to the Company’s 2003 Equity Participation Plan (the “2003 Equity Participation Plan”) and options with respect to 275,984 Shares were outstanding under the 2003 Equity Participation Plan, (D) 1,093,241 Shares were reserved for issuance pursuant to the 1995 Stock Option Plan (the “1995 Option Plan”) and options with respect to 1,091,378 Shares were outstanding under the 1995 Option Plan, (E) 300,000 Shares were reserved for issuance pursuant to the Stock Option Plan for Non-Employee Directors (the “Directors Plan”) and options with respect to 190,500 Shares were outstanding under the Directors Plan, (F) 287,500 Shares were reserved for issuance pursuant to the 1999 Consultants Stock Plan (the “Consultants Plan”) and options with respect to 30,000 Shares were outstanding under the Consultants Plan, (G) 834,129 Shares were reserved for issuance pursuant to the 2000 Equity Participation Plan (the “2000 Equity Participation Plan”) and options with respect to 521,879 Shares were outstanding under the 2000 Equity Participation Plan, (H) 393,385 Shares were reserved for issuance pursuant to the Amended and Restated Stock Option Plan of Interpore International, Inc. (the “Interpore Plan”) and options with respect to 238,300 Shares were outstanding under the Interpore Plan, (I) 366,588 Shares were reserved for issuance pursuant to the Cross Medical Products, Inc. Amended and Restated 1994 Stock Option Plan (the “1994 Option Plan”), the Danninger Medical Technology, Inc. Amended and Restated 1984 Non-Statutory Stock Option Plan (the “1984 NSS Option Plan”) and the Danninger Medical Technology, Inc. Amended and Restated 1984 Incentive Stock Option Plan (the “1984 ISO Plan” and, together with the 1994 Option Plan and the 1984 NSS Option Plan, the “Cross/Danninger Plans”, and the Cross/Danninger Plans together with the 2003 Equity Participation

Plan, the 1995 Option Plan, the Directors Plan, the Consultants Plan, the 2000 Equity Participation Plan, the Interpore Plan, the 1994 Option Plan, the 1984 NSS Option Plan and the 1984 ISO Plan will be herein referred to as the “Stock Plans”) and no options were outstanding under Cross/Danninger Plans, (J) 105,997 shares were reserved for issuance pursuant to the Amended and Restated Interpore International, Inc. Employee Qualified Stock Purchase Plan (the “Company ESPP”), (K) 175,000 Shares were reserved for issuance pursuant to warrants issued by the Company (the “Company Warrants”) and Company Warrants with respect to 175,000 Shares were outstanding, and (L) 4,406,000 shares of Company Preferred Stock were designated as Series A Junior Participating Preferred Stock, par value $0.01 per share, and were reserved for issuance upon the exercise of the Company Rights. Complete and correct copies of each Stock Plan, the Company Warrants and the Company Rights Agreement have been delivered to Parent. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of all outstanding (x) options to purchase Shares under the Stock Plans or otherwise (each a “Company Option”), including the holder, date of grant, expiration date, exercise price and number of Shares subject thereto and the Stock Plan under which it was issued, (y) Shares of restricted stock which are still subject to vesting, repurchase or forfeiture, including the holder, date of grant, vesting schedule and the Stock Plan under which such Shares were issued and (z) Company Warrants, including the holder, date of grant, expiration date, exercise price and number of Shares subject thereto.

(ii)        All of the outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the exercise of the Company Options and Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation, the Company’s by-laws or any contract to which the Company is a party or otherwise bound. All outstanding Shares, all outstanding Company Options, all outstanding Company Warrants, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other applicable Laws and (B) all requirements set forth in applicable Material Contracts (as defined in Section 5.1(d)(ii)). Except as set forth in Section 5.1(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(iii)        All of the outstanding shares of capital stock of or other ownership interests in each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), statutory preemptive rights or other encumbrances, including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest (other than any of such under the Securities Act of 1933, as amended, or the rules and regulations thereunder (the “Securities Act”) or any state securities laws). The Shares are traded on the NASDAQ National Market. No other securities of the Company are listed or quoted for trading on any United States domestic or foreign securities exchange or automated quotation system.

(iv)        Except as set forth in Section 5.1(b)(i) and 5.1(b)(iii), there are no outstanding (A) shares of capital stock, debt securities or other voting securities of the

Company or any of its Subsidiaries, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock, debt securities or other voting securities or ownership interests in any of the Company or its Subsidiaries, (C) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of the Company or its Subsidiaries or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any of the foregoing, (D) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or retire any outstanding securities of any of the Company or its Subsidiaries or to vote or dispose of any shares of the capital stock of the Company or its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or other entity, other than loans to Subsidiaries in the ordinary course of business. Other than its Subsidiaries, the Company does not own, of record or beneficially, any direct or indirect equity or other ownership interest in any Person or any right (contingent or otherwise) to acquire the same. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or securities convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”). Neither the Company nor any Subsidiary of the Company is a party to any agreement, arrangement or understanding, other than the Voting and Support Agreements, the Company Options and the Company Warrants, restricting the purchase or transfer of, relating to the voting of, requiring the registration of, or granting any preemptive or antidilutive rights or rights of first refusal with respect to, any capital stock of the Company or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Company or its Subsidiaries.

(v)        Neither the Company nor any of its Subsidiaries has any outstanding Indebtedness (defined below), other than as set forth in Section 5.1(b) of the Company Disclosure Letter.

As used in this Agreement, “Indebtedness” shall mean, at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA.

(c)        Corporate Authority; Approval and Fairness.

(i)        The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to, with respect to the

Merger, the affirmative vote of at least a majority of the outstanding Shares entitled to vote to approve and adopt this Agreement and the Merger (the “Company Stockholder Approval”). The Company Stockholder Approval is the only action of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)        The Board of Directors of the Company at a meeting duly called and held, has by unanimous vote of the directors, (A) approved and adopted this Agreement, the Merger, the Voting and Support Agreement and the other transactions contemplated hereby and thereby, which adoption has not been rescinded or modified, (B) determined that this Agreement, the Voting and Support Agreement, the Merger and the other transactions contemplated hereby and thereby are advisable and fair to and in the best interest of the Company and its stockholders, (C) resolved (subject to Section 6.3) to recommend this Agreement and the Merger to its stockholders for approval and adoption, and (D) directed that this Agreement and the Merger be submitted to its stockholders for consideration in accordance with this Agreement. The Company has received the opinion of its financial advisor, Piper Jaffray & Co., dated as of the date of this Agreement, to the effect that the Merger Consideration to be received in the Merger is fair from a financial point of view to holders of the Shares, subject to the qualifications set forth therein, a complete and correct signed copy of which opinion has been delivered to Parent.

(d)        Governmental Filings; No Violations; Certain Contracts.

(i)        Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (C) to comply with state securities or “blue-sky” laws, and (D) required to be made with the NASDAQ National Market, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, orders, permits, authorizations or other actions required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)        The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, result in a breach or violation of any provision of, or result in the imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to, result in a default (or an event which, with or without notice or lapse of time, or both, would result in a default) under, require any consent, waiver or approval under, give rise to a right of, or result in, any termination, cancellation, modification or acceleration of any right or obligation or loss of a benefit under (A) the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, (B) the terms of any note, bond, mortgage, deed of trust, indenture, lease, license, authorization, permit, concession, franchise, contract, arrangement, understanding, agreement or other instrument, obligation, condition or covenant (collectively, “Contracts”) pursuant to which there are obligations or commitments or consideration by any party thereto valued in excess of $250,000 in any year or in excess of $500,000 during the initial term thereof (collectively, “Material Contracts”) to which the Company or any of its Subsidiaries is a party or bound or to which its or their property or assets is subject, or (C) any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets or any Order of any Governmental Entity, arbitrator or other authority having jurisdiction over the Company or any of its Subsidiaries or any of its or their properties or assets; except in the case of clause (C), for such conflict, breach, violation or imposition that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.1(d) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement. Each of the Material Contracts of the Company and its Subsidiaries is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)        Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition contract or other Contract that purports to limit in any respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(e)        Company Reports; Financial Statements. The Company has filed, in a timely manner, with the Securities and Exchange Commission (the “SEC”) and made available to Parent all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be so filed by the Company since January 1, 2001, other than the Proxy Statement (collectively, including any such reports filed subsequent to the date hereof and as amended, the “Company Reports”). As of their respective dates, the Company Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company Reports contained, and no Company Reports filed with the SEC subsequent to the date hereof will contain, as of their respective dates, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company Report filed with the SEC prior to the date hereof. No Subsidiary of the Company is required to make any filings with the SEC. The consolidated financial statements of the Company included in the Company Reports comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present (subject, in the case of an unaudited financial statement, to normal recurring audit adjustments not material in amount), or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and consolidated statements of operations and statements of cash flows for the periods then ended, in each case in accordance with generally accepted accounting principles consistently applied (“GAAP”) during the periods involved. The Company has heretofore made available to Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act and (ii) the Company Reports themselves. The Company has responded to all comment letters of the staff of the SEC relating to the Company Reports and the SEC has not asserted that any of such responses is inadequate, insufficient or otherwise non-responsive. The Company has heretofore made available to Parent true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2001.

(f)        Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof (the “Company Filed Reports”) and except as disclosed in this Agreement, since December 31, 2003 (the “Audit Date”) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice. Except as disclosed in the Company Filed Reports, since the Audit Date there has not been (i) a Company Material Adverse Effect or any development or combination of developments of which the Company has Knowledge (as defined below) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance which has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or (iii) any action taken by the Company or its Subsidiaries which, if taken after the date hereof would constitute a breach of any provision set forth in Section 6.1 hereof.

As used in this Agreement, with respect to the Company, “Knowledge” or any similar formulation of knowledge shall mean the actual knowledge of David C. Mercer, Joseph A. Mussey, Richard L. Harrison, M. Ross Simmonds, Philip A. Mellinger and Edwin C. Shors.

(g)        Litigation and Liabilities. Except as and to the extent disclosed in the Company Filed Reports, neither the Company nor any of its Subsidiaries has any (i) civil, criminal or administrative actions, suits, claims, litigation, hearings, investigations or other governmental or judicial proceedings, investigations or arbitrations pending or, to the Knowledge of the Company, threatened against the Company or any of its affiliates or any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ current or former directors or officers or any other Person whom the Company or any of its Subsidiaries has agreed to indemnify, (ii) outstanding Orders of any Governmental Entity against the Company, its Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ current or former directors or officers or any other Person whom the Company or any Subsidiary has agreed to indemnify, or (iii) obligations or liabilities of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed (including those relating to matters involving any environmental and occupational safety and health matters, or any other facts or circumstances of which the Company has Knowledge that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its affiliates), except those which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, in the cases of (i) and (iii), those arising in the ordinary course of business consistent with past practice. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Contract (including without limitation any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or its Subsidiaries’ published financial statements.

(h)        Employee Benefits.

(i)        All benefit and compensation plans, Contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) or current or former directors of the Company and its Subsidiaries or with respect to which the Company or any Subsidiary has any liability, including, but not limited to,

“employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, (the “Benefit Plans”) are listed in Section 5.1(h) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed in Section 5.1 of the Company Disclosure Letter, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided to Parent.

(ii)        All Benefit Plans are in compliance in all material respects with their terms and with applicable Laws, including without limitation ERISA and the Code. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received or will timely file for a favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii)        Neither the Company, nor any of its Subsidiaries nor any entity which is considered one employer with the Company or any Subsidiary under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to, has any liability with respect to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the Company’s audited financial statements. No Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

(iv)        There is no material pending or, to the Knowledge of the Company or the officers of any Subsidiary, threatened, litigation relating to the Benefit Plans.

(v)        Since the Audit Date, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by the Company or its Subsidiaries or promotions of existing employees in the ordinary course of business consistent with past practice. Except as specifically noted in Section 5.1(h) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, result in the acceleration or lapse of any repurchase right, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans, or (D) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(vi)        Neither the Company nor any of its Subsidiaries maintains any Benefit Plans outside of the United States.

(i)        Compliance with Laws; Permits.

(i)        Neither the Company nor any of its Subsidiaries is in violation or default of or has violated (A) any provision of its certificate or by-laws, in any material respect, or (B) any Laws of any Governmental Entity, arbitrator or other authority having jurisdiction over the Company or such Subsidiary or any of its properties, as applicable, except in the case of (B), for any such violation or default that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries possess all licenses, certificates, permits, approvals, registrations and other authorizations of all Governmental Entities necessary to conduct their respective businesses, other than any such license, certificate, permit, approval, registration or other authorization required in connection with the consummation of the transactions contemplated by this Agreement (the “Company Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such license, certificate, permit or authorization, except where the failure to possess, or the suspension, cancellation, revocation or modification of, or failure to be valid or in full force and effect, of any of the Company Permits, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply which are, in the aggregate, immaterial.

(ii)        The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act, (B) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market, Inc.’s National Market. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Subsidiary of the Company has made any loans to any executive officer or director of the Company or any of its Subsidiaries. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has heretofore made available to Parent true, correct and complete copies of all such disclosures to the Company’s auditors and audit committee of the

Board of Directors. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Exchange Act.

(j)        Contracts. Each material Contract (including all Material Contracts) to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound is valid, binding and enforceable and in full force and effect with respect to the Company or its Subsidiaries and, to the Knowledge of the Company, with respect to the other parties thereto, except where the failure thereof would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under any Material Contract, and, to the Knowledge of the Company, there are no defaults thereunder, except for those defaults that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than any Contract among only the Company and/or any wholly-owned Company Subsidiary, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that materially limits the ability of the Company or any of its Subsidiaries to compete in or conduct any material line of its business or compete with any person or in any geographic area or during any period of time.

(k)        Transactions with Affiliates. Except to the extent disclosed in the Company Filed Reports, there are and have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the affiliates of the Company (other than wholly-owned Subsidiaries of the Company), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(l)        Title to Properties; Encumbrances.

(i)        Section 5.1(l) of the Company Disclosure Letter sets forth a list of all the real property (“Real Property”) which is owned in fee by the Company or its Subsidiaries. The Company or its Subsidiaries, as the case may be, has good, marketable and insurable title to the Real Property. Except as otherwise disclosed in Section 5.1(l) of the Company Disclosure Letter, the Real Property and Real Property Leases (as defined below) are free and clear of all Liens, other than any Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)        The Company has heretofore delivered to Parent a true, correct and complete copy of all leases and subleases (“Real Property Leases”) under which the Company or its Subsidiaries has the right to occupy space, including all amendments thereto. All Real Property Leases are legal, valid, binding obligations of the Company or its Subsidiaries, as applicable, and enforceable against the Company and its Subsidiaries, as applicable, in accordance with their terms. Other than any defaults that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the tenant’s use of the leased premises under each Real Property Lease, (A) neither the Company nor any of its Subsidiaries is in breach or default under any Real Property Leases and (B) to the Knowledge of the Company and its Subsidiaries, there are no existing defaults or any condition or event which with the giving of notice or lapse of time would constitute a default, by the Company or any of its Subsidiaries thereunder.

(iii)        Except as set forth in Section 5.1(l) of the Company Disclosure Letter, neither the Company nor any Subsidiary owns or holds, nor is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property and the Real Property Leases or any portion thereof or interest therein.

(iv)        Except with respect to Intellectual Property, the rights, properties and other assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and other assets necessary to permit the Company and its Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

(v)        The Company’s and its Subsidiaries’ possession and quiet enjoyment of the Real Property under the Real Property Leases has not been disturbed, and to the Knowledge of the Company there are no disputes with respect to the Real Property Leases, other than any disputes that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the tenant’s use of the leased premises under each Real Property Lease. No security deposit or portion thereof deposited with respect to each Real Property Lease has been applied in respect of a breach or default under such Real Property Lease without such security deposit being returned to its value prior to such breach or default. The other party to each Real Property Lease is not an affiliate of, nor otherwise has an economic interest in, the Company or its Subsidiaries. The Company and its Subsidiaries have not subleased, licensed or otherwise granted any third party the right to use or occupy the Real Property under the Real Property Leases. The Company and its Subsidiaries have not collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(m)        Major Suppliers. The Company Disclosure Letter sets forth the ten largest suppliers of the Company in terms of costs recognized for the purchase of products or services during the fiscal year ended on the Audit Date (the “Suppliers“). As of the date of this Agreement, the Company has not received any written or oral notice from any of the Suppliers of a plan or intent to, and to the Knowledge of the Company none of the Suppliers plan or intend to, terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its products to or services to the Company.

(n)        Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Company Stockholders’ Meeting (defined in Section 6.4) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement, the Company shall notify Parent in writing. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information or statements with respect to Parent and its Subsidiaries supplied by or on behalf of Parent in writing specifically for inclusion therein.

(o)        Company Rights Agreement. The Company has taken all action so that the execution of this Agreement and the Voting and Support Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Company Rights Agreement or enable, require or cause the Company Rights to be exercised, distributed or triggered. The Company has delivered to Parent and Merger Sub true, complete and correct copies of the Company Rights Agreement.

(p)        Inventory. All inventory, whether reflected on the balance sheet of the Company dated December 31, 2003 set forth in Section 5.1(p) of the Company Disclosure Letter

(including the notes thereto) (the “Company Balance Sheet”) or subsequently created or acquired, has been created or acquired in the ordinary course of business and, except as provided in the Company’s inventory reserves as of the date hereof, is suitable, usable, or saleable for the purposes for which it is intended. All inventory has been valued on the Company Balance Sheet based on the lower of market value or the Company’s cost of the inventory. The markdowns and provisions for obsolescence and shrinkage reflected on the Company Balance Sheet have been fairly determined consistent with past practices in accordance with GAAP. The reserve for obsolescence and shrinkage reflected on the Company Balance Sheet has been fairly determined consistent with past practices in accordance with GAAP and is adequate in all material respects to provide for excess, slow moving, obsolete, defective, damaged or missing inventory.

(q)        Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and by-laws is, or at the Effective Time will be, applicable to this Agreement, the Voting and Support Agreement, the Company, the Shares, the Merger or the other transactions contemplated hereby or thereby. The Company has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, the Voting and Support Agreement or the consummation of the transactions contemplated hereby and thereby.

(r)        Environmental Matters. The Company and its Subsidiaries are (i) in compliance in all material respects with any and all applicable foreign, federal, state and local laws (including common law obligations) and regulations relating to the protection of human (including worker) health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, noise, odor or radiation (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability in connection with any presence, handling, disposal or release of, or exposure to, hazardous or toxic substances or wastes, pollutants or contaminants. Neither the Company nor any of its Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or has received notice of any similar status under any other Environmental Law. Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed persons to any hazardous or toxic substances or wastes, pollutants or contaminants, noise, odor or radiation in a manner that has given or will give rise to material liabilities under Environmental Laws. The Company has furnished to the Parent all environmental reports, audits and other material information in its possession or control relating to environmental, health and safety matters. Neither the Company nor any of its Subsidiaries has manufactured, sold, used or handled material or products containing asbestos.

(s)        Taxes.

(i)        The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them, either separately or as a member of an Affiliated Group (as defined below), and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid all Taxes (as defined below) that are required to be paid (whether or not required to be shown on any Tax Return) or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii)        As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)        Neither the Company nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither the Company nor any Subsidiary has filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any Subsidiary. Section 5.1(s) of the Company Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(iv)        The Company is a United States person as defined in Code § 7701(a)(30). The Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.

(v)        Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation, sharing, or similar agreement. Neither the Company nor any Subsidiary (A) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor any Subsidiary has ever been, nor will they be at the Closing, a United States Real Property Holding Corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(vi)        The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the latest Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the latest Company Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the latest Company Balance Sheet, neither the Company nor any Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

(vii)        Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes any (A) federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) liability of the Company for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of the Company for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person, (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, and (iii) the term “Affiliated Group” means an affiliated group as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

(t)        Labor Matters. No material labor problem or dispute with the employees of the Company or any of its Subsidiaries exists or, to the Knowledge of the Company, is threatened or imminent. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since inception of the Company, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

(u)        Insurance. The Company and each of its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are commercially reasonable and consistent with industry practice in the businesses in which they are engaged; all policies of insurance insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect and, in the reasonable judgment of senior management of the Company, are adequate to protect the properties and businesses of the Company and its Subsidiaries; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects and all premiums due thereunder have been paid; and there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Section 5.1(u) of the Company Disclosure Letter contains a correct and complete list and description of each insurance policy maintained by the Company and its Subsidiaries with respect to its properties, assets and businesses.

(v)        Intellectual Property. The following terms have the following meanings as used in this Section 5.1(v).

“Business Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property and any other Intellectual Property that is necessary for the conduct of the respective businesses of the Company and its Subsidiaries.

“Intellectual Property” means all intellectual property rights in any jurisdictions around the world, in and to (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) confidential and proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) all other intellectual property, proprietary or equivalent rights to any of the foregoing.

“Intellectual Property Contracts” means all agreements concerning the Business Intellectual Property to which the Company or its Subsidiaries is a party, including without limitation agreements granting the Company or its Subsidiaries rights to use the Licensed Intellectual Property, nonassertion agreements, settlement agreements, agreements granting rights to use Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements and Trademark consent agreements.

“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Licensed Intellectual Property” means Intellectual Property that the Company or its Subsidiaries are licensed or otherwise permitted by other Persons to use.

“Owned Intellectual Property” means Intellectual Property owned by the Company or its Subsidiaries.

“Registered” means issued, registered, renewed or the subject of a pending application.

(i)        Section 5.1(v)(i) of the Company Disclosure Letter sets forth a true and complete list and summary description of: (A) all of the Registered Trademarks, Patents and Copyrights of the Company and its Subsidiaries; (B) unregistered Trademarks of the Company and its Subsidiaries that are material to the conduct of their respective businesses as presently conducted; (C) Internet domain names used by the Company or any of its Subsidiaries, and (D) unregistered Copyrights owned or held by the Company or any of its Subsidiaries that are material to the conduct of their respective businesses as presently conducted.

(ii)        All Owned Intellectual Property is owned exclusively by the Company and its Subsidiaries; all Registered Owned Intellectual Property is validly filed, subsisting and enforceable, and all other material Owned Intellectual Property is enforceable, and none has been cancelled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company’s or its Subsidiaries’ rights thereto. All necessary registration, maintenance and renewal fees currently due in connection with such Registered Owned Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Owned Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Owned Intellectual Property. The Company and each of its Subsidiaries has taken all commercially reasonable steps to maintain and protect the Business Intellectual Property which it owns and uses, and there is no action which if not taken within sixty days of the Closing Date could reasonably and materially impair any of the Business Intellectual Property of the Company or any of the Subsidiaries. To the Company’s Knowledge, all material Licensed Intellectual Property is the subject of a valid license to Company or its Subsidiaries as applicable, is subsisting and enforceable, and none has been cancelled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company’s or its Subsidiaries’ rights thereto, except as would not be material to the business of the Company.

(iii)        No suit, action, reissue, reexamination, public protest, interference, opposition, cancellation or other proceeding (collectively, “Suit”) is pending concerning any claim that the Company or its Subsidiaries have violated any Intellectual Property rights. No claim has been threatened or asserted (including any demand or request that the Company or any of its Subsidiaries license any rights from a third party, or identifying any third party Intellectual Property rights in relation to any products of or processes used by the Company or any of its Subsidiaries) against the Company or its Subsidiaries or any of their indemnitees for violation of any Intellectual Property rights. The Company and its Subsidiaries and the current and proposed conduct of their respective businesses have not infringed or misappropriated any Intellectual Property Rights.

(iv)        No Suit is pending concerning any Intellectual Property Contract, including any Suit concerning any claim that the Company or its Subsidiaries or, to the Company’s Knowledge, another Person has breached any such Intellectual Property Contract. No claim has been threatened or asserted in writing that the Company or its Subsidiaries, or, to the Company’s Knowledge another Person, has breached any material Intellectual Property Contract. To the Company’s Knowledge, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material breach or default by the Company or its Subsidiaries or another Person under any material Intellectual Property Contract. No party to any material Intellectual Property Contract has given the Company or its Subsidiaries notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any such Intellectual Property Contract. Following the Effective Date, the Surviving Corporation will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under such Intellectual Property Contracts to the same extent the Company and the Subsidiaries would have been able to, had the transactions contemplated by this Agreement not occurred, and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any Subsidiary would otherwise be required to pay.

(v)        No Suit is pending concerning any Owned Intellectual Property, including any Suit concerning a claim that any Owned Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company or its Subsidiaries. No such claim has been threatened or asserted to or against the Company. To the Company’s Knowledge, no valid basis for any such Suits or claims exists.

(vi)        To the Company’s Knowledge, no Suit is pending concerning any material Licensed Intellectual Property, including any Suit concerning (i) a claim that such Licensed Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable; or (ii) the Company’s or its Subsidiaries’ use of or rights to such Licensed Intellectual Property. To the Company’s Knowledge, no such claim has been threatened or asserted to any officer, director or legal representative of the Company.

(vii)        To the Company’s Knowledge, no Person is violating any of the Company’s or its Subsidiaries’ rights in the Business Intellectual Property that shall have a Company Material Adverse Effect.

(viii)        The Company and its Subsidiaries own or otherwise have the right to use pursuant to a valid license sufficient for the Company’s and its Subsidiaries’ use, all Business Intellectual Property used or contemplated to be used by the Company and its Subsidiaries, including, without limitation, all material software currently used by the Company or any of its Subsidiaries. Except as indicated in Section 5.1(v)(viii) of the Company Disclosure Letter, all such rights that are owned by the Company or its Subsidiaries are free of all Liens (excluding licenses granted in the ordinary course) and all such rights shall survive the execution, consummation and performance of this Agreement unchanged. Neither the Company nor any Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Business Intellectual Property that is or was material Business Intellectual Property, to any third party.

(ix)        The Company and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets which are Business Intellectual Property (collectively, “Business Trade Secrets”). To the Company’s knowledge, its material Business Trade Secrets have only been disclosed or made accessible to Persons with a bona fide business purpose and need for receiving or accessing such information. Each such Person has executed a valid and appropriate confidentiality agreement in connection therewith. No one Person has knowledge of any material Business Trade Secrets that are not known by at least one other employee of the Company or its Subsidiaries or that are not reasonably documented and in the possession of the Company.

(x)        All of the IT Assets used or relied upon by the Company and its Subsidiaries is sufficient for the conduct of the Company’s and its Subsidiaries’ businesses as they are now and will be operated as of the Effective Date. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of its trade secret and confidential information contained within the IT Assets. The Company and its Subsidiaries have taken reasonable security measures to protect the operation of the material IT Assets consistent with industry practice. To the Company’s and Subsidiaries’ knowledge no Person has accessed any IT Assets without proper authorization.

(xi)        All Owned Intellectual Property has been exclusively developed either (A) internally by employees of the Company and its Subsidiaries working within the scope of their employment or (B) by third Persons pursuant to written work made for hire and assignment agreements placing ownership of such Owned Intellectual Property with the Company and its Subsidiaries. The Company and each of its Subsidiaries has entered into valid and enforceable written confidentiality agreements and valid and enforceable written proprietary rights agreements with all of its and their consultants, contractors, employees and independent consultants and contractors, to the extent that such employees and contractors have developed, modified, improved, enhanced or had access to the Business Intellectual Property, (i) assigning ownership to the Company or such Subsidiary of all Intellectual Property created or developed by (a) its or their employees within the scope of their employment (whether through assignment agreements or otherwise) or related to the business or research or development of the Company or its Subsidiaries or (b) contractors, consultants and independent contractors and consultants engaged by the Company or such Subsidiary and related to the business or research or development of the Company or its Subsidiaries; and (ii) requiring such employees, contractors, consultants and independent contractors and consultants to maintain the confidentiality of all Trade Secrets. True and complete copies of all such agreements have been provided to Parent; provided, however, to the extent necessary to protect the confidentiality of the Company’s trade secrets or confidential information, such copies, may have been redacted.

(w)        Regulatory Compliance.

(i)        To the Knowledge of the Company, all of the products sold by the Company and its Subsidiaries are classified as Class II Medical Devices (as defined in 21 C.F.R.). The Company and its Subsidiaries, and the products sold by the Company and its Subsidiaries, are in compliance in all material respects with all current and otherwise applicable statutes, rules, regulations, standards, guides or orders administered or issued by the FDA and all other Governmental Entities which have jurisdiction over the operations or products of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is aware of any actual or threatened enforcement action by the FDA or any other Governmental Entity which has jurisdiction over the operations of the Company and its subsidiaries, including any fines, injunctions, civil or criminal penalties, investigations or suspensions.

(ii)        All reports, documents, claims and notices required to be filed, maintained, or furnished to any Governmental Entity by the Company have been so filed, maintained or furnished, except where the failure to file, maintain, or furnish such documents would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii)        To the Company’s Knowledge, there are no facts which are reasonably likely to cause: (A) the recall or suspension of any product sold or intended to be sold by the Company or its Subsidiaries; (B) a change in the marketing classification or a material change in labeling of any such products or (C) a termination or suspension of marketing of any such products.

(iv)        Except as set forth on Section 5.1(w) of the Company Disclosure Letter, all labels for the Company’s products are in material compliance with all applicable FDA and similar federal, state, local and foreign requirements.

(x)        Intercompany Restrictions. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

(y)        Brokers and Finders. Neither the Company, its Subsidiaries nor any of their respective officers, directors or employees has employed or retained any banker, broker, financial advisor, finder or other such intermediary or incurred any liability for any brokerage or financial advisor fees, commissions or finder’s fees, in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Piper Jaffray & Co. as its financial advisor (the “Company Financial Advisor”). The Company has provided Parent with true and correct copies of all agreements between the Company and the Company Financial Advisor.

5.2        Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

(a)        Organization, Good Standing and Qualification. Parent is a corporation duly organized and validly existing under the laws of the State of Indiana, for which all required annual reports have been filed with the Indiana Secretary of State and for which no Articles of Dissolution appear as having been filed with the Indiana Secretary of State. Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has full corporate power and authority to own or lease, as the case may be, and to operate its properties and assets and conduct its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where failure to so qualify or to be in good standing is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent’s articles of incorporation and by-laws and Merger Sub’s certificate of incorporation and by-laws, each as amended to the date hereof. Parent’s articles of incorporation and by-laws are in full force and effect. Merger Sub is a newly formed corporation with no material assets or liabilities, except for liabilities arising under this Agreement. Prior to the Effective Time, Merger Sub will not conduct any business or activities, other than the issuance of stock to Parent.

As used in this Agreement, the term “Parent Material Adverse Effect” means a fact, event or circumstance which has had, or would reasonably be expected to have, together with all similar or related facts, events and circumstances, (i) a material adverse effect on the condition (financial or otherwise), value, business, properties, assets (including intangible assets), capitalization liabilities or results of operations of Parent and its Subsidiaries taken as a whole or (ii) an effect that would be reasonably likely to prevent the Parent from consummating the Merger; provided, however, that any change, event or circumstance attributable to or arising from (A) changes or developments in (x) the industries in which Parent participates generally, (y) the financial, banking, currency or capital markets or the economy in general, or (z) Laws of general applicability (or interpretations thereof by Governmental Entities), which changes or developments, in each case, do not disproportionately affect the Parent in any material respect; (B) the execution or announcement of this Agreement and the transactions contemplated by this Agreement, and (C) the actions of the Company, shall be excluded from the definition of “Parent Material Adverse Effect”.

(b)        Corporate Authority; Approval and Fairness.

(i) No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger or any of the other transactions contemplated hereby. Parent, as the indirect parent of Merger Sub, has taken or caused to be taken all corporate or stockholder action necessary to approve this Agreement, the Merger and the other transactions contemplated hereby, including actions necessary under applicable rules of the NASDAQ National Market. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii)        The Board of Directors of Parent (A) has approved and adopted this Agreement and the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified, (B) determined that this Agreement and the Merger are advisable and fair and in the best interest of Parent and its stockholders and (C) has received the opinion of its financial advisor, Robert W. Baird & Co. Incorporated, to the effect that the consideration to be paid by Parent in the Merger is fair to Parent from a financial point of view.

(c)        Governmental Filings; No Violations.

(i)        Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act and the Exchange Act, (C) to comply with state securities or “blue sky” laws, and (D) required to be made with the NASDAQ National Market, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, orders, permits, authorizations or other actions required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii)        The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, conflict with, result in a breach or violation or imposition of any Lien upon any property or assets of Parent or any of its Subsidiaries pursuant to, result in a default (or an event which, with or without notice or lapse of time, or both, would result in a default) under, require any consent, waiver or approval under, give rise to any termination, cancellation, modification or acceleration of any right or obligation or loss of a benefit under (A) the articles of incorporation or by-laws of Parent or the certificate of incorporation or by-laws of Merger Sub, or (B) the terms of any Material Contracts to which Parent or any of its Subsidiaries is a party or bound or to which it or their property or assets is subject, or (C) any Laws applicable to Parent or any of its Subsidiaries or their respective properties or assets of any court, Governmental Entity, arbitrator or other authority having jurisdiction over Parent or any of its Subsidiaries or any of its or their properties; except, in the case of clauses (B) and (C), for such conflict, breach, violation or imposition that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)        Sufficient Funds. As of the date hereof, Parent has access to and, at the Closing and at the Effective Time, Parent will have sufficient funds available to pay the Merger Consideration upon consummation of the Merger.

(e)        Brokers and Finders. Neither Parent, Merger Sub nor any of their respective officers, directors or employees has employed any broker, investment banker, financial advisor, finder or other such intermediary or incurred any liability for any brokerage or financial advisor fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Robert W. Baird & Co. Incorporated as its financial advisor.

(f)        Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Company Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement, Parent shall notify the Company in writing. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information or statements with respect to the Company and its Subsidiaries made or incorporated by reference therein supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

ARTICLE VI

COVENANTS

6.1        Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (which approval shall not be unreasonably withheld or delayed) and except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter):

(a)        the business of it and its Subsidiaries shall be conducted in the ordinary course consistent with past practice, and it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) preserve its present business organization substantially intact, (ii) maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees, business associates and other third parties with which the Company has material business relations consistent with past practice, (iii) keep available the services of its current officers and key employees, and (iv) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including without limitation, all material licenses and permits that are required for the Company or any of its Subsidiaries to carry on its business;

(b)        it shall not, and shall not permit any of its Subsidiaries to, and shall not commit to, (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its

Subsidiaries; (ii) amend its certificate of incorporation or by-laws or term of any outstanding security of the Company or its Subsidiaries; (iii) split, combine or reclassify any shares of capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, of the Company or any less-than-wholly-owned Subsidiary of the Company; (iv) declare, set aside or pay any dividend payable in cash, stock or property or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock, other than dividends by a direct or indirect wholly-owned Subsidiary of the Company to its parent; or (v) purchase, redeem or otherwise acquire, or modify or amend, or offer to redeem, purchase or otherwise acquire, or modify or amend, any Company equity or equity related securities or any equity or equity related securities of any of the Company’s Subsidiaries;

(c)        it shall not, and shall not permit any of its Subsidiaries to, and shall not commit to, offer, issue or sell, any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class, except that the Company may (i) issue up to 20,000 Shares pursuant to the Company’s Amended and Restated Employee Qualified Stock Purchase Plan dated November 13, 1998, (ii) issue Shares upon exercise of Company Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (iii) of this clause (c) or pursuant to the Company Warrants, or (iii) grant Company Options to purchase up to an aggregate of 57,500 Shares to non-employee directors for their attendance at board meetings, in accordance with the terms of the Directors Plan as in effect on the date hereof and consistent with past practice and with an exercise price per Share no less than the fair market value of a Share as of the date of grant;

(d)        it shall not, and shall not permit any of its Subsidiaries to, and shall not commit to, (i) other than in the ordinary and usual course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material property or assets (including capital stock of Subsidiaries of the Company); (ii) without prior written notice to Parent, make, authorize or commit or agree to make any capital expenditures or any obligations or liabilities in respect thereof, except for those which do not exceed $10,000; (iii) make, authorize or commit or agree to make any capital expenditures or any obligations or liabilities in respect thereof, except for those which do not exceed $25,000; (iv) acquire or propose to acquire (whether by merger, consolidation, purchase of equity or assets or otherwise) any assets or stock of or other interest in any other Person or entity, except in connection with capital expenditures permitted hereunder and except for acquisitions of inventory and other assets in the ordinary course of business; (v) make any loans, advances or capital contributions to, or investments in, any other Person (other than loans (not prohibited under Section 13(k) of the Exchange Act) to employees in the ordinary course of business consistent with past practice not to exceed $5,000 to any individual or $50,000 in the aggregate) or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, or incur (including by drawing upon the Company’s existing line of credit) or adversely modify any Indebtedness for borrowed money, or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (or incur or modify any other material liability), (vi) terminate, cancel or request any adverse change in, or agree to any adverse change in, any Material Contract to which the Company or any of its Subsidiaries is a party, or waive, release or assign any material rights, claims of benefits of the Company or any of its Subsidiaries thereunder, (vii) other than in the ordinary course of business consistent with past practice, enter into any new Contract, or fail to use reasonable business efforts to renew any Contract, to which the Company or any of its Subsidiaries is a party, which is material to the Company and its Subsidiaries taken as a whole; (viii) enter into any non-competition Contracts or other Contracts that purport to limit in any respect either the type of business in which it (or, after giving effect to the Merger, Parent or its

Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business; (ix) enter into any partnership, joint venture, strategic alliance, revenue or profit sharing agreement or similar arrangement with any Person; or (x) change or modify its line of business from the line of business in which it is engaged as of the date hereof or enter into any new line of business;

(e)        it shall not, and shall not permit any of its Subsidiaries to, and shall not commit to, (i) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Benefit Plans, except as provided in Section 6.1(c) and Section 6.10(a)(v), (ii) except in the ordinary course of business or as required by Law or the terms of any Benefit Plan, make any contribution to any existing Benefit Plan, (iii) grant any pension, retirement, severance, retention, change of control or termination pay or rights to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, or amend or modify the terms of any Company Option, except as required by Law, (iv) increase the salary, wage, bonus or other compensation or benefits of any directors, officers or employees, or consultants, except for (A) annual salary increases to non-executive employees made in the ordinary course of business consistent with past practice at the regularly scheduled times; provided that the aggregate dollar amount of such increases shall not exceed the corresponding amount for the calendar year 2003, and (B) subject to Section 6.1(c), the grant of options to non-employee directors of the Company pursuant to the Directors Plan, or (v) make payments or distributions (other than normal salaries) to or enter into any transaction with any affiliate of the Company, (vi) enter into any consulting agreement (A) with any consultant (other than surgeon consultants) providing for payments in excess of $50,000, or (B) with any surgeon consultant regardless of the amount of payments to be made thereunder, (vii) accelerate the payment of compensation or benefits to any director, officer, employee or consultant, except as required by applicable Law, agreements in effect as of the date of this Agreement or Section 6.10(a).

(f)        it shall not, and shall not permit any of its Subsidiaries to, and shall not commit to, (i) prior to consulting with Parent, commence any litigation or arbitration proceeding or any regulatory or other governmental action or proceeding with or before any Governmental Entity other than ordinary contract and commercial litigation that the Company does not reasonably expect to result in total costs to the Company in excess of $300,000, (ii) waive, release or assign any material rights or claims, or (iii) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, contingent, asserted, unasserted or otherwise), other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent in amount and kind with past practice, of claims, liabilities or obligations reflected in the Company’s most recent financial statements (including the notes thereto) filed with the Company Filed Reports prior to the date hereof or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(g)        it shall not, and shall not permit any of its Subsidiaries to, and shall not commit to, change its (i) methods or principles of accounting in effect at the Audit Date, except as required by changes in GAAP after the date of this Agreement, as concurred by its independent public accountants, or as required by applicable Law or by a Governmental Entity or (ii) fiscal year;

(h)        it and its Subsidiaries shall use commercially reasonable efforts to keep in place any material insurance policy naming it as a beneficiary or loss-payable payee; and

(i)        it shall not, and shall not permit any of its Subsidiaries to, agree, authorize, commit to do, enter into an agreement to do or publicly announce an intention to do any of the foregoing.

6.2        Other Actions. Except as required by Law, Parent, the Company and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that would reasonably be likely to, result in (i) any of the representations and warranties of such party set forth in this

Agreement that are qualified as to “materiality”, “Company Material Adverse Effect” or “Parent Material Adverse Effect” becoming untrue as of the Closing (for this purpose, without giving effect to any limitation as to any such representation or warranty being made as of the date of this Agreement), (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect as of the Closing (for this purpose, without giving effect to any limitation as to any such representation or warranty being made as of the date of this Agreement), or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

6.3        Acquisition Proposals.

(a)        The Company shall, and shall cause its Subsidiaries, and its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated immediately any activities, discussions or negotiations with any Persons that may be ongoing with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal (defined below). The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries, subject to the terms and conditions of such confidentiality agreements. As of the date hereof and prior to the Effective Time or earlier termination of this Agreement in accordance with Article VIII, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize any of their respective Representatives to, and the Company and each Subsidiary shall use their respective reasonable best efforts to cause the Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or take any other action to knowingly facilitate (including by way of furnishing information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding related to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any negotiations or discussions regarding an Acquisition Proposal or any inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (iv) amend or grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, that, with respect to a bona fide, unsolicited written Acquisition Proposal made after the date hereof that does not result from a breach of this Section 6.3, at any time prior to obtaining the Company Stockholder Approval, the Company shall be entitled to (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing provisions not less restrictive of such Person than those in the Confidentiality Agreement (defined in Section 9.7), provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, in each case commencing one business day after delivery of a written notice to Parent that it intends to furnish such information or enter into such discussions or negotiations (a “Determination Notice”), if (but only if) the Board of Directors of the Company has determined in good faith by the date on which the Determination Notice is given (A) after consultation with a financial advisor of nationally recognized reputation, that the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (defined below) and (B) after consultation with outside legal counsel, that the failure to provide such information or enter into such discussions or negotiations would present a reasonably substantial risk of a breach of the fiduciary duties of the Company’s Board of Directors to the Company’s stockholders under applicable Law. Without limiting the foregoing, it is agreed that any violation of any provision or term in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.3(a) by the Company. The Company agrees that it will take the necessary steps to promptly inform the Representatives of the Company and its Subsidiaries of the obligations undertaken in this Section 6.3 and in the Confidentiality Agreement.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or group relating to (i) any direct or indirect acquisition or purchase of greater than 50% of the total consolidated assets of the Company and its Subsidiaries taken as a whole or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning at least 15% of any class of equity securities of the Company or (iii) any merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction pursuant to which the stockholders of the Company immediately prior to such transaction would either (A) own less than 85% of any class of equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) receive consideration the value of which is 15% or more of the aggregate equity value of the Company immediately before giving effect to such transaction, in each case, other than the Merger. A “Superior Proposal” shall mean a bona fide, unsolicited written Acquisition Proposal made after the date hereof and not received in violation of Section 6.3(a), made by a Person other than Parent or Merger Sub, that provides for the acquisition, whether by merger, tender offer, exchange offer, business combination, asset purchase, recapitalization or similar transaction, of greater than 50% of all of the outstanding Shares or greater than 50% of the total consolidated assets of the Company (i) that is on terms which the Company’s Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable for the stockholders of the Company (in their capacity of stockholders) from a financial point of view than the transactions contemplated by this Agreement and any alternative proposed by Parent or Merger Sub in accordance with Section 0 hereof, (ii) which is reasonably likely to be consummated in a timely manner (taking into account the legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) and (iii) which is fully financed or reasonably capable of being fully financed (and, in either such case, is not subject to a financing contingency).

Neither the Board of Directors of the Company nor any committee thereof shall (x) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated hereby or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (x) being referred to as a “Company Adverse Recommendation Change”) or (y) prior to paying the Termination Fee to the Parent and terminating this Agreement pursuant to Section 8.3(c), approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.3(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, the Board of Directors of the Company may make a Company Adverse Recommendation Change if all of the following conditions in clauses (i) through (iii) are met:

(i)        the Company Stockholder Approval has not been obtained;

(ii)        the Company has provided to Parent three business days’ prior written notice (a “Notice of Adverse Recommendation”) which shall expressly state that it intends to effect a Company Adverse Recommendation Change and the manner in which it intends to do so; and

(iii)        the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that it is required to make a Company Adverse Recommendation Change in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law.

(b)        The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.3, promptly on the date of receipt thereof by the Company, any of its Subsidiary or their Representatives, the Company shall (i) advise Parent orally and in writing of any request for information or other inquiry that could reasonably be expected to lead to an Acquisition Proposal, or any Acquisition Proposal, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations (including any changes thereto) and (ii) promptly provide to Parent copies of any written materials (including written materials provided by email or otherwise in electronic format) received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussion or negotiations are taking place. The Company agrees that it shall keep Parent fully informed of the status and details (including amendment or proposed amendments) of any such request, Acquisition Proposal or inquiry and keep Parent fully informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal or inquiry. The Company shall provide Parent with 48 hours prior written notice (or such other prior notice as is reasonably practicable in light of notice of less than 48 hours provided to members of the Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

(c)        Subject to Section 6.9, nothing contained in this Section 6.3 shall prohibit the Company from (i) complying with Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors (after consultation with outside legal counsel), such disclosure would be required under applicable Law; provided however, that in no event shall the Company or its Board of Directors or committee thereof take, or agree or resolve to take, any action prohibited by this Section 6.3.

6.4        Company Stockholders’ Meeting. Prior to the termination of this Agreement in accordance with Article VIII, the Company shall take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to establish a record date for, duly call, give notice of, hold and convene a meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the Merger and shall, at the Company Stockholders Meeting, submit this Agreement for consideration and vote by the Company’s stockholders at such meeting. Subject to Section 6.3, the Company’s Board of Directors shall recommend to its stockholders the adoption and approval of this Agreement and the Merger and shall not amend, modify, withdraw, condition or qualify such recommendation and shall take commercially reasonable action to solicit such approval in accordance with applicable Law, rules of the NASDAQ National Market and the Company’s certificate of incorporation and bylaws (including, without limitation, including such recommendation in the Proxy Statement). Notwithstanding anything to the contrary in this Agreement, prior to the termination of this Agreement in accordance with Article VIII, the obligation of the Company to convene the Company Stockholders’ Meeting and to submit this Agreement for the consideration and vote of the Company’s stockholders at such meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement, proposal or communication to it of any Acquisition Proposal, or by any withdrawal or change of recommendation of the Company’s Board of Directors or committee thereof. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of the NASDAQ National Market and the Company’s certificate of incorporation and bylaws. Without the prior written consent of Parent, which shall not be unreasonably withheld, the approval and adoption of this Agreement and the Merger and the election of the directors of the Company (if the Company Stockholders’ Meeting constitutes the Company’s 2004 Annual meeting of stockholders) are the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting (other than matters incident thereto, including the adjournment of the Company Stockholders’ Meeting to solicit additional proxies in support of this Agreement). The Company shall not submit to the vote of its stockholders any Acquisition Proposal or propose to do so.

6.5        Filings; Other Actions; Notification.

(a)        As promptly as practicable after the date hereof, the Company shall, after consultation with Parent, prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and, in accordance with applicable Law, the Company shall promptly mail the Proxy Statement to its stockholders. The Proxy Statement and any amendment or supplement thereto shall include all information pertaining to the Company and the transactions contemplated hereby required by the Exchange Act for inclusion or incorporation by reference in the Proxy Statement. Company shall also, if required, mail to the Company’s stockholders, any amendment or supplement to the Proxy Statement which may become necessary.

(b)        No amendment or supplement to the Proxy Statement will be made by the Company without the prior approval of the Parent, which shall not be unreasonably withheld or delayed. Each party will advise the other party, promptly after it receives notice thereof, of any request by the SEC for amendment or supplement of the Proxy Statement or comments of the SEC thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, the Company or Parent discovers any information relating to itself, or any of its affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party that discovers such information shall promptly notify the other parties hereto and the parties shall jointly prepare an appropriate amendment or supplement describing such information which shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

(c)        Each of the Company and Parent shall, upon request by the other and subject to applicable Law, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

6.6        Reasonable Efforts; Notifications.

(a)        The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all required notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations required to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) using reasonable best efforts to cause the satisfaction of all conditions to Closing; provided, however, that nothing in this Section 6.6 shall require, or be construed to require, Parent to proffer to, or agree to, sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Without limiting the generality of the foregoing, each of Parent and the Company shall file any Notification and Report Forms and related materials that it may be required to file in connection with the transactions contemplated by this Agreement with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act as soon as practicable after the date hereof, but in no event later than 12 business days after the date hereof, shall each use its commercially reasonable efforts to obtain an early termination of the applicable waiting period, and shall each make as promptly as practicable, any submissions pursuant thereto that may be necessary, proper or advisable. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall (i) have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and (ii) consult with each other before meeting with, or engaging in any conference calls with, any antitrust agency to discuss the transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b)        The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement, including information relating to (i) the Company’s and its Subsidiaries’ licenses, certificates, permits or other authorizations from or of Governmental Entities and any applications relating thereto, unless the Company reasonably determines that furnishing such copies would violate the terms of a written confidentiality obligation of the Company to such third party or applicable Law, or (ii) any written claim by a third party that a Material Contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Nothing herein shall require any party to waive any substantial rights or agree to any substantial limitation on its (or the Surviving Corporation’s) operations or to divest itself of any assets or properties.

(c)        Each party hereto shall promptly advise the other parties hereto orally and in writing of any occurrence or existence of any event which makes or, with the passage of time or otherwise, is reasonably likely to make any representation or warranty made by such party contained herein untrue; provided however that the delivery of notice pursuant to this Section 6.6(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.7        Tax Covenants.

(a)        The Company shall prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Closing Date; provided, however, that Parent shall have a reasonable opportunity, beginning at least fifteen (15) days prior to the due date thereof, to review and comment on the form and substance of such Tax Returns.

(b)        All Contracts or intercompany account systems under which the Company or any of its Subsidiaries may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Company and each such Subsidiary on or prior to the Closing Date, and the Company and each Subsidiary shall thereafter be released from any liability thereunder.

(c)        Except in the ordinary course of business consistent with past practice (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company and its Subsidiaries), without obtaining Parent’s prior written consent, the Company shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any election in respect of Taxes, file any amended Tax Return, adopt or change any material accounting method or period in respect of Taxes, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, consent to any extension or waiver of any statute of limitation applicable to any material claim or assessment in respect of Taxes or surrender its rights to claim any refund in respect of Taxes.

6.8        Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers, employees, counsel, accountants, agents and other Representatives reasonable access, during normal business hours, to all of the properties, personnel, agents, books, Contracts and records of the Company and its Subsidiaries and, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by its officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

6.9        Publicity. The Company and Parent each shall consult with each other prior to issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement, and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, and shall not issue such press release or make any such public statement prior to such consultation except (i) as may be required by Law or by obligations pursuant to any listing agreement with or rules of the NASDAQ National Market and (ii) each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if previously approved by the other party) and do not reveal non-public information regarding the other party.

6.10        Benefits.

(a)        Stock Options and Warrants.

(i)        As of the date of this Agreement (or as soon as practicable after the date hereof), the Board of Directors of the Company or its Compensation Committee shall adopt such resolutions and take such other actions as may be required to effect the provisions of this Section 6.10(a)(i).

(A)        At the Effective Time, each Company Option which is held by a current member of the Board of Directors of the Company and which is outstanding under a Stock Plan immediately prior to the Effective Time, and each Company Warrant outstanding immediately prior to the Effective Time, shall be cancelled in exchange for a single lump sum cash payment equal to (subject to applicable withholding tax) the product of (I) the number of Shares subject to such Company Option or Company Warrant immediately prior to the Effective Time and (II) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option or Company Warrant immediately prior to the Effective Time; provided that, if the exercise price per Share of such Company Option or Company

Warrant is equal to or greater than the Merger Consideration, such Company Option or Company Warrant shall be cancelled or forfeited without any cash payment being made in respect thereof. The Surviving Corporation shall make the foregoing payment at, or as soon as practicable after, the Effective Time upon delivery by the holder of such Company Option or Company Warrant of the certificate or other documents representing such Company Option or Company Warrant.

(B)        Each Company Option which is held by any Person other than a current member of the Board of Directors of the Company and which is outstanding under a Stock Plan shall, at the Effective Time (I) with respect to the vested portion thereof, be cancelled in exchange for a single lump sum cash payment equal to (subject to applicable withholding tax) the product of (a) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option immediately prior to the Effective Time and (b) the number of Shares issuable upon exercise of the vested portion of such Company Option immediately prior to the Effective Time; provided that, if the exercise price per Share of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled or forfeited without any cash payment being made in respect thereof, and (II) with respect to the unvested portion thereof, be assumed by Parent and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Option, the number of shares of Parent Common Stock equal to the product of (a) the Exchange Ratio (as defined below) and (b) the number of Shares subject to the unvested portion of such Company Option immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the exercise price per Share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. The Surviving Corporation shall make the foregoing payment at, or as soon as practicable after, the Effective Time upon delivery by the holder of such Company Option of the certificate or other documents representing such Company Option.

The “Exchange Ratio” shall be defined as an amount equal to the Merger Consideration divided by the Closing Parent Price. The “Closing Parent Price” shall be defined as the amount equal to the average of the per share closing prices of the Parent Common Stock as reported by the NASDAQ National Market for the five trading days ending two trading days prior to the Closing Date, rounded to the fourth decimal point.

(C)        At or prior to the Effective Time, each of the Company and Parent shall make all necessary arrangements and take all necessary actions to cause the conversion and assumption of the unvested Company Options by Parent pursuant to Section 6.10(a)(i)(B). Except with respect to Company Options that accelerate in vesting pursuant to the specific terms of their respective option award agreements or the applicable Stock Plan, and except as provided in Sections 6.10(a)(i)(A) and 6.10(a)(i)(B)(I), the Company shall not take any actions that would result in the accelerated vesting or cashing out of any Company Options.

(ii)        Prior to the Effective Time, the Company shall take all commercially reasonable actions as may be required and permitted under applicable Law to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(iii)        The Board of Directors of the Company or its Compensation Committee shall take all action necessary to provide that immediately upon the expiration of the current Offering Period under the Company ESPP, the Company ESPP shall be terminated, or, if permitted under the terms of the Company ESPP, indefinitely suspended, and no further payroll deductions shall be permitted thereunder and no options shall be granted thereunder.

(iv)        If and to the extent the agreement, consent or approval of any holder of a Company Option or Company Warrant, or any participant under the Company ESPP, is required to implement the provisions of this Section 6.10(a), then the Company shall obtain all required agreements, consents and approvals from such holders prior to the Closing Date; provided that the Company shall not provide any consideration to holders of Company Options or Company Warrants to obtain their consent without the prior written consent of Parent.

(v)        At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section. No later than five business days after the Effective Time, Parent shall, in its sole discretion, either (A) file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form to register the shares of Parent Common Stock issuable upon the exercise thereof, and shall use its commercially reasonable efforts to cause such registration statement to be effective as soon as practicable after the Effective Time and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding or (B) issue shares of Parent Common Stock under an existing registration statement upon the exercise of such options.

(b)        Benefit Plans.

(i)        Following the Effective Time, Parent shall cause service performed by current employees for the Company and its Subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility and vesting, and for purposes of determining severance, vacation and other paid time off entitlements, under the benefit plans of Parent and its Subsidiaries in which employees of the Company participate to the extent such service was credited by the Company and its Subsidiaries under similar Benefit Plans. Notwithstanding the foregoing, nothing in this Section 6.10(b)(i) shall be construed to require crediting of service that would result in (A) duplication of benefits, (B) service credit for benefit accruals under a defined benefit pension plan, (C) service credit under a newly established plan for which prior service is not taken into account or (D) employer contribution for any 401(k) plan. In addition, nothing herein shall limit the ability of Parent to amend or terminate any of its welfare and pension benefit plans in accordance with their terms at any time.

(ii)        When employees of the Company become eligible to participate in a medical, dental or health plan of Parent, to the extent permissible under the applicable benefit plan, Parent shall cause each such plan to (x) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company and (y) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company plan prior to the Effective Time.

(iii)        Parent shall continue to provide automobile lease subsidies and/or related payments to the Company’s current and former officers in amounts no less than that provided by the Company to each such current or former officer immediately prior to the Effective Time until the later of (A) each such officer’s termination of employment with Merger Sub or Parent or (B) the expiration of the current lease term for such automobile.

(iv)        Prior to the Effective Time, the Company shall take all actions necessary to provide that as of the Effective Time, each participant in the Interpore International, Inc. Retirement Savings Plan (the “Company 401(k) Plan”) shall have a fully vested and non-forfeitable right in his or her matching contribution account under such plan.

(c)        The Company shall freeze participation under the Company’s 401(k) plan effective as of the Effective Time and Company employees shall be eligible to participate under Parent’s 401(k) plan beginning on the day following the Effective Time. Immediately following the Effective Time, employees of the Company and its Subsidiaries shall continue to participate in the welfare benefit plans in which they participated immediately prior to the Effective Time or the Parent may transition the employees of the Company and its Subsidiaries to other employee benefits that are comparable to those provided to Parent’s similarly situated employees. Nothing herein shall require Parent or Company to continue any particular Benefit Plan or prevent the amendment or termination thereof; provided, however, that Parent shall not take any action (by way of amendment, termination or otherwise) which is in violation of the terms of any Benefit Plan or applicable Law.

6.11        Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in ARTICLE IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.12        Indemnification; Directors’ and Officers’ Insurance.

(a)        For a period of not less than six years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, settlements, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Claims”), arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent and only to the extent permitted under applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the extent permitted under applicable Law; provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b)        Parent shall cause the Surviving Corporation to maintain the Company’s existing officers’ and directors’ liability insurance for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof, in which case Parent shall cause the Surviving Corporation to obtain in the aggregate as much comparable insurance as available for such amount.

(c)        If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer any of its material properties or assets to any Person, individually or in the aggregate, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or the Person acquiring such properties or assets shall assume, jointly and severally, all of the obligations set forth in this Section.

(d)        The provisions of this Section 6.12 are intended for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have had by contract or otherwise.

6.13        Takeover Statute.

(a)        Each of Parent, the Company and their respective Board of Directors shall take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby. If any Takeover Statute becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. In addition, the Company will not approve an Acquisition Proposal or a Superior Proposal for purposes of Section 203 of the DGCL.

(b)        Prior to the Effective Time, the Company shall not redeem the Company Rights or amend, modify (other than to delay any “distribution date” therein or to render the Company Rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the Company Rights Agreement.

6.14        Certain Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Merger or this Agreement, without the prior written consent of Parent. In addition, the Company shall not cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger, in each case, except to the extent otherwise permitted by this Agreement.

6.15        Confidentiality and Standstill Agreements. From the date hereof through the Effective Time, (a) the Company will not terminate, amend, modify or waive any provision of any confidentiality agreement, agreement by the Company not to acquire assets or securities of a third party or agreement by a third party not to acquire assets or securities of the Company to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to and in accordance with its terms and conditions and (b) the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including by obtaining injunctions to prevent any material breaches of such agreements of which the Company has Knowledge in any court of the United States of America or of any state having jurisdiction.

6.16        Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the

Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VII

CONDITIONS

7.1        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction of each of the following conditions:

(a)        Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law, the rules of the NASDAQ National Market and the certificate of incorporation and bylaws of the Company.

(b)        Governmental Consents and Approvals. All necessary consents and approvals of any Governmental Entity required for the consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)        Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement, and no Governmental Entity shall have instituted any proceeding seeking any such an Order; provided, however, that each of the parties shall have used reasonable best efforts to prevent the entry of such Order and to appeal as promptly as possible any Order that may be entered.

7.2        Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Parent:

(a)        Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) when made and at and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Adverse Effect” set forth therein), as of that date, except where the failure of such representations and warranties to be so true and correct would not, individually, or in the aggregate, result in or reflect a Company Material Adverse Effect). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b)        Performance of Obligations of the Company. The Company shall have complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c)        No Company Material Adverse Effect. Since December 31, 2003, there shall not have been any event or development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)        Dissenting Shares. The number of Dissenting Shares shall not exceed 6% of the Company’s issued and outstanding Shares.

(e)        Material Litigation. Since the date hereof, there shall not have been any new litigation matters or change in any litigation matters existing on the date hereof involving the Company and its Subsidiaries or any development or combination of developments with respect to any such litigation matters that, individually or in the aggregate, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)        Estoppel Certificates. The Company shall have obtained and delivered to Parent an estoppel certificate with respect to the Real Property Lease for the property located in Irvine, California; provided, however, that Parent and Merger Sub shall not assert this condition to closing if the failure of this condition to be satisfied is due to their failure to provide the information necessary to obtain such certificate.

(g)        FIRPTA Affidavit. The Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance satisfactory to the Parent.

7.3        Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) when made at and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”), as of that date, except where the failure of such representations and warranties to be so true and correct would not, individually, or in the aggregate, result in or reflect a Parent Material Adverse Effect). The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(b)        Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have complied in all material respects with all agreements, obligations and covenants required under this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

(c)        No Parent Material Adverse Effect. Since May 31, 2003, there shall not have been any event or development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION

8.1        Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, by mutual written consent of the Company, Parent and Merger Sub, which consent shall have been approved by action of their respective Boards of Directors.

8.2        Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company, by written notice to the other party, if:

(a)        whether before or after the Company Stockholder Approval, the Merger shall not have been consummated by October 1, 2004 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Termination Date;

(b)        the Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)        any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Company Stockholder Approval).

8.3        Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, by action of the Board of Directors of the Company if:

(a)        there has been a breach of any covenant or agreement made by Parent or Merger Sub in this Agreement such that the closing condition set forth in Section 7.3(b) would not be satisfied, or

(b)        there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement, such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of both (a) and (b), such breach or condition is not curable or, if curable, is not cured within 30 days after Parent receives written notice thereof from the Company, which notice shall state the Company’s intention to terminate this Agreement under Section 8.2(a) or (b) and the basis of such termination.

(c)        By the Company, if (i) all of the Termination Conditions (as defined below) have been satisfied and (ii) the Company has fulfilled its obligation to pay the Termination Fee to Parent under Section 8.5(c). As used in this Agreement, “Termination Conditions” shall be defined to mean:

(i)        the Company Stockholder Approval has not been obtained;

(ii)        a Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(iii)        the Company has (A) provided to Parent four business days’ prior written notice (a “Notice of Termination”) which shall expressly state (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Termination and a new four business day period) and the identity of the Person or group making the Superior Proposal and (3) that it intends to effect a termination of this Agreement and (B) made available to Parent all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal; Parent shall have the right, within 3 business days after receipt of a Notice of Termination, to make an offer relating to the acquisition of the

Company (a “Parent Counter Offer”), including by agreeing to accept the material terms of the Superior Proposal set forth in the Notice of Termination;

(iv)        the Board of Directors has determined in good faith after consultation with its outside legal counsel and financial advisors that a Parent Counter Offer is not at least as favorable to the Company’s stockholders as the Superior Proposal;

(v)        the Board of Directors of the Company has determined in good faith (after consultation with outside legal counsel) that it is required to terminate this Agreement and accept the Superior Proposal in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; and

(vi)        the Company shall have complied with Section 6.3 and shall not have breached in any material respect any of the other provisions set forth in Sections 6.4 and 6.5.

8.4        Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if:

(a)        prior to obtaining Company Stockholder Approval:

(i)        a Company Adverse Recommendation Change shall have occurred;

(ii)        the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby;

(iii)        a tender or exchange offer relating to any Shares will have been commenced and the Company will not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or

(iv)        an Acquisition Proposal is publicly announced, and the Company fails to issue, within ten business days after such Acquisition Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby;

(b)        the Company shall have breached any of its obligations under Section 6.3 in any material respect; or

(c)        if (i) there has been a breach of any covenant or agreement made by the Company in this Agreement such that the closing condition contained in Section 7.2(b) would not be satisfied, or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition contained in Section 7.2(a) would not be satisfied and, in the case of both (i) and (ii), such breach or condition is not curable or, if curable, is not cured within 30 days after the Company receives written notice from Parent, which notice shall state the Parent’s intention to terminate this Agreement under this Section 8.4(c) and the basis of such termination.

8.5        Effect of Termination and Abandonment.

(a)        In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives), provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

(b)        If this Agreement is terminated by Parent pursuant to Section 8.4(a) or, with respect to any breach of Section 6.3 which is not inadvertent, Section 8.4(b), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $8 million (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated in writing by the Parent.

(c)        If the Company elects to terminate this Agreement pursuant to Section 8.3(c), then the Company shall, as a condition precedent to such termination, pay Parent the Termination Fee, payable by wire transfer of immediately available funds to an account designated in writing by Parent.

(d)        In the event that an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b) or this Agreement is terminated by Parent pursuant to Section 8.4(c) and, within 12 months of the termination of the Agreement, the Company enters into an agreement providing for, or consummates, an Acquisition Proposal (other than a public by the Company of newly-issued securities that represent less than 30% of the outstanding capital stock of the Company as of the date hereof, the primary purpose of which is to raise capital) (whether or not such Acquisition Agreement related to an Acquisition Proposal that had been made or announced at the time of the termination of this Agreement), then the Company shall, upon the earlier to occur of such execution or consummation, pay Parent the Termination Fee, payable by wire transfer of immediately available funds to an account designated in writing by Parent.

(e)        If this Agreement is terminated by (i) Parent pursuant to Section 8.4(c) or (ii) the Company pursuant to Sections 8.3(a) or 8.3(b), then the non-terminating party shall promptly, but in no event later than two days after being notified of such by the terminating party, pay all of the charges and expenses, including those of the Exchange Agent, its financial advisors, attorneys, accountants and other advisors, incurred by the terminating party and its affiliates in connection with this Agreement and the transactions contemplated by this Agreement, not to exceed $2 million, payable by wire transfer of immediately available funds to an account designated in writing by the terminating party; provided that the Company shall not be obligated to pay any such costs and expenses under this Section 8.5(e) if the Company is required to pay a Termination Fee.

(f)        The Company acknowledges that the agreements contained in Sections 8.5(b), 8.5(c), 8.5(d) and 8.5(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee pursuant to Sections 8.5(b), 8.5(c) or 8.5(d), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as reported in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1        Survival. This ARTICLE IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. Except as set forth in the immediately preceding sentence, all representations, warranties, covenants and agreements in this Agreement shall not survive the termination of this Agreement or the consummation of the Merger.

9.2        Modification or Amendment. Subject to the provisions of the applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by all of the parties hereto by their respective duly authorized officers.

9.3        Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

9.4        Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5        GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATED TO THE AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit, for themselves and their property, to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN

THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6        Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent or Merger Sub

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

Attention: Daniel P. Hann

Fax: (574) 372-1960

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, Illinois 60601

Attention: Richard W. Porter, P.C.

Fax: (312) 861-2200

if to the Company:

Interpore International, Inc.

181 Technology Drive

Irvine, California 92618

Attention: Chief Executive Officer

Fax: (949) 453-1884

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention: Charles K. Ruck, Esq.

Fax: (714) 755-8290

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7        Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Voting and Support Agreement, the Company Disclosure Letter and the most recent Confidentiality Agreement between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8        No Third Party Beneficiaries. Except as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9        Obligations of the Company. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11        Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.” This Agreement is the result of the joint efforts of Parent, Merger Sub and the Company, and each provision hereof has been subject o the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

9.12        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole and absolute discretion, any or all of its rights, interests and obligations hereunder to Parent or to any, direct or indirect, wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.13        Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

* * * * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BIOMET, INC.

By	/s/ DANE A. MILLER
	Name:	Dane A. Miller, Ph.D.
	Title:	President and Chief Executive Officer

LAKER ACQUISITION CORP. I

By	/s/ DANIEL P. HANN
	Name:	Daniel P. Hann
	Title:	Secretary

INTERPORE INTERNATIONAL, INC.

By	/s/ DAVID C. MERCER
	Name:	David C. Mercer
	Title:	Chief Executive Officer

ANNEX B

[LETTERHEAD OF PIPER JAFFRAY]

March 7, 2004

Personal and Confidential

Interpore International, Inc.

181 Technology Drive

Irvine, CA 92618-2402

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Interpore International, Inc. (the “Company”) of the Merger Consideration (as defined below) to be exchanged pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, Biomet, Inc. (“Acquiror”) and Laker Acquisition Corp. I (“Merger Sub”), a newly formed wholly-owned subsidiary of Acquiror. The Agreement provides for the merger (the “Merger”) of the Merger Sub with and into the Company pursuant to which, among other things, each share of common stock of the Company will be converted into the right to receive $14.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company which is contingent upon the consummation of the Merger. We will also receive a fee from the Company for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services. We have in the past performed other investment banking services for the Company and we provided financial advisory services to Cross Medical Products, Inc. in connection with its merger with Interpore International, Inc. in 1998 for which we received customary fees. We also provided financial advisory services to Acquiror in connection with its acquisition of Implant Innovations, Inc. in 1999 for which we received customary fees. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Acquiror for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We also provide research coverage relating to common stock of the Acquiror and the Company.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company publicly available or made available to us from internal records of the Company, including results for January and February 2004; (iii) reviewed and analyzed certain internal financial projections for the Company on a stand-alone basis prepared for financial planning purposes and furnished to us by the management of the Company; (iv) conducted discussions with members of the senior management of the Company, members of the Company’s Board of Directors, and Acquiror with respect to the business and prospects of the Company and Acquiror on a stand-alone basis and on a combined basis following the Merger; (v) reviewed the reported prices and trading activity of Company common stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies deemed by us to be comparable to the Company; (vii) reviewed the financial terms, to the extent publicly available, of certain

Interpore International, Inc.

Board of Directors

March 7, 2004

comparable merger transactions; and (viii) performed a discounted cash flows analysis for the Company on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

We have relied upon and assumed the accuracy and completeness of the financial, accounting and other information discussed with or reviewed by us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger, and with respect to financial forecasts relating to the Company reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s management. We express no opinion as to any financial forecasts or forward looking financial information of the Company or the assumptions on which they were based.

We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or alter the terms of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished with any such appraisals or valuations. The analyses performed by Piper Jaffray in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or such stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness, from a financial point of view, to holders of common stock of the Company of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or Acquiror’s ability to fund the Merger

Interpore International, Inc.

Board of Directors

March 7, 2004

Consideration. We express no opinion as to whether any alternative transaction might produce consideration for the Company’s stockholders in excess of the amount contemplated in the Merger. We were not requested to solicit, and we did not solicit, any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of common stock of the Company as of the date hereof.

Sincerely,

/s/ PIPER JAFFRAY & CO.

Piper Jaffray & Co.

ANNEX C

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of March 7, 2004 (this “Agreement”), by and between Biomet, Inc., an Indiana corporation (“Parent”), and [                     ] (“Stockholder”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Laker Acquisition Corp. I, a Delaware corporation (“Merger Sub”) and Interpore International, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Stockholder beneficially owns [            ] shares of common stock, par value $0.01 per share, of the Company (“Shares,” which Shares, together with any other shares of capital stock of the Company acquired by Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), are collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that Stockholder enter into this Agreement pursuant to which Stockholder shall, among other things, vote all of the Subject Shares in favor of the proposal to adopt the Merger Agreement;

NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.        Irrevocable Proxy.

(a)        Stockholder hereby irrevocably grants to, and appoints, Parent and any individual who shall be designated by Parent, as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Sections 4(a)(i) and 4(a)(ii) hereof.

(b)        Stockholder represents and warrants that all proxies (if any) given in respect of the Subject Shares on or before the date hereof (other than the proxy granted hereunder) are not irrevocable and that all such proxies are hereby revoked.

(c)        Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement. Stockholder hereby affirms that the proxy set forth in this Section 1 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms and that no subsequent proxies with respect to the Subject Shares shall be given (and if given shall not be effective). Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law, as amended (the “DGCL“). The power of attorney granted by Stockholder is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder.

(d)        The Stockholder hereby agrees that Parent and the Company are permitted to publish and disclose in the Form S-4 and Proxy Statement the identity of the Stockholder, his ownership of the Subject Shares and the nature of his commitments, arrangements and understandings under this Agreement.

SECTION 2.        Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a)        Ownership. Stockholder is the record or beneficial owner of, and has (and at all times during the term hereof will have) good, valid and marketable title to the Subject Shares, free and clear of all Liens (including any contractual restriction on the right to vote, sell or otherwise dispose of such Subject Shares), except as created by this Agreement. Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, other than the Subject Shares. Stockholder has the sole right and full and unrestricted power to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

(b)        Authority; No Conflict. Stockholder has all requisite power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provision of any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Stockholder or to any of Stockholder’s property or assets. There is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, to the Stockholder’s knowledge, threatened against him or any other Person, that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(c)        No Filings; Consents. No consents or approvals of or filings or registrations by or with respect to Stockholder with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 1(a) hereof.

SECTION 3.        Representations and Warranties of Parent. Parent is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Parent hereby represents and warrants to Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with and performance of the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or bylaws of Parent or any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Parent or any of Parent’s property or assets. There is no action, suit, investigation, complaint or other proceeding pending against Parent or, to Parent’s knowledge, threatened against it or any other Person, that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by Parent of its obligations under this Agreement.

SECTION 4.        Covenants of Stockholder. Stockholder agrees with Parent as follows:

(a)        Without in any way limiting Stockholder’s right to vote the Subject Shares in its sole discretion with respect to any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), with respect to the matters set forth below, Stockholder shall vote (or cause to be voted) the Subject Shares:

(i)        in favor of the Merger, the adoption by the stockholders of the Company of the Merger Agreement and approval of the other transactions contemplated by the Merger Agreement; and

(ii)        against (x) any Acquisition Proposal or any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantially all of the Company’s assets, sale or issuance of securities of the Company or any of its Subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries and (y) any amendment of the Company’s certificate of incorporation or bylaws or equivalent organizational documents or other proposal or transaction involving the Company or any of its Subsidiaries which amendment or other proposal or transaction would or would reasonably be expected to prevent, materially delay or result in a breach of any representation, warranty or covenant or any other obligation or agreement of the Company under or with respect to the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or by this Agreement.

(b)        Stockholder agrees not to transfer, sell, assign, exchange, pledge or otherwise dispose of (including by gift) or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares and shall not commit or agree to take any of the foregoing actions.

(c)        Stockholder shall be deemed to be a Representative at all times for purposes of Section 6.3 of the Merger Agreement (regardless of whether Stockholder is in fact a Representative at the relevant time) and shall comply with the terms of the third sentence of Section 6.3(a) of the Merger Agreement.

(d)        Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 262 of the DGCL or other applicable law in connection with the Merger.

SECTION 5.        Further Assurances. Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

SECTION 6.        Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any Person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Subject Shares or the acquisition of additional shares of common stock of the Company or other voting securities of the Company by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of common stock of the Company or other voting securities of the Company issued to or acquired or disposed of by Stockholder.

SECTION 7.        Stockholder Capacity. Stockholder enters into this Agreement solely in Stockholder’s capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of the Company, such Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by Stockholder in Stockholder’s capacity as an officer or director of the Company.

SECTION 8.        No Ownership Interest. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Parent shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

SECTION 9.        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 10.        Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earliest to occur of: (i) the mutual consent of the parties hereto, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with Article VIII thereof or (iv) an amendment to the Merger Agreement that provides for a reduction in the Merger Consideration; provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful breach of its covenants or a willful breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

SECTION 11.        General Provisions.

(a)        Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

(b)        Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(c)        Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties. All notices hereunder shall be delivered to Parent in accordance with Section 9.6 of the Merger Agreement and to Stockholder as set forth in the books and records of the Company (or at such other address for a party as shall be specified by like notice) .

(d)        Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the result of the joint efforts of Parent and Stockholder, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof. The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e)        Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(f)        Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

(g)        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(h)        Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby (i) submit to the jurisdiction of any federal or state court sitting in the State of Delaware, (ii) agree not to object to venue in such courts or to claim that such forum is inconvenient and (iii) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 11(c) hereof. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in Section 4 hereof shall be subject to the foregoing provisions of this Section 11(h).

(i)        Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If of any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BIOMET, INC.

By:

Name:

Its:

[ ]

Schedule of Parties to the Agreement

and

Beneficial Ownership

Name	Number of Shares Beneficially Owned as of March 7, 2004
Edwin C. Shors	325,500
Joseph A. Mussey	313,050
Daniel A. Funk M.D.	251,551
Lewis Parker	140,876
David C. Mercer	386,444

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS

PROXY

OF

INTERPORE INTERNATIONAL, INC.

June 18, 2004

This proxy is being solicited by the board of directors of Interpore International, Inc.

The undersigned, having read the Notice of Special Meeting of Stockholders and the Proxy Statement dated May 17, 2004, receipt of which are hereby acknowledged, hereby appoint(s) David C. Mercer and Joseph A. Mussey, and each of them, with full power and authority to act without the other and with full power of substitution, as proxies to represent and vote, as directed herein, all shares the undersigned is entitled to vote at the special meeting of stockholders of Interpore International, Inc. to be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626, on June 18, 2004 at 9:00 a.m, local time, and all continuations, adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes. Unless otherwise marked, the proxies are appointed with the power and authority to vote the undersigned’s shares “FOR” each of the proposals. Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

(continued, and to be signed and dated, on reverse side)

INTERPORE INTERNATIONAL, INC.

The Board of Directors recommends a vote FOR:

1.	Approval and adoption of the Agreement and Plan of Merger, dated as of March 7, 2004, by and among Interpore International, Inc., a Delaware corporation, Biomet, Inc., an Indiana corporation, and Laker Acquisition Corp. I, a Delaware corporation and a wholly owned subsidiary of Biomet.

FOR                  AGAINST                  ABSTAIN

2.	Any proposal presented by Interpore’s management to adjourn or postpone the special meeting to a later date, but in no event later than October 1, 2004, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the merger agreement.

FOR                  AGAINST                  ABSTAIN

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF.

NAME(S):

DATE:

NOTE:	Please sign your name exactly as it appears on your stock certificate(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full.